UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
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THE HOME DEPOT, INC.

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THE HOME DEPOT
PROXY STATEMENT
AND
NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 20, 2021
Virtual meeting at 9:00 a.m., Eastern Time
www.virtualshareholdermeeting.com/HD2021

INVESTOR FACTSHEET
Strategy
Our One Home Depot strategy aims to deliver shareholder value and grow our market share by providing best-in-class customer service through a seamless, interconnected shopping experience for our customers. We are continuously improving our online and in-store experience and providing enhanced training for our associates. In addition, to ensure we are the product authority in home improvement, we strive to provide unique and comprehensive product offerings, continued innovation, and exceptional convenience and value.
Shareholder Return Principles
Our first priority for our use of cash is investing in the long-term health and growth of our business, as reflected by our One Home Depot strategy. Our use of the remainder of our cash is guided by our shareholder return principles:
•Dividend Principle: Look to increase the dividend as we grow earnings
•Return on Invested Capital Principle: Maintain a high return on invested capital, benchmarking all uses of excess liquidity against value created for shareholders through share repurchases
•Share Repurchase Principle: After meeting the needs of the business, look to return excess cash to shareholders in the form of share repurchases
Fiscal 2020 Key Financial Performance Metrics

Sales	Operating Profit	ROIC*
$132.1 billion	$18.3 billion	40.8%
Increased $21.9 billion from fiscal 2019 due to pandemic-influenced outsized demand in home improvement	Increased $2.4 billion from fiscal 2019; includes approximately $2 billion of incremental compensation expense to support our associates	Compared to 45.4% in fiscal 2019, primarily due to the suspension of share repurchases from March 2020 through the end of the fiscal year to enhance liquidity

*    ROIC is defined as net operating profit after tax, a non-GAAP financial measure, for the most recent twelve-month period, divided by the average of beginning and ending long-term debt (including current installments) and equity for the most recent twelve-month period. For a reconciliation of net operating profit after tax to net earnings, the most comparable GAAP financial measure, and our calculation of ROIC, see “Non-GAAP Financial Measures” on page 30 of our 2020 Form 10-K.

DEAR FELLOW SHAREHOLDERS:
Fiscal 2020 was a year unlike any other in recent history, with the COVID-19 pandemic impacting our Company, customers, associates, and communities. As we navigated the challenges presented by the pandemic and civil unrest, the culture our founders instilled in the Company over 40 years ago served as our guide. Your Board remained highly engaged in its oversight and support of our response, allowing us to successfully operate our business while taking care of our customers and associates. We also believe our culture, together with our investments to create the One Home Depot experience, helped us execute on two key priorities: the safety and well-being of our associates and customers, and providing our customers and communities with the products and services they need. Our focus on these priorities was instrumental to our performance in Fiscal 2020 and ultimately to the creation of long-term value for our shareholders.
Effective Strategic Planning. We have seen significant demand for home improvement products during the COVID-19 pandemic. We have been able to meet this extraordinary demand and quickly adapt to shifts in consumer needs, preferences and behavior due in large part to our multi-year efforts to create the One Home Depot experience, our vision of an interconnected and frictionless shopping experience that allows our customers to engage with us seamlessly across multiple channels. The Board’s engagement with management helped to shape this strategic plan, which we first unveiled in 2017, and their oversight has helped to continue to refine it as the Company has progressed from ideation to implementation. In addition to validating the importance of the interconnected initiatives that underlie the One Home Depot experience, the pandemic led to extension of some initiatives and acceleration of others, as management and the Board took the opportunity to learn from the challenges and opportunities presented by this unprecedented environment and refine the Company’s strategy.
During Fiscal 2020, we announced several promotions and role progressions among our senior leadership team. Edward “Ted” Decker, most recently our Executive Vice President – Merchandising, became President and Chief Operating Officer, and Ann Marie Campbell, most recently Executive Vice President – U.S. Stores, became Executive Vice President – U.S. Stores and International Operations, as her role expanded to include responsibility for our operations in Canada and Mexico. Richard McPhail, our Executive Vice President and Chief Financial Officer, assumed additional responsibility for the Company’s corporate strategy and strategic business development.
Taking Care of Our People. Another critical aspect of our culture and strategy is taking care of our associates so that they can take care of our customers. More than ever, the COVID-19 pandemic put these values front and center, and we are proud of our efforts to support the safety and well-being of our customers and associates. We took a number of steps to adjust our store environment, facilities and operations to promote a safe shopping and working environment, which we continually adapted in light of evolving guidance and our learnings over the year. We also provided expanded pay and benefits to our associates, including additional paid time off and weekly bonuses, to help alleviate some of the challenges they were facing as a result of the pandemic. In the third quarter of Fiscal 2020, we began to transition from the temporary COVID-19 benefits to permanent compensation enhancements for our frontline, hourly associates, adding approximately $1 billion of incremental expense on an annualized basis. In total, we provided approximately $2.0 billion in enhanced pay and benefits for associates in Fiscal 2020. On top of these enhanced benefits, our non-management associates earned record Success Sharing bonus payments in Fiscal 2020 as a result of outstanding performance.
Engaging with Shareholders on ESG Matters. In Fiscal 2020, we continued our environmental, social and governance engagement outreach to our institutional shareholders. Feedback from those engagements, combined with the Company’s commitment to governance best practices, continues to drive action. Changes in Fiscal 2020 included enhanced disclosure of the racial, ethnic and gender diversity of our U.S. workforce, incorporating disclosure aligned with SASB and TCFD frameworks in our annual Responsibility Report, expanded disclosure of our government relations activity and related oversight, and amendments to our Nominating and Corporate Governance Committee charter to specifically address oversight of environmental, social and governance matters and Company political activity. We have also committed to disclosing the gender, ethnic and racial composition of our U.S. workforce from our consolidated EEO-1 report, starting in 2021. Diversity, equity and inclusion have long been a priority for us, and we took a number of additional steps in 2020 to further our efforts, including enhancing our Office of Diversity, Equity and Inclusion, expanding our support for community organizations that promote diversity, equity and inclusion, and requiring unconscious bias training for all associates. Going forward, we have identified several priorities designed to guide our efforts to enhance diversity, equity and inclusion, which we discuss in our 2020 Form 10-K.
Continually Evaluating Our Board. Over the last several years, the Board has actively focused on refreshment to align its strengths with the evolving retail landscape. This focus has led to the addition of six new directors in the past seven years. Collectively, these directors provide additional skills in the areas of e-commerce, IT and cybersecurity, strategic management, and customer experience, skill sets that are especially valuable as we implement our One Home Depot strategy and look toward future growth. The Board continues to assess its composition to ensure that it collectively has the skills needed to support strategic planning and provide effective oversight.
Underpinning all of these actions is a long-term commitment to our shareholders, which in turn is embodied in our business investment and shareholder return principles. Following these principles, we were able to return over $7 billion to our shareholders in Fiscal 2020 through dividends and share repurchases.
We hope you will be able to join us for our virtual 2021 Annual Meeting of Shareholders on Thursday, May 20, 2021. You will find information about the Meeting, including the matters to be voted on, in the enclosed Notice of Meeting and Proxy Statement. The Meeting will also include a report on the Company’s performance and operations and a question and answer session. While we had hoped to return to an in-person Annual Meeting in 2021, due to continuing COVID-19 concerns, we have decided to hold the meeting virtually again this year. On behalf of our approximately 500,000 associates and our Board, we thank you for your support of The Home Depot.
Sincerely,

Craig A. Menear	Gregory D. Brenneman
Chairman and Chief Executive Officer	Independent Lead Director

THE HOME DEPOT, INC. 2455 Paces Ferry Road Atlanta, Georgia 30339
NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 20, 2021
TIME:	9:00 a.m., Eastern Time
PLACE:
To support the health and well-being of our shareholders and associates, this year’s Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/HD2021. We are not holding an in-person meeting this year.

ITEMS OF BUSINESS:	(1)	To elect as directors of the Company the 12 persons named in the accompanying Proxy Statement for terms expiring at the 2022 Annual Meeting of Shareholders;

	(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2022;

	(3)	To cast an advisory vote to approve executive compensation (“Say-on-Pay”);

	(4)	To act on three shareholder proposals described in the Proxy Statement, if properly presented; and

	(5)	To transact any other business properly brought before the Meeting.

WHO MAY VOTE:	Shareholders of record as of the close of business on March 22, 2021 are entitled to vote.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2020 Annual Report are available on our Investor Relations website at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being sent to shareholders on or about April 5, 2021.

The enclosed Proxy Statement contains important information, including a description of the business that will be acted upon at the Meeting.
Attending the Virtual Meeting: Shareholders may attend the Meeting online, examine the list of shareholders, vote their shares electronically, and submit questions during the Meeting by visiting www.virtualshareholdermeeting.com/HD2021 and entering the 16-digit control number included in their proxy card, the Notice of Internet Availability, or the voting information form provided by their bank or broker. Online access to the Meeting will begin at 8:45 a.m., Eastern Time. If you encounter difficulties accessing the virtual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/HD2021. Prior to the Meeting, shareholders can vote at www.proxyvote.com using their 16-digit control number or by the other methods described in this Proxy Statement. Shareholders may also submit questions in advance of the Meeting via www.proxyvote.com.
For more information about our virtual Meeting, please see “About the 2021 Annual Meeting of Shareholders” beginning on page 67 of this Proxy Statement.

By Order of the Board of Directors,

Teresa Wynn Roseborough Corporate Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

The Home Depot 2021 Proxy Statement	i

COMMONLY USED OR DEFINED TERMS

TERM	DEFINITION
1997 Plan	1997 Omnibus Stock Incentive Plan
2020 annual meeting	Annual meeting of shareholders on May 21, 2020
2020 Form 10-K	Annual Report on Form 10-K as filed with the SEC on March 24, 2021
Board	Board of Directors of the Company
By-Laws	By-Laws of the Company (amended and restated effective February 28, 2019)
CDC	Centers for Disease Control and Prevention
CDP	The not-for-profit organization formerly known as the Carbon Disclosure Project
CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operating Officer
Company	The Home Depot, Inc. and its consolidated subsidiaries
Directors Plan	Nonemployee Directors’ Deferred Stock Compensation Plan
ESG	Environmental, Social and Governance
ESPP	Amended and Restated Employee Stock Purchase Plan
EVP-HR	Executive Vice President – Human Resources
Exchange Act	The Securities Exchange Act of 1934, as amended
FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718
FCPA	U.S. Foreign Corrupt Practices Act
Fiscal 2021	Fiscal year ended January 30, 2022
Fiscal 2020	Fiscal year ended January 31, 2021
Fiscal 2019	Fiscal year ended February 2, 2020
Fiscal 2018	Fiscal year ended February 3, 2019
Fiscal 2013	Fiscal year ended February 2, 2014
GRI	Global Reporting Initiative
HD Supply	HD Supply Holdings, Inc., acquired by the Company in December 2020
IT	Information technology
KPMG	KPMG LLP, the Company’s independent registered public accounting firm
LDC Committee	Leadership Development and Compensation Committee
Meeting	2021 Annual Meeting of Shareholders of the Company
MIP	Management Incentive Plan
MRO	Maintenance, repair and operations
NACD	National Association of Corporate Directors
NCG Committee	Nominating and Corporate Governance Committee
NEO	Named executive officer
Non-U.S. ESPP	Non-U.S. Employee Stock Purchase Plan
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
Omnibus Plan	Amended and Restated 2005 Omnibus Stock Incentive Plan
Pay Governance	Pay Governance LLC, the LDC Committee’s independent compensation consultant
Restoration Plan	FutureBuilder Restoration Plan
ROIC	Return on invested capital
SASB	Sustainability Accounting Standards Board
Say-on-Pay	Advisory vote to approve executive compensation
SEC	The Securities and Exchange Commission
TCFD	Task Force on Climate-related Financial Disclosures

We include website addresses throughout this Proxy Statement for reference only. The information contained in these websites is not incorporated by reference into this Proxy Statement.

ii	The Home Depot 2021 Proxy Statement

THE HOME DEPOT 2021 PROXY STATEMENT SUMMARY
This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting as it contains important information about matters upon which you are being asked to vote.
2021 ANNUAL MEETING INFORMATION (see pages 67-71)

Date:	Thursday, May 20, 2021
Time:	9:00 a.m., Eastern Time
Place:	Virtual meeting site: www.virtualshareholdermeeting.com/HD2021
Record Date:	March 22, 2021
Admission:	You will need the 16-digit control number found on your proxy card, the Notice, or the voting information form provided by your bank or broker to attend and participate in the Meeting.
Archived Webcast:	A recording of the meeting will be available for replay at https://ir.homedepot.com under “Events and Presentations” shortly after the Meeting.
In light of COVID-19 and for the safety of our shareholders, associates, and other members of the community, our 2021 Annual Meeting of Shareholders will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. We believe this facilitates shareholder attendance and participation. It also reduces our costs and, in a small way, the carbon footprint of our activities. For more information on attending the Meeting, examining the shareholder list, voting your shares during the Meeting, and submitting questions, please see “About the 2021 Annual Meeting of Shareholders” beginning on page 67 of this Proxy Statement.
ITEMS OF BUSINESS

Proposal		Board Recommendation	Page Number
1.	Election of 12 directors named in this Proxy Statement for one-year terms	For each nominee	13
2.	Ratification of appointment of KPMG LLP as our independent registered public accounting firm	For	22
3.	Advisory vote to approve executive compensation (“Say-on-Pay”)	For	25
4.	Shareholder proposal regarding amendment of shareholder written consent right	Against	26
5.	Shareholder proposal regarding political contributions congruency analysis	Against	28
6.	Shareholder proposal regarding report on prison labor in the supply chain	Against	30

Shareholders of record may vote without attending the Meeting by one of the following methods:
Vote by Internet	Vote by telephone	Vote by mail
www.proxyvote.com	1-800-690-6903	Complete and mail your proxy card

Your vote is important. Whether or not you plan to attend the Meeting, we urge you to vote and submit your proxy over the Internet, by telephone or by mail.

The Home Depot 2021 Proxy Statement	iii

COMPANY CULTURE: DOING THE RIGHT THING (see pages 3-4)

The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates – particularly our frontline, hourly associates – by positioning them at the top, with senior management at the base in a support role. Our culture is brought to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every single day. These principles serve as our guide as we continue to navigate the challenges posed by the COVID-19 pandemic. Consistent with our culture and values, we are focused on protecting the safety and well-being of our associates and customers. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot.
We empower our associates to deliver a superior customer experience, and we reward associates when they provide excellent customer service and embody The Home Depot values. We routinely assess our culture and values through associate surveys and by using our values as a basis for our associate performance reviews. Our officers and other leaders also participate in programs designed to build and strengthen our culture and to help it support the organizational changes necessary to create the One Home Depot experience. The Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
FISCAL 2020 COMPANY PERFORMANCE HIGHLIGHTS (see page 33)

Significant demand for home improvement projects in the pandemic environment, combined with nimble execution and supported by our One Home Depot strategic initiatives, resulted in record performance in Fiscal 2020. Highlights include:
•Increased net sales by 19.9% to $132.1 billion.
•Increased operating income by 15.4% to $18.3 billion.
•Increased net earnings by 14.4% to $12.9 billion and diluted earnings per share by 16.5% to $11.94.
•Generated $18.8 billion in operating cash flow.
•Returned value to shareholders during Fiscal 2020 through $6.5 billion in dividends and approximately $600 million in share repurchases. We suspended share repurchases from March 2020 through the end of fiscal 2020 to enhance liquidity due to the pandemic.
•Generated ROIC of 40.8%. ROIC is defined as net operating profit after tax, a non-GAAP financial measure, for the most recent twelve-month period, divided by the average of beginning and ending long-term debt (including current installments) and equity for the most recent twelve-month period. For a reconciliation of net operating profit after tax to net earnings, the most comparable GAAP financial measure, and our calculation of ROIC, see “Non-GAAP Financial Measures” on page 30 of the 2020 Form 10-K.
•Provided expanded pay and benefits for associates in response to COVID-19, which we transitioned beginning in the third quarter of Fiscal 2020 to permanent compensation enhancements for our frontline, hourly associates, collectively resulting in approximately $2.0 billion of incremental compensation and benefits for our associates in Fiscal 2020.
FISCAL 2020 EXECUTIVE COMPENSATION HIGHLIGHTS (see pages 32-46)

We pay for performance:
•    A significant portion of our NEOs’ target compensation is linked to Company performance:
    ¢ Approximately 88% for our CEO
    ¢ Approximately 78% for our other NEOs
•    100% of NEO annual cash incentive compensation and 80% of NEO annual equity compensation are tied to Company performance against pre-established, specific, measurable financial performance goals
We seek to mitigate compensation-related risk through a variety of means:
•    Annual compensation risk assessment

iv	The Home Depot 2021 Proxy Statement

•    Compensation recoupment policy applicable to all executive officers and clawback provisions in all equity awards
•    Anti-hedging policy applicable to all associates, officers, and directors
•    Stock ownership and retention guidelines for executive officers
•    No change in control agreements
CORPORATE GOVERNANCE BEST PRACTICES (see pages 1-12)

Our corporate governance policies reflect best practices:

Shareholder Protections		Board Engagement and Oversight
✓	Annual election of directors, with majority voting standard in uncontested director elections	✓	Annual Board strategy session and review of the Company’s strategic plan
✓	Shareholder ability to call special meetings and act by written consent	✓	Director overboarding policy
✓	A market standard shareholder right of proxy access	✓	Director store walk policy (temporarily suspended during the COVID-19 pandemic)
✓	Independent Lead Director	✓	Board education and orientation program
✓	Approximately 92% of directors and all Board committee members are independent	✓	Annual Board and committee self-evaluations, including individual director interviews
✓	Director mandatory retirement age (age 72)	✓	Management succession policy set forth in Corporate Governance Guidelines
✓	No shareholder rights plan, also referred to as a “poison pill”	✓	Independent directors meet without management
ESG ENGAGEMENT PROGRAM (see page 7-8)

The Company values the views of its shareholders. Beginning in Fiscal 2018, the Company initiated an expanded ESG engagement program with institutional shareholders representing over 40% of our outstanding shares, and we continued that program in Fiscal 2020. Feedback from those engagements, combined with the Company’s commitment to governance best practices, led to a number of changes in the last three years. These changes include:
•Updating our Investor Relations website to provide a page dedicated to disclosure of ESG matters, which can be found at https://ir.homedepot.com/esg-investors, to better enable our investors to access key information about our oversight and management of these areas.
•Making significant enhancements to our annual Responsibility Report to provide more transparent and quantitative disclosure, including reporting aligned with SASB standards and the TCFD framework (in addition to our existing use of the GRI standards) and expanded disclosure regarding our government relations and political activity.
•Providing enhanced disclosure of the racial, ethnic and gender diversity of our U.S. workforce, which can be found on our ESG Investor webpage and in our 2020 Responsibility Report. Starting in 2021, we will also publish the breakdown of our U.S. workforce by race, ethnicity and gender from our consolidated EEO-1 report.
•Lowering the percentage of outstanding shares required to call a special meeting of shareholders from 25% to 15%.
•Expanding our executive compensation clawback policy to specifically include conduct that causes significant reputational harm to the Company.
•Reducing the number of outside public company boards on which our directors can serve.
•Amending our NCG Committee charter to specifically reflect the NCG Committee’s oversight of ESG matters and Company government relations and political activity.

The Home Depot 2021 Proxy Statement	v

2021 DIRECTOR NOMINEES (see pages 14-21)

Director Nominees			Board Committee Composition
Name	Director Since	Position	Audit	LDC	NCG	Finance
Gerard J. Arpey*	2015	Partner, Emerald Creek Group, LLC			✓	✓
Ari Bousbib*	2007	Chairman and Chief Executive Officer, IQVIA Holdings Inc.	✓			Chair
Jeffery H. Boyd*	2016	Former Chairman and Chief Executive Officer, Booking Holdings Inc.			✓	✓
Gregory D. Brenneman* Lead Director	2000	Executive Chairman, CCMP Capital Advisors, LLC
J. Frank Brown* Audit Committee Financial Expert	2011	Managing Director and Chief Risk Officer, General Atlantic LLC	Chair			✓
Albert P. Carey*	2008	Executive Chairman, Unifi, Inc.		Chair	✓
Helena B. Foulkes*	2013	Co-Chair and Co-Chief Executive Officer, BrightSpark Capitol Corp.			Chair	✓
Linda R. Gooden* Audit Committee Financial Expert	2015	Former Executive Vice President, Information Systems & Global Solutions, Lockheed Martin Corporation	✓	✓
Wayne M. Hewett*	2014	Chairman, DiversiTech Corporation and Cambrex Corporation	✓	✓
Manuel Kadre*	2018	Chairman and Chief Executive Officer, MBB Auto Group	✓			✓
Stephanie C. Linnartz*	2018	President, Marriott International, Inc.		✓	✓
Craig A. Menear	2014	Chairman and Chief Executive Officer, The Home Depot, Inc.
* All director nominees are independent except Mr. Menear, our Chairman and Chief Executive Officer.

vi	The Home Depot 2021 Proxy Statement

CORPORATE GOVERNANCE
The Company has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy, risk management, financial and other controls, compliance, culture and management succession planning. The Board regularly reviews our major governance documents, policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices. The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of our Board operations.
BOARD OF DIRECTORS

Our Board currently has 12 members: Gerard J. Arpey, Ari Bousbib, Jeffery H. Boyd, Gregory D. Brenneman, J. Frank Brown, Albert P. Carey, Helena B. Foulkes, Linda R. Gooden, Wayne M. Hewett, Manuel Kadre, Stephanie C. Linnartz and Craig A. Menear. Each director who served during Fiscal 2020 was, and each current director continues to be, independent other than Mr. Menear, our Chairman and CEO.
BOARD LEADERSHIP

Our Chair and CEO is chosen directly by the Board, and the Board affirms the election of our CEO as Chair of the Board annually. Our Lead Director is annually elected by the independent members of the Board. We believe that having a combined Chair and CEO, an independent Lead Director, and Board committees composed entirely of independent directors currently provides the best Board leadership structure for the Company. This structure, together with our other robust corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company.
Specifically, our Chairman and CEO, Mr. Menear, with input from our Lead Director, proposes strategic priorities to the Board, communicates the Board’s guidance to management, and is ultimately responsible for implementing the Company’s key strategic initiatives. Gregory D. Brenneman currently serves as our Lead Director. Mr. Brenneman has served on the Board through multiple business cycles and with a number of different management teams, which provides him with a level of understanding of our business that enhances his independence and his ability to provide strong oversight. Our Lead Director:
•Chairs Board meetings when the Chairman is not present, including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting;
•Works with management to determine the information and materials provided to Board members;
•Approves Board meeting agendas, schedules and other information provided to the Board;
•Consults regularly with the Chairman on other matters that are pertinent to the Board and the Company;
•Has the authority to call meetings of the independent directors;
•Is available for communication and consultation with major shareholders upon request;
•Serves as liaison between the Chairman and the independent directors; and
•Conducts annual interviews of each independent director as part of the annual evaluation process.
To maximize the effectiveness of the Lead Director role, our Lead Director does not serve on any standing Board committees but is available to attend meetings of any of our Board committees and serve as a resource for the committees as needed.
ATTENDANCE AT BOARD, COMMITTEE AND ANNUAL SHAREHOLDER MEETINGS

Ordinarily, our Board meets five times annually. However, to respond to the exigencies of the COVID-19 pandemic while maintaining its usual oversight activities, the Board met 18 times during Fiscal 2020. The number of times that each standing committee of the Board met in Fiscal 2020 is shown in the next section. Each incumbent director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member during Fiscal 2020. Every director serving on our Board at the time of the 2020 annual meeting attended that meeting.

The Home Depot 2021 Proxy Statement	1

COMMITTEES OF THE BOARD OF DIRECTORS

During Fiscal 2020, the Board had standing Audit, Nominating and Corporate Governance, Leadership Development and Compensation, and Finance Committees. The charter for each committee is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters.” The current members of our committees, the principal functions of each committee and the number of meetings held in Fiscal 2020 are shown below. Each member of each committee during Fiscal 2020 was, and each current member continues to be, independent under our Director Independence Standards, as well as applicable SEC rules and NYSE listing standards.

Committee		Committee Functions
Audit: J. Frank Brown, Chair Ari Bousbib Linda R. Gooden Wayne M. Hewett Manuel Kadre Number of Meetings: 9	•	Oversees the Company’s accounting and financial reporting process, as well as the integrity of the Company’s consolidated financial statements and its internal control over financial reporting, including the audits thereof
	•	Has primary responsibility for overseeing risk assessment and risk management
	•	Has primary responsibility for overseeing data protection and cybersecurity risks
	•	Reviews the Company’s compliance with legal and regulatory requirements, including the FCPA and other anti-bribery laws
	•	Reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm
	•	Oversees the performance of the Company’s internal audit function
	•	Reviews the Company’s compliance programs, including the whistleblower program, and the Company’s monitoring of such programs
Leadership Development and Compensation: Albert P. Carey, Chair Linda R. Gooden Wayne M. Hewett Stephanie C. Linnartz Number of Meetings: 6	•	Reviews and evaluates the performance of executive officers
	•	Reviews and recommends compensation of directors and the CEO and approves compensation of other executive officers
	•	Reviews and recommends policies, practices and procedures concerning compensation strategy and other human capital management matters
	•	Administers stock incentive and stock purchase plans, including determining grants of equity awards under the plans
	•	Undertakes annual review and risk assessment of compensation policies and practices
	•	Oversees senior management succession planning policies and procedures
	•	Monitors the independence of its compensation consultant
Nominating and Corporate Governance: Helena B. Foulkes, Chair Gerard J. Arpey Jeffery H. Boyd Albert P. Carey Stephanie C. Linnartz Number of Meetings: 4	•	Develops the Company’s corporate governance practices and procedures and oversees the related risks
	•	Provides oversight and makes recommendations for Company corporate social responsibility efforts, including ESG matters and Company political activity
	•	Reviews and monitors the performance and composition of the Board and its committees
	•	Makes recommendations for director nominees
	•	Reviews the independence of directors
	•	Oversees communications between directors and shareholders
	•	Reviews and approves or ratifies related-party transactions involving executive officers and directors
	•	Oversees director engagement, education and orientation activities

2	The Home Depot 2021 Proxy Statement

Committee		Committee Functions
Finance: Ari Bousbib, Chair Gerard J. Arpey Jeffery H. Boyd J. Frank Brown Helena B. Foulkes Manuel Kadre Number of Meetings: 5	•	Oversees the management of the Company’s long-range financial outlook and finance-related risks
•
Reviews and recommends policies, practices and strategies concerning financial matters, including the Company’s capital structure, investments, use of derivatives, share repurchases, credit programs, credit ratings, and insurance

	•	Oversees the Company’s annual capital plan, significant capital investments, and strategies with respect to mergers and acquisitions activity
In determining the composition of the committees, the Board and the NCG Committee considered directors’ skills and qualifications in key areas relevant to the Company and each committee’s responsibilities. The table below lists the key skills, qualifications and attributes held by the members of our committees. For more information about the skills and qualifications of our Board members, see “2021 Director Nominees” beginning on page 14.

Audit	Leadership Development and Compensation	Nominating and Corporate Governance	Finance
Strategic Management	Strategic Management	Strategic Management	Strategic Management
Retail/Merchandising	Retail/Merchandising	Retail/Merchandising	Retail/Merchandising
CEO Experience	CEO Experience	CEO Experience	CEO Experience
Supply Chain	Supply Chain	Supply Chain	Supply Chain
IT	IT	IT	IT
Risk Management	E-commerce	E-commerce	E-commerce
Finance	Human Capital Management	Governance	Finance
Cybersecurity	Marketing/Communications	Marketing/Communications	Real Estate
International	International	International	International
Diversity	Diversity	Diversity	Diversity
COMPANY CULTURE: DOING THE RIGHT THING

The Home Depot has a strong commitment to ethics and integrity, and we are a values- and culture-centric business. Our values are present in the way we do business and are more formally codified in the Company’s Business Code of Conduct and Ethics. These values and our culture are also reflected in our annual Responsibility Report, which can be found on our website at https://corporate.homedepot.com/responsibility, and which is discussed in more detail under “Commitment to ESG Matters” beginning on page 6 below. The Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
Inverted Pyramid and Values Wheel
The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates by positioning them at the top, with senior management at the base in a support role. We bring our culture to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every day. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot.

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Customers
Front-Line Associates
Field Support
Corporate Support
CEO

We empower our associates to deliver a superior customer experience, and we position our associates to embody our core values by integrating the importance of our culture into ongoing development programs, performance management practices, and rewards programs. We routinely assess our culture and values through associate surveys, which are done on an annual basis for all associates and more frequently as “pulse check” surveys for groups of associates. Our officers and other leaders also participate in programs designed to build and strengthen our culture, such as training on leadership skills, cross-functional collaboration, inclusiveness, associate engagement, and unconscious bias.
Business Code of Conduct and Ethics
The Company has a Business Code of Conduct and Ethics that is applicable to all directors, officers and associates of the Company, including the CEO and the CFO. The Business Code of Conduct and Ethics reflects our strong commitment to ethics and integrity, and provides guidance on making decisions that align with our core values. The complete text of the code is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and is also available in print upon request at no charge. The Company will post any amendments to or waivers from the Business Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) at this location on its website.
BOARD ROLE IN STRATEGIC PLANNING

The Company’s strategy is rooted in its culture, guided by our inverted pyramid to put customers first and focus on investments that better meet their changing needs and expectations. We are focused on creating the One Home Depot experience, our vision of an interconnected, frictionless shopping experience that enables our customers to seamlessly blend the digital and physical worlds.
Our Board plays an important role in the continued evolution of the Company’s strategic planning process. At a dedicated strategy session each fall and through regular discussions at each quarterly Board meeting, our Board reviews the Company’s strategy and capabilities and actively engages with management to ensure that the Company is well-positioned to continue creating shareholder value. In Fiscal 2020, those discussions included tailoring the continued implementation of our One Home Depot experience to help us navigate the challenges posed by the COVID-19 pandemic and fulfill our two key priorities: the safety and well-being of our associates and customers, and providing our customers and communities with the products and services that they need. At the same time, they focused on how to leverage our learnings, both from the first few years of the investment program and from the pandemic environment, to position the Company for further long-term success. As discussed in “Election of Directors” beginning on page 13, each director nominee possesses specific skills and qualifications that provide the Company with key insights into elements necessary to build our One Home Depot experience. As a result of our focus on Board composition, we believe we have a Board with an appropriate mix of skills, backgrounds and experiences that leverages its cognitive diversity to effectively oversee our strategy as the Company positions itself to remain agile in a dynamic retail environment.

4	The Home Depot 2021 Proxy Statement

BOARD OVERSIGHT OF RISK

The Board’s oversight of risk is accomplished through (1) the identification of key risks facing the Company and (2) the mapping of those risks to the appropriate Board committee and/or to the full Board for oversight, based on the nature of the risk. The enterprise risk framework that we use to identify and manage those key risks considers a number of enterprise-level risks, including competitive environment, brand and reputation, regulatory and compliance, and security, as well as external and internal factors that could distract the Company from our business or derail our strategic objectives. The Board reviews these key risks and the related framework annually, including periodic surveys of Board members and senior management to identify and assess key enterprise risks. The Board or appropriate Board committees also discuss selected risks in more detail throughout the year, including the COVID-19 pandemic, its related risks and its impact on our enterprise risk framework.
The table below identifies key risk areas overseen by the Board and its committees.

Key Areas of Risk Oversight
Full Board
•	Has primary responsibility for risk oversight, including approval of strategic objectives and defining risk appetite
•	Delegates oversight of management of certain risks to Board committees
•	Receives regular reports from the committees regarding risk-related matters

Audit		LDC Committee		NCG Committee		Finance
•	Overall risk assessment and management	•	Senior executive compensation	•	Corporate governance	•	Long-range strategic planning
•	Financial exposures, statements, controls, systems, and reporting	•	Senior executive succession planning	•	Director succession planning and board composition	•	Long-range financial outlook and finance-related risks
•	Regulatory and compliance, including FCPA/anti-bribery and our whistleblower program	•	Overall risk related to the Company’s compensation policies and practices	•	Policies on political activity, including political spending and payments to trade associations	•	Capital structure, including investments and shareholder return principles
•	Data protection and cybersecurity	•	Human capital management	•	Related party transactions	•	Annual capital plan and key capital investments
•	Internal audit and related investigatory matters	•	Non-employee director compensation	•	Corporate social responsibility and environmental efforts	•	Merger and acquisition strategy
•	Quality, safety and responsible sourcing
As part of our risk assessment process, the Board and each committee receive presentations throughout the year from management regarding specific potential risks and trends as necessary. At each Board meeting, our Chairman and CEO has the opportunity to discuss in a directors-only session matters of particular importance or concern, including any significant, evolving or nascent risks that may be of concern to the Board or the Company, and our Lead Director presides over an executive session of our independent directors at which risks faced by the Company may be discussed. Additionally, during Board-level review of the Company’s short- and long-term strategies, as discussed in more detail above, the Board considers significant risks facing the Company, as well as emerging risks and current trends, and their potential impact. We believe that the practices described above and our current leadership structure facilitate effective Board oversight of our key risks.
Certain of the risk areas identified in the table above are discussed in more detail below.
Enterprise Risk Management
In accordance with NYSE requirements and our Audit Committee charter, our Audit Committee has primary responsibility for overseeing risk assessment and management, including the Company’s major financial exposures and compliance risks and the steps management has taken to monitor and control those

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exposures and risks. The Audit Committee stays apprised of significant actual and potential risks faced by the Company in part through review of quarterly reports of our top enterprise risks. These reports denote whether primary oversight of each risk resides with a particular Board committee or the full Board. Our Internal Audit and Corporate Compliance team holds quarterly risk discussions with each member of our senior leadership team, which inform the development and updating of the top enterprise risks. In addition, leaders from Internal Audit, Corporate Compliance and Legal hold quarterly meetings to discuss key risks. The Company also maintains an Enterprise Risk Council composed of leaders from the principal functional areas of the Company who can be called as needed to discuss significant new or emerging risks. Our Vice President of Internal Audit and Corporate Compliance attends each of the various risk-related meetings and reports the top enterprise risks to senior management regularly, attends each quarterly Audit Committee meeting, and leads the Board’s annual review of our risk framework.
Data Protection and Cybersecurity
The Audit Committee has primary responsibility for overseeing risks related to data protection and cybersecurity, although the full Board also exercises oversight over these risks. On a quarterly basis, or more frequently as needed, the Audit Committee and/or the full Board receives detailed reports on data protection and cybersecurity matters from senior members of our IT department, including our Chief Information Officer and Chief Information Security Officer. The topics covered include risk identification and management strategies, consumer data protection, the Company’s ongoing risk mitigation activities, results of third party assessments and testing, updates on annual associate training and other specific training initiatives, and cybersecurity strategy and governance structure. In addition, our Internal Audit department routinely performs audits on various aspects of data protection and cybersecurity and reports the results of these audits in its quarterly reports to the Audit Committee.
Our Vice President of Internal Audit and Corporate Compliance chairs our Data Security and Privacy Governance Committee, which is composed of leaders from the functional areas of the Company. The Data Security and Privacy Governance Committee was created to provide enterprise-wide oversight and governance over data protection and cybersecurity, including oversight of related risks, mitigation and incident response plans, awareness and training programs, and regulatory compliance. Its activities are reported to the Audit Committee and/or the full Board in the detailed reports referred to above.
FCPA and Anti-Bribery
The Audit Committee is responsible for oversight of risks relating to bribery, corruption and FCPA compliance, in part through quarterly reports from our FCPA Oversight Committee, which oversees enterprise-wide compliance with the FCPA and the anti-bribery laws of the other jurisdictions in which we conduct business. The FCPA Oversight Committee is composed of our Executive Vice President, General Counsel and Corporate Secretary, who chairs the committee; our Executive Vice President and CFO; our Vice President of Internal Audit and Corporate Compliance; and representatives from each non-U.S. division, the business functions responsible for administration of our policies, and the business functions that manage our transactions outside of the U.S.
COMMITMENT TO ESG MATTERS

We believe the significant ESG matters for our Company are embedded in how we run our business and align closely with our corporate culture and strategy. We have three key pillars of focus for our ESG initiatives: (1) Focus on People, (2) Operate Sustainably, and (3) Strengthen Our Communities. Within the context of each of these three pillars, our annual Responsibility Report describes the key corporate social responsibility and sustainability issues relevant to the Company, our initiatives and goals related to those issues, and our progress with respect to those initiatives. The Responsibility Report is available on our website at https://corporate.homedepot.com/responsibility.

6	The Home Depot 2021 Proxy Statement

Board and Committee ESG Oversight
Because it encompasses such a broad area, ESG oversight is divided among several committees and the full Board.
•Each year, the full Board receives a report on our corporate social responsibility and sustainability strategy and activities, including a discussion of our ESG communications and our annual Responsibility Report.
•The NCG Committee has primary responsibility for oversight of ESG matters generally. This includes reviewing and making recommendations to the Board regarding our ESG practices as well as oversight of corporate political activity and payments to trade associations. The NCG Committee receives regular reports on ESG engagements with shareholders and related investor feedback, as well as information on recent developments with respect to ESG matters.
•The LDC Committee oversees risks related to human capital management, including matters relating to associate compensation and benefits, associate engagement and training, and diversity, equity and inclusion. Starting in Fiscal 2020, the LDC Committee began receiving updates on our diversity, equity and inclusion initiatives at every regularly scheduled quarterly meeting.
•The Audit Committee oversees our responsible sourcing program and related supply chain risks.
ESG Communication Committee
In Fiscal 2018, in response to feedback from shareholders and other stakeholders, the Company formed a cross-functional ESG Communication Committee focused on identifying key ESG-related issues of concern to our stakeholders and developing strategies to better communicate the Company’s ESG efforts. As a result of the efforts of this Committee, the Company created a dedicated web page to provide access to information about the Company’s oversight and management of its ESG matters, which can be found at https://ir.homedepot.com/esg-investors. Our annual Responsibility Reports, which are also available on this dedicated ESG investor web page, reflect the input and efforts of this cross-functional Committee as well as feedback from our shareholders and other stakeholders. In Fiscal 2020, we also created a subcommittee of this Committee focused on communication of human capital management matters, including the development of the new disclosures included in our 2020 Form 10-K and the assessment of our disclosure of workforce diversity. This subcommittee was instrumental to the determination to publish the breakdown of our U.S. workforce by race, ethnicity and gender from our consolidated EEO-1 report, starting in 2021.
SHAREHOLDER OUTREACH AND ENGAGEMENT

We approach shareholder engagement as an integrated, year-round process involving senior management, our investor relations team and our corporate governance team, as well as other subject matter experts as appropriate. Beginning in Fiscal 2018, we enhanced our shareholder engagement process, with a specific focus on ESG matters. Pursuant to this engagement program, which we continued in Fiscal 2020, we engaged with holders of at least 40% of our outstanding shares to discuss ESG topics as well as the matters raised by the shareholder proposals on the ballot at our annual meetings and other topics of interest to our investors. The Board values our shareholders’ perspectives, and feedback from our shareholders on our business, corporate governance, compensation, sustainability practices, and other ESG matters have been important considerations for discussions with the Board and its committees throughout the year. In addition to the ESG communication initiatives discussed above, we have made several other changes over the past three years as a result of this engagement program and our commitment to governance best practices, including the following:
•We updated our Investor Relations webpage to provide a page dedicated to disclosure of ESG matters, which can be found at https://ir.homedepot.com/esg-investors, to better enable our investors to access key information about our oversight and management of these areas.
•Starting in 2020, we enhanced our annual Responsibility Report to include reporting aligned with SASB standards and the TCFD framework (in addition to our existing use of the GRI standards).
•We provided enhanced disclosure of the racial, ethnic and gender diversity of our U.S. workforce, which can be found on our ESG Investor webpage and in our 2020 Responsibility Report. Starting in 2021, we

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will also publish the breakdown of our U.S. workforce by race, ethnicity and gender from our consolidated EEO-1 report.
•While we have disclosed our corporate political expenditures and payments to trade associations for a number of years, in our 2020 Responsibility Report we provided additional disclosure regarding the Company’s government relations activities and related oversight, and we updated our NCG Committee Charter to specifically address the NCG Committee’s oversight of political activity, including an annual review of our political activity policy.
•We lowered the percentage of outstanding shares required to call a special meeting of shareholders from 25% to 15%.
•We expanded our executive compensation clawback policy to specifically include conduct that causes significant reputational harm to the Company.
•We reduced the number of outside public company boards on which our directors can serve.
GOVERNANCE BEST PRACTICES

Our Board believes that effective governance means regular and thoughtful evaluation of the Company’s governance policies and processes in light of the broader governance landscape. As a result, our governance framework contains a variety of methods for shareholder engagement, as well as mechanisms to ensure effective Board operations.

Shareholder Rights
Our shareholders have the following important rights:
•Right to call a special meeting of shareholders. In early 2019, based on feedback from our ESG shareholder engagement program, we amended our By-Laws to reduce the threshold for calling a special meeting to holders of 15% or more of our common stock, from the prior 25%.
•Right to act by majority written consent in lieu of a meeting.
•Right to include director nominees in our proxy statement. Our “proxy access” right permits a shareholder, or group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the shareholders and the nominees satisfy the requirements specified in the Company’s By-Laws.
In addition, as described in more detail starting on page 11, shareholders may recommend Board candidates for consideration by our NCG Committee.
Corporate Governance Guidelines
The Company maintains Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties. The table below provides an overview of several key elements of our Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and in print at no charge upon request.

Key Corporate Governance Guidelines Provisions
Outside Board Policy	We limit the number of other public company boards our directors may join to ensure that a director is not “overboarded” and is able to devote the appropriate amount of time and attention to the oversight of the Company. In Fiscal 2019, based on an assessment of the overboarding policies of a number of our institutional shareholders, we updated our outside board policy to reduce the number of outside public company boards on which our directors may serve. Generally, a director who is an executive officer with another public company may only serve on the board of that company in addition to service on the Company’s Board. If the only executive officer role held by a director is that of executive chair of another company, the director may serve on the board of that company, our Board, and the board of one other public company, subject to a determination by the NCG Committee that the additional commitment, when added to the director’s existing executive chair role, permits sufficient time for, and will not impair his or her service on, the Company’s Board.

8	The Home Depot 2021 Proxy Statement

Key Corporate Governance Guidelines Provisions
Outside Board Policy (continued)	Other directors may not serve on more than three other public company boards, and no member of the Company’s Audit Committee may serve on more than two other public company audit committees. In addition, our Chairman and CEO may not serve on more than one other public company board. Any director seeking to join the board of directors of another public company or for-profit organization must first notify the NCG Committee and obtain its approval to continue as a member of our Board.
Succession Planning	A key responsibility of the Board is overseeing the identification and development of senior leadership. Both the Board and LDC Committee are actively engaged in succession planning. The LDC Committee oversees the development and implementation of succession plans for senior leadership positions. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession. The Board also annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, our CEO annually provides his assessment of senior leaders and their potential to succeed at key senior management positions. The Board meets potential leaders at many levels across the organization through formal presentations and informal events throughout the year, including through the store walks and management meetings that are part of our director engagement program.
Director Engagement, Education and Orientation Program	The NCG Committee oversees the director engagement, continuing education and orientation program, which includes both internal activities and access to external programming. Our ongoing engagement program includes periodic walks of our stores and other facilities and in-depth meetings with management to provide our directors with the opportunity to observe our strategic initiatives in action and to expand their insight into business operations and activities. While some of these activities were paused in Fiscal 2020 due to the pandemic, we expect them to resume when the pandemic subsides. We also have a structured director orientation program for new directors during their first year on the Board. This program includes information sessions with committee chairs and senior management and visits to our stores and facilities to accelerate their on-boarding. We also provide all directors with membership in the NACD and continuing education opportunities.
Board Self-Evaluations
Each year, the Board, as required by our Corporate Governance Guidelines, conducts an evaluation of its performance and effectiveness. As set forth in its charter, the NCG Committee oversees this process, which includes two key components:
•The Board and each committee conduct self-evaluations in executive session, generally at the first regularly scheduled meetings of the fiscal year. These self-evaluations solicit feedback on a range of issues, including Board and committee structure, culture and dynamics; meeting content; and interactions with management.
•Our Lead Director conducts individual interviews with each of the directors. These interviews address similar topics, with the one-on-one setting permitting more detailed feedback on Board operations and director performance, as well as providing opportunities for mentoring newer directors. The feedback from these interviews is typically discussed with the full Board at its February meeting.

DIRECTOR INDEPENDENCE

The Director Independence Standards in our Corporate Governance Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” exceed the independence standards adopted by the NYSE. Pursuant to these Guidelines, the Board and the NCG Committee reviewed the independence of each current director in early 2021. During this review, the Board and the NCG Committee considered all relevant facts and circumstances related to transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and its management to determine whether any such relationship or transaction would prohibit a

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director from being independent under SEC rules, NYSE listing standards and the Company’s Director Independence Standards.
Based on this review and the recommendation of the NCG Committee, the Board affirmatively determined that all of our current directors and director nominees are independent except Craig A. Menear, our Chairman and CEO.
The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors are associated but which our Board determined are not material to our Company, the directors or, except as otherwise indicated below, the companies with which the directors are associated. These transactions were reviewed and considered by the Board and the NCG Committee in determining the independence of Company directors. In particular, the Board and the NCG Committee took into account the following transactions during Fiscal 2020:
•Mr. Arpey serves as a director of S.C. Johnson & Son, Inc., from which we purchased cleaning supply merchandise. In addition, S.C. Johnson purchased MRO products from us.
•Mr. Boyd serves as a director of Booking Holdings Inc., from which we purchased travel-related services, and as a director of CLEAR, LLC, from which we purchased travel-related services.
•Mr. Brenneman serves as Executive Chairman of CCMP Capital Advisors, LLC, which manages funds that have or had an equity interest in (1) Hayward Holdings, Inc. (“Hayward”), from which we purchased pool equipment and related accessories; (2) The Hillman Companies, Inc. (“Hillman”), from which we purchased fasteners and other small hardware items; (3) Shoes for Crews, from which we purchased footwear; and (4) BGIS, which purchased MRO products from us. In Fiscal 2020, the Company was one of Hillman’s largest customers. Mr. Brenneman is a member of the board of directors of Hayward and BGIS, but otherwise, he does not serve as a director or officer of these portfolio companies.
•Mr. Brown serves as Managing Director and Chief Risk Officer of General Atlantic LLC, which manages funds that have or had an equity interest in (1) Airbnb, Inc., from which we purchased lodging services; (2) Buzzfeed, Inc., from which we purchased media services; (3) Crowdstrike Holdings, Inc., from which we purchased cybersecurity technology services; (4) Flipp Corporation, from which we purchased digital retail services; (5) Mu Sigma Inc., from which we purchased data analytics consulting services; (6) Torchy’s Tacos, from which we purchased food items; (7) Typeform S.L., from which we purchased data collection software services; (8) Uber Technologies, Inc., from which we purchased transportation services; and (9) Wish, from which we purchased gifts. Mr. Brown does not serve as a director or officer of any of these portfolio companies.
•Ms. Gooden serves as a director of General Motors Company, from which we purchased automobile-related parts and services.
•Mr. Hewett serves as Chairman of DiversiTech Corporation, from which we purchased heating, ventilating, air conditioning, refrigeration and other related merchandise; as a director of Wells Fargo & Company, from which we obtained banking services; and as a director of United Parcel Service, Inc., from which we purchased shipping and logistics services. In addition, Wells Fargo and UPS purchased MRO products from us.
•Mr. Kadre serves as a director of Republic Services, Inc., from which we purchased waste management services and which purchased MRO products from us.
•Ms. Linnartz serves as President of Marriott International, Inc., from which we purchased lodging and event-related services. In addition, Marriott purchased MRO products from us.
In each instance described above, the amount of payments made and received by each entity represented an immaterial percentage of the Company’s and, except as otherwise stated above, the other entity’s revenues. The Board and the NCG Committee believe that all of the transactions and relationships during Fiscal 2020 described above were on arm’s-length terms that were reasonable and competitive and that the directors did not participate in or receive any direct personal benefit from these transactions.

10	The Home Depot 2021 Proxy Statement

RELATED-PARTY TRANSACTIONS

The NCG Committee reviews all related-party transactions involving a Board member or executive officer of the Company subject to Section 16 of the Exchange Act. To help identify related-party transactions, each director and executive officer completes a questionnaire that requires the disclosure of any transaction that the person, or any member of his or her immediate family, has or will have with the Company. Our General Counsel also conducts an investigation that includes a review of the Company’s financial systems to determine if a director or executive officer, or a company with which he or she is affiliated, engaged in transactions with the Company during the fiscal year.
In accordance with its charter, the NCG Committee reviews and approves, ratifies or rejects any transaction involving a related party that is identified. In approving, ratifying or rejecting a related-party transaction, the NCG Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to the Company. Transactions that are determined to be directly or indirectly material to the Company or a related party are disclosed in the Company’s Proxy Statement. During Fiscal 2020, there were no related-party transactions that require disclosure in this Proxy Statement.
SELECTING NOMINEES TO THE BOARD OF DIRECTORS

The NCG Committee is responsible for considering candidates for the Board and recommending director nominees to the Board. All members of the NCG Committee have been determined to be independent by the Board pursuant to SEC rules, NYSE listing standards and the Company’s Director Independence Standards.
The NCG Committee considers a diverse slate of candidates for nomination to the Board from a number of sources. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election and provided they have not reached age 72 by the calendar year-end immediately preceding the Company’s next annual meeting of shareholders. The NCG Committee may also consider candidates recommended by current members of the Board, members of management, and shareholders, as discussed below under “Director Candidates Recommended by Shareholders.”
From time to time, the NCG Committee engages independent search firms to assist in identifying potential Board candidates. Services provided by the search firms include identifying and assessing potential director candidates meeting criteria established by the NCG Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.
The NCG Committee evaluates all candidates, regardless of who recommended the candidate, based on the same criteria. The criteria and the process by which director nominees are considered and selected are discussed further below under “Election of Directors.”
DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The NCG Committee will consider all candidates recommended by a shareholder (or group of shareholders) who owns at least 1% of the Company’s outstanding shares of common stock and who has held such shares for at least one year as of the date of the recommendation. If the shareholder does not meet these requirements, the NCG Committee may, but is not obligated to, evaluate the candidate and consider him or her for nomination to the Board. A shareholder wishing to recommend a candidate must submit the following documents to the Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339 not less than 120 calendar days prior to the anniversary of the date on which the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders:
•A recommendation that identifies the candidate and provides contact information for that candidate;
•The written consent of the candidate to serve as a director of the Company, if elected; and
•Documentation establishing that the shareholder making the recommendation meets the ownership requirements set forth above.

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If the candidate is to be evaluated by the NCG Committee, the Corporate Secretary will request from the candidate a detailed résumé, an autobiographical statement explaining the candidate’s interest in serving as a director of the Company, a completed statement regarding conflicts of interest, and a waiver of liability for a background check. These documents must be received from the candidate before the first day of February preceding the annual meeting of shareholders.
COMMUNICATING WITH THE BOARD

Shareholders and others who are interested in communicating directly with the Board, our Lead Director, or other independent directors, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, may do so by e-mail at HD_Directors@homedepot.com or by writing to the directors at the following address:
[Name of Director or Directors]
c/o Corporate Secretary
The Home Depot, Inc.
2455 Paces Ferry Road
Building C-22
Atlanta, Georgia 30339

The Corporate Secretary reviews and provides the Board and the NCG Committee with a summary of all such communications and a copy of any correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or the standing committees of the Board or that otherwise requires the attention of the Board and the NCG Committee. Correspondence relating to accounting, internal controls or auditing matters is brought to the attention of the Company’s internal audit department and, if appropriate, to the Audit Committee. All communications are treated confidentially.

12	The Home Depot 2021 Proxy Statement

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)
The Board is elected annually by shareholders to oversee the long-term health and the overall success and financial strength of the Company’s business. The NCG Committee is responsible for considering candidates for the Board and recommending director nominees for the Board.
DIRECTOR CRITERIA AND QUALIFICATIONS

The NCG Committee, when considering the composition of our Board, focuses on ensuring a diverse mix of directors that collectively possess the breadth of expertise and experience appropriate for a retailer of our size and geographic scope. The Company is the world’s largest home improvement retailer, with 2,296 retail stores in the United States, Canada and Mexico as of the end of Fiscal 2020, and our business involves all facets of retail, including merchandising, supply chain, finance, real estate, human capital management, information technology and cybersecurity, e-commerce, strategic management, marketing and communications, international commerce, and corporate governance. The NCG Committee evaluates each director candidate on the basis of the length, breadth and quality of the candidate’s business experience, the applicability of the candidate’s skills and expertise to the Company’s business and strategic direction, the perspectives that the candidate would bring to the entire Board, and the personality or “fit” of the candidate with existing members of the Board and management.
The NCG Committee seeks directors who can:
•Demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision;
•Be prepared to represent the best interests of all Company shareholders and not just one particular constituency;
•Demonstrate a record of professional accomplishment in his or her chosen field; and
•Be prepared and able to participate fully in Board activities, including membership on at least two committees.
BOARD REFRESHMENT AND DIVERSITY

We routinely assess the composition of the Board and aim to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. We also consider the complement of relevant skills and experience on the Board as our business changes and expands. As explained in more detail below, we also believe that it is important that our Board reflects diversity of age, gender, race and ethnicity.
Our director nominees have a balance of tenure, diversity and age, which provides our Board with an effective mix of experience and fresh perspective
The retail landscape has rapidly evolved over the past decade, and the pace of change is expected to accelerate in the future. We believe that Board refreshment is critical as the Company’s business strategy continues to evolve with the competitive landscape, particularly as we build the One Home Depot experience. In the past seven years, we have added six new independent directors, comprising 50% of our current Board.

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Several of these directors have first-hand experience building an interconnected experience for their own companies’ customers.
At the same time, we believe that we benefit from having several seasoned directors, including our Lead Director, who are well-versed in the Company’s business and help facilitate the transfer of institutional knowledge. Having a tenured Lead Director who has served with four of our CEOs and through several different business cycles has proven extremely valuable, particularly as we have added new Board members and experienced senior management transitions. We believe the average tenure of our directors reflects the balance the Board seeks between different perspectives brought by long-serving and new directors.
Commitment to Diversity
In addition, the NCG Committee recognizes the importance of selecting directors from various backgrounds and professions, as well as who are diverse as to age, gender, race and ethnicity, to ensure that the Board as a whole has a wealth of experiences and perspectives to inform its decisions and enhance its cognitive diversity. We believe diversity makes our business stronger and more innovative.
To accomplish this goal, the NCG Committee is committed to including in each director search candidates who reflect diverse backgrounds, including diversity of race and gender, as set forth in our Policy on the Consideration and Evaluation of Board Candidates, available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview.” The NCG Committee assesses the composition, including the diversity, of the Board at least once a year and more frequently as needed, particularly when considering potential new candidates.
2021 DIRECTOR NOMINEES

After evaluating the performance and experience of each of the current directors and the composition of the full Board, the NCG Committee and the Board have recommended the election of all 12 of our incumbent Board members. The tables and the detailed director biographies below summarize the skills, qualifications and attributes of our directors that are important to us and how the composition of our nominees for the Board meets these needs.

Qualifications and Attributes	Relevance to The Home Depot
Retail/Merchandising	Experience in the retail industry provides a relevant understanding of our business, strategy and marketplace dynamics.
Strategic Management	Our Board regularly reviews and has input on our strategic plan, which guides our long-term business investments and objectives and our capital allocation.
Supply Chain	Upstream and downstream supply chain structure and design, as well as last-mile offerings, are critical to our One Home Depot strategic initiatives and responsible sourcing.
Marketing/Communications	Effective marketing and communications are critical to building customer loyalty, deepening customer engagement, and expanding market share.
E-Commerce	E-commerce is an essential part of the Company’s One Home Depot strategy for growth and optimizing the customer experience.
Real Estate	Given our significant physical footprint, directors with real estate experience can provide insight on opportunities and managing our locations.
Human Capital Management	With our significant associate population, directors with experience in organizational management and talent development provide key insights into developing and investing in our associates.
Information Technology	We rely on technology to manage customer, associate and supplier data and deliver products and services to the market.
Data Protection/Cybersecurity	The protection of customer, associate, and supplier data is of the utmost importance and will continue to grow in importance as we expand technological capabilities.

14	The Home Depot 2021 Proxy Statement

Qualifications and Attributes	Relevance to The Home Depot
International	With global operations in several countries, international experience helps us understand opportunities and challenges.
Finance	Our business involves complex financial transactions and reporting requirements.
Governance	As a public company, we and our shareholders expect effective oversight and transparency.
CEO Experience	The significant leadership experience that comes from a CEO role can provide insight on business operations, driving growth, and building and strengthening corporate culture.
Diversity	We believe diversity strengthens our competitive advantage and reflects the customers we serve.

Qualifications/ Attributes	Arpey	Bousbib	Boyd	Brenneman	Brown	Carey	Foulkes	Gooden	Hewett	Kadre	Linnartz	Menear
Retail/ Merchandising				●		●	●			●	●	●
Strategic Management	●	●	●	●	●	●	●	●	●	●	●	●
Supply Chain		●		●		●			●			●
Marketing/ Communications			●	●		●	●	●			●	●
E-Commerce			●		●		●	●			●	●
Real Estate					●		●			●
Human Capital Management	●	●	●	●	●	●	●	●	●	●	●	●
Information Technology	●	●			●			●			●
Data Protection/ Cybersecurity					●			●			●
International	●	●	●	●	●	●	●	●	●	●	●
Finance	●	●		●	●		●	●	●	●	●
Governance	●		●	●			●	●	●	●
CEO Experience	●	●	●	●		●	●		●	●		●
Racial/Ethnic Diversity
Black/African American								●	●
Hispanic/Latinx										●
White	●	●	●	●	●	●	●				●	●
Gender Diversity
Female							●	●			●
Male	●	●	●	●	●	●			●	●		●
Each of the 12 individuals nominated for election to the Board would hold office until the 2022 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, the Board may reduce the number of directors that serve on the Board or choose a substitute nominee in accordance with our By-Laws. If a substitute nominee is chosen and you have submitted your proxy, the proxy holders may vote your shares for the substitute nominee in their discretion.

The Home Depot 2021 Proxy Statement	15

The 12 nominees for election to the Board are set forth below.

GERARD J. ARPEY
Director since: 2015 Age: 62 Committees: Nominating and Corporate Governance Finance
Mr. Arpey has been a partner in Emerald Creek Group, LLC, a private equity firm based in Southern California, since 2012. Prior to his retirement in November 2011, Mr. Arpey served as Chief Executive Officer of AMR Corporation, a global airline holding company, and its subsidiary American Airlines, from 2003 through November 2011, immediately prior to their voluntary filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From 2004 through November 2011, he was also Chairman of the AMR Board of Directors. Mr. Arpey previously served as American Airlines’ President and Chief Operating Officer, Senior Vice President of Finance and Planning, and Chief Financial Officer. Mr. Arpey currently serves on the board of directors of S. C. Johnson & Son, Inc., a privately-held company. He is also a trustee of the American Beacon Funds.
Skills and qualifications: Mr. Arpey brings to the Board extensive organizational management, strategic, financial, IT, governance, and international experience from his service as chairman, chief executive officer, and chief financial officer of one of the largest global airlines and service as a director of public and private companies.
Other U.S. Public Company Board Memberships in Past Five Years:

None

ARI BOUSBIB
Director since: 2007 Age: 60 Committees: Audit Finance (Chair)
Mr. Bousbib serves as Chairman and Chief Executive Officer of IQVIA Holdings Inc., a leading global provider of advanced analytics, technology solutions and contracted research services to the life sciences industry. He assumed this position in October 2016 following the merger of IMS Health Holdings, Inc. (“IMS Holdings”) and Quintiles Transnational Holdings, Inc. From 2010 to October 2016, Mr. Bousbib served as Chairman and Chief Executive Officer of IMS Health Incorporated, a subsidiary of IMS Holdings, and he also served as Chairman, Chief Executive Officer and President of IMS Holdings since its initial public offering in 2014. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a commercial aerospace, defense and building industries company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, including Otis Elevator Company (“Otis”), Carrier Corporation, UTC Fire & Security and UTC Power. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 until 2002, he served as its Chief Operating Officer. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm.
Skills and qualifications: In serving on our Board, Mr. Bousbib draws from his experience with managing large, sophisticated businesses, including oversight of extensive global operations, as well as strategic, finance, supply chain and IT matters. He plays a key role in the Board’s oversight of the Company’s supply chain, IT, international and finance matters, as well as providing insight into the development of corporate strategy.

Other U.S. Public Company Board Memberships in Past Five Years:
IQVIA Holdings Inc. (2016 to present)
IMS Health Holdings, Inc. (2014-2016)

16	The Home Depot 2021 Proxy Statement

JEFFERY H. BOYD
Director since: 2016 Age: 64 Committees: Nominating and Corporate Governance Finance
Mr. Boyd served in a number of senior executive positions during his long and successful tenure at Booking Holdings Inc. (“Booking”) (formerly known as The Priceline Group, Inc.), a leading provider of online travel and related services. His strategic leadership at Booking guided the company to grow from a loss in 2002 to a multi-billion dollar profitable business. He served as Chairman of the Board of Booking from June 2018 to June 2020, and from January 2017 to June 2018, he served as Booking’s Executive Chairman. Prior to January 2017, Mr. Boyd served in a number of roles of increasing responsibility at Booking, including most recently as its President and Chief Executive Officer from November 2002 until December 2013, Chairman from January 2013 to December 2016, and interim Chief Executive Officer and President during a portion of 2016. Mr. Boyd was Booking’s President and Co-Chief Executive Officer from August 2002 to November 2002; its Chief Operating Officer from November 2000 to August 2002; and its Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Prior to joining Booking, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc.
Skills and qualifications: Mr. Boyd brings to our Board extensive experience in global e-commerce, sales, and digital marketing, as well as proven leadership, corporate governance and strategic management skills. His e-commerce experience provides valuable insights into the continued execution and evolution of our interconnected retail strategy.
Other U.S. Public Company Board Memberships in Past Five Years:

Booking Holdings Inc. (2001 to present)
Oscar Health, Inc. (2021 to present)

GREGORY D. BRENNEMAN
Director since: 2000 Age: 59 Lead Director
Mr. Brenneman, our Lead Director, serves as Executive Chairman of CCMP Capital Advisors, LLC (“CCMP”), a private equity firm with over $3 billion under management, a position he has held since October 2016. Previously, he served as Chairman of CCMP from 2008 until October 2016 and as its President and Chief Executive Officer from February 2015 until October 2016. He is also Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds, which he founded in 1994. Prior to joining CCMP, Mr. Brenneman led restructuring and turnaround efforts at Quiznos, Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers (“PwC”), and Continental Airlines, Inc. that resulted in improved customer service, profitability, and financial returns.
Skills and qualifications: As a successful business leader who has been involved in several well-known corporate spin-off and turnaround-driven transformations, Mr. Brenneman has an extensive background in general management of large organizations and expertise in accounting and corporate finance, retail, supply chain, marketing, and international matters. In addition, his directorships at other public companies provide him with broad experience on governance issues.
Other U.S. Public Company Board Memberships in Past Five Years:

Hayward Holdings, Inc. (2021 to present)
PQ Group Holdings Inc. (2017 to present)
Baker Hughes Company (2017 to present)
Baker Hughes Incorporated (2014-2017)
Milacron Holdings Corp. (2015-2017)

The Home Depot 2021 Proxy Statement	17

J. FRANK BROWN
Director since: 2011 Age: 64 Audit Committee Financial Expert Committees: Audit (Chair) Finance
Mr. Brown currently serves as Managing Director and Chief Risk Officer of General Atlantic LLC, a global growth equity firm investing in innovative and technology-driven companies, which he joined in 2011. He served as Managing Director and Chief Operating Officer of General Atlantic from 2011 through 2019. From 2006 to 2011, Mr. Brown was Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PwC, where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services, and Corporate Development practices, and most recently the leader of the $3.5 billion Advisory Services operating unit of PwC. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a trustee of The Asia Society and a member of the American Institute of Certified Public Accountants. He is also an author and frequent speaker on leadership.
Skills and qualifications: Mr. Brown is a seasoned international business and academic leader whose strong technical expertise in financial and accounting matters qualifies him as an “audit committee financial expert” under SEC guidelines. In addition, his role at General Atlantic provides insight into real estate, human capital management, IT and cybersecurity, and e-commerce.
Other U.S. Public Company Board Memberships in Past Five Years:

None

ALBERT P. CAREY
Director since: 2008 Age: 69 Committees: Leadership Development and Compensation (Chair) Nominating and Corporate Governance
Mr. Carey currently serves as Executive Chairman of Unifi, Inc., a global textile solutions provider and innovator in manufacturing synthetic and recycled performance fibers. Prior to his retirement in early 2019, Mr. Carey served as Chief Executive Officer of PepsiCo North America, a consumer products company, from 2016 to March 2019. In this role, he was responsible for leading PepsiCo’s beverages, Frito-Lay and Quaker Foods businesses in North America. Previously, he was Chief Executive Officer of PepsiCo North America Beverages from 2011 to 2016, and President and Chief Executive Officer of Frito-Lay North America, the largest North American business division of PepsiCo, from 2006 to 2011. He also served as President of PepsiCo Sales, the sales division of PepsiCo, from 2003 to 2006, in charge of PepsiCo’s sales and customer management for its retail, food service and fountain businesses. Other positions that Mr. Carey has held at PepsiCo include Chief Operating Officer of PepsiCo Beverages & Foods North America, and Chief Operating Officer of Frito-Lay North America. Prior to his career at PepsiCo, Mr. Carey spent seven years at The Procter & Gamble Company.
Skills and qualifications: Having served in a number of senior executive positions at PepsiCo, Mr. Carey enhances our Board’s experience in and oversight of retail, supply chain and marketing matters, as well as contributing to the general management and strategic business development skills of our Board.
Other U.S. Public Company Board Memberships in Past Five Years:

Unifi, Inc. (2018 to present)
Omnichannel Acquisition Corp. (2020 to present)

Mr. Carey, as the executive chair of Unifi, is deemed an executive officer of Unifi; however, he confirmed to our NCG Committee that service on both the Unifi and Omnichannel boards permits sufficient time for, and will not impair his service on, the Company’s Board, as required by our Corporate Governance Guidelines.

18	The Home Depot 2021 Proxy Statement

HELENA B. FOULKES
Director since: 2013 Age: 56 Committees: Nominating and Corporate Governance (Chair) Finance
Ms. Foulkes currently serves as the Co-Chair and Co-Chief Executive Officer of BrightSpark Capitol Corp., a special purpose acquisition company with a planned focus on consumer businesses in the health, wellness and beauty sectors. She is a seasoned retail executive who served as the Chief Executive Officer and a member of the board of directors of Hudson’s Bay Company (“HBC”), a multinational retailer, from February 2018 to March 2020. Prior to HBC, she served as Executive Vice President of CVS Health Corporation (“CVS”), an integrated pharmacy health care provider and retailer, and President of CVS Pharmacy, from 2014 to February 2018. At CVS, Ms. Foulkes also served as Executive Vice President and Chief Health Care Strategy and Marketing Officer from 2011 to 2013; Executive Vice President and Chief Marketing Officer from 2009 to 2011; Senior Vice President of Health Services of CVS Pharmacy from 2007 to 2009; Senior Vice President, Marketing and Operations Services during a portion of 2007; and Senior Vice President, Advertising and Marketing from 2002 to 2007. Additionally, Ms. Foulkes held positions in Strategic Planning, Visual Merchandising, and Category Management during her 20-plus years with CVS.
Skills and qualifications: With a deep retail background, Ms. Foulkes brings to our Board significant experience in innovative marketing strategies, retail operations, merchandising, e-commerce, and real estate. In addition, her tenure with CVS provides insight into healthcare and associate wellness-related issues.
Other U.S. Public Company Board Memberships in Past Five Years:

BrightSpark Capitol Corp. (2021 to present)

LINDA R. GOODEN
Director since: 2015 Age: 67 Audit Committee Financial Expert Committees: Audit Leadership Development and Compensation
Ms. Gooden enjoyed a 30-plus year career in various senior leadership roles with Lockheed Martin Corporation (“Lockheed”), a global aerospace, defense, security and advanced technologies company. Before her retirement, she most recently served as Executive Vice President, Information Systems & Global Solutions (“IS&GS”) of Lockheed from 2007 to 2013. Under her leadership as Executive Vice President of IS&GS, Lockheed expanded its IT capabilities beyond government customers to international and commercial markets. She also served as Lockheed’s Deputy Executive Vice President, Information and Technology Services from October to December 2006 and its President, Information Technology from 1997 to December 2006. In her role as President of Lockheed’s IT division, Ms. Gooden grew the business over a 10-year period to become a multibillion dollar business.
Skills and qualifications: Ms. Gooden brings to our Board her strong leadership capability demonstrated through her career at Lockheed. She has an extensive background in IT and cybersecurity (including achievement of a Cyber Risk Oversight Certification from NACD in 2018), significant operations and strategic planning expertise, and experience in business restructuring, finance, communications and risk management. She also brings to our Board her experience as a director at other public companies, particularly in the areas of finance, audit, strategic investments, acquisitions and divestitures. She serves as an “audit committee financial expert” on our Audit Committee and takes regular courses for audit committee members to deepen her financial expertise.
Other U.S. Public Company Board Memberships in Past Five Years:

General Motors Company (2015 to present)
Automatic Data Processing, Inc. (2009 to 2019)
WGL Holdings, Inc. (2013 to 2018)

The Home Depot 2021 Proxy Statement	19

WAYNE M. HEWETT
Director since: 2014 Age: 56 Committees: Audit Leadership Development and Compensation
Mr. Hewett is a seasoned executive leader who has worked across a number of industries. Since March 2018, he has served as a senior advisor to Permira, a global private equity firm, and as Chairman of DiversiTech Corporation, a manufacturer and supplier of HVAC equipment and a portfolio company of the Permira funds. Since December 2019, he has also served as Chairman of Cambrex Corporation, a contract developer and manufacturer of active pharmaceutical ingredients, also a Permira portfolio company. From August 2015 to November 2017, Mr. Hewett served as Chief Executive Officer of Klöckner Pentaplast Group, a leading supplier of plastic films for pharmaceutical, medical devices, food and specialty applications. From January 2010 to February 2015, he served as President, Chief Executive Officer and a member of the board of directors of Arysta LifeScience Corporation (“Arysta”), one of the world’s largest privately held crop protection and life science companies. In February 2015, Arysta was acquired by Platform Specialty Products Corporation (“Platform”), a global producer of high technology specialty chemical products, and Mr. Hewett served as President of Platform until August 2015. Prior to joining Arysta in 2009, Mr. Hewett served as a senior consultant to GenNx360, a private equity firm, from February to August 2009. Mr. Hewett’s career has also included over 20 years with General Electric Company (“GE”), including roles as GE’s Vice-President, Supply Chain and Operations; President and Chief Executive Officer of GE Advanced Materials; President of GE Plastics Pacific; President of GE Toshiba Silicones; and membership on GE’s Corporate Executive Council.
Skills and qualifications: Mr. Hewett brings to our Board extensive experience in general management, finance, supply chain, operational and international matters. He has significant experience executing company-wide initiatives across large organizations, developing proprietary products, optimizing a supply chain, and using emerging technologies to provide new products and services to customers.
Other U.S. Public Company Board Memberships in Past Five Years:
United Parcel Service, Inc. (2020 to present)
Wells Fargo & Company (2019 to present)

MANUEL KADRE
Director since: 2018 Age: 55 Committees: Audit Finance
Mr. Kadre is Chairman and Chief Executive Officer of MBB Auto Group, a premium luxury retail automotive group with a number of dealerships in the Northeast, a position he has held since 2012. Mr. Kadre also serves as Chairman of the Board of Republic Services, Inc., an industry leader in U.S. recycling and non-hazardous solid waste disposal. Prior to his current role, he was the Chief Executive Officer of Gold Coast Caribbean Importers, LLC from July 2009 until 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary, for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean. Mr. Kadre also serves on the Board of Trustees of the University of Miami.
Skills and qualifications: Mr. Kadre brings significant chief executive and senior management expertise to our Board, together with financial, strategic, environmental, and real estate experience. His service on other boards, including service as chairman and lead independent director of two public companies, enhances our Board’s capabilities in the areas of management oversight, corporate governance and board dynamics.
Other U.S. Public Company Board Memberships in Past Five Years:
Republic Services, Inc. (2014 to present)
Mednax, Inc. (2007 to present)

20	The Home Depot 2021 Proxy Statement

STEPHANIE C. LINNARTZ
Director since: 2018 Age: 53 Committees: Leadership Development and Compensation Nominating and Corporate Governance
Ms. Linnartz is the President of Marriott International, Inc. (“Marriott”), a worldwide operator, franchisor, and licensor of hotels and timeshare properties. Prior to her current role, she served as Group President, Consumer Operations, Technology & Emerging Businesses for Marriott from 2019 to 2021, and as Marriott’s Executive Vice President and Global Chief Commercial Officer from 2013 to 2019. Ms. Linnartz joined Marriott as a financial analyst in 1997, and held several positions in finance before moving into sales and marketing. Her prior roles in the company include Global Officer, Sales & Revenue Management; Senior Vice President, Global Sales; Senior Vice President, Sales & Marketing Support; and Vice President, Sales & Marketing Channel Strategy & Analysis. Prior to Marriott, Ms. Linnartz worked for the Hilton Hotels Corporation.
Skills and qualifications: In her current role, Ms. Linnartz is responsible for providing strategic leadership for all aspects of Marriott’s global strategy, including brand management, sales (including e-commerce), marketing, revenue management, customer engagement, information technology and digital functions, emerging businesses and loyalty strategies. She also has responsibility for Marriott’s global development organization, and for Marriott’s progress on issues including the intersection of technology and hospitality, the Marriott Bonvoy™ loyalty platform, and environmental sustainability. This experience, along with her strong financial background, enhances the Board’s oversight of our interconnected retail strategy and the investments we are making in the One Home Depot experience.
Other U.S. Public Company Board Memberships in Past Five Years:

None

CRAIG A. MENEAR
Director since: 2014 Age: 63 Chairman and CEO
Mr. Menear has served as our Chief Executive Officer since November 2014 and our Chairman since February 2015. He also served as our President from November 2014 to October 2020. He previously served as our President, U.S. Retail from February 2014 to October 2014. In that role Mr. Menear was responsible for oversight of store operations and all merchandising departments, services and strategy; the Company’s supply chain network and global sourcing and vendor management programs; and the Company’s marketing and online business activities. From 2007 to February 2014, Mr. Menear served as our Executive Vice President – Merchandising, where he led our merchandising and supply chain transformations. From 2003 to 2007, he served as Senior Vice President – Merchandising, and from 1997 to 2003, he held positions of increasing responsibility in the Company’s Merchandising department, including Merchandising Vice President of Hardware, Merchandising Vice President of the Southwest Division and Divisional Merchandise Manager of the Southwest Division. Prior to joining the Company in 1997, Mr. Menear held various merchandising positions within the retail industry.
Skills and qualifications: With more than three decades of experience in the retail and hardware home improvement industry, Mr. Menear brings to our Board extensive retail experience and knowledge of our business, including leadership experience in retail operations, merchandising, marketing, e-commerce, supply chain, vendor management, and organizational development.
Other U.S. Public Company Board Memberships in Past Five Years:

None

WE RECOMMEND THAT YOU VOTE “FOR” THE ELECTION
OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

The Home Depot 2021 Proxy Statement	21

RATIFICATION OF THE APPOINTMENT OF KPMG LLP
(ITEM 2 ON THE PROXY CARD)
The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm. The Audit Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules.
The Audit Committee has appointed KPMG to serve as the Company’s independent registered public accounting firm for Fiscal 2021. KPMG (or its predecessor firms) has served in that capacity for the Company since 1979. The Audit Committee and the Board believe that the continued retention of KPMG as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although we are not required to submit this matter to shareholders, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of KPMG. If shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment of KPMG is ratified by shareholders, the Audit Committee in its discretion may change the appointment at any time if it determines that such a change would be in the best interests of the Company.
One or more representatives of KPMG will be present at the Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from shareholders.
WE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF
KPMG LLP AS THE COMPANY’S FISCAL 2021 INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

22	The Home Depot 2021 Proxy Statement

AUDIT COMMITTEE REPORT
Each member of the Audit Committee is independent under SEC rules, the NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Brown and Ms. Gooden are “audit committee financial experts” as such term is defined in SEC rules.
The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The Audit Committee has:
•Reviewed and discussed the audited consolidated financial statements with the Company’s management and discussed with KPMG LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees;
•Received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s independence, discussed with KPMG its independence, and concluded that KPMG is independent from the Company and its management;
•After review and discussions with management and KPMG, recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s Annual Report on Form 10-K for Fiscal 2020 for filing with the SEC; and
•Reviewed and discussed the fees billed to the Company by KPMG for audit, audit-related, tax and all other services provided during Fiscal 2020, which are set forth below under “Independent Registered Public Accounting Firm’s Fees,” and determined that the provision of non-audit services is compatible with KPMG’s independence.
This report has been furnished by the current members of the Audit Committee:
•    J. Frank Brown, Chair
•    Ari Bousbib
•    Linda R. Gooden
•    Wayne M. Hewett
•    Manuel Kadre

The Home Depot 2021 Proxy Statement	23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

AUDIT AND OTHER FEES

The following table presents fees billed or expected to be billed for services rendered by KPMG during Fiscal 2020 and Fiscal 2019 (amounts in thousands):

	Fiscal 2020	Fiscal 2019
Audit Fees	$7,160	$5,831
Audit-Related Fees	222	233
Tax Fees	754	1,254
All Other Fees	—	—
Total Fees	$8,136	$7,318

Audit fees consist of fees for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, the annual audit of the Company’s internal control over financial reporting, the quarterly reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q, services related to other regulatory filings made with the SEC, comfort letters, and statutory audits of certain subsidiaries.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements but are not reported in the prior paragraph. These fees are related to the Company’s employee benefit plan audits.
Tax fees for Fiscal 2020 consist of fees of $264,000 for tax compliance and preparation services and $490,000 for tax planning, advisory and consulting services. Tax fees for Fiscal 2019 consist of fees of $372,000 for tax compliance and preparation services and $882,000 for tax planning, advisory and consulting services.
PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit Committee or by the Chair of the Audit Committee. Prior to the engagement of our independent registered public accounting firm, our Audit Committee pre-approves the above-described services by category of service and maximum amount of fees per category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval or for services in excess of the originally pre-approved amount. In those instances, our Audit Committee requires that we obtain specific pre-approval for those services. If pre-approval is required between Audit Committee meetings, the Chair of the Audit Committee may pre-approve the services, provided that notice of such pre-approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next regularly scheduled meeting.

24	The Home Depot 2021 Proxy Statement

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(“SAY-ON-PAY”) (ITEM 3 ON THE PROXY CARD)
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, the Company provides its shareholders with the opportunity each year to vote to approve, on an advisory basis, the compensation of our named executive officers. The Company recommends that you vote for the approval of the compensation of our NEOs as described in this Proxy Statement. Accordingly, you may vote on the following resolution at the Meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders.
As described in the Compensation Discussion and Analysis beginning on page 32 and our “Fiscal 2020 Executive Compensation Report Card” on page 35, the Company’s compensation philosophy is to align executive pay with Company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.
Our executive compensation program links pay to performance and reflects best practices as follows:
✓  Approximately 88% of the Fiscal 2020 target compensation for our CEO and approximately 78% of the Fiscal 2020 target compensation for our other NEOs was variable and paid based upon attainment of our pre-determined corporate performance objectives or the performance of our common stock.
✓  For Fiscal 2020, approximately 65% of our CEO’s target compensation and approximately 56% of the target compensation of our other NEOs was equity-based and paid in a mix of performance shares, performance-based restricted stock, and options.
✓  Our NEOs do not receive tax reimbursements (also known as “gross-ups”), supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses and have limited perquisites.
✓  We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk taking, including an annual review and risk assessment of all elements of compensation by the LDC Committee, a compensation recoupment policy, stock ownership guidelines, and an anti-hedging policy.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the LDC Committee or the Board. Because we value our shareholders’ views, however, the LDC Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As noted on page 39 in the Compensation Discussion and Analysis, the LDC Committee considered the result of last year’s vote, in which approximately 97% of the shares voted were voted in support of the compensation of the Company’s NEOs. Your advisory vote serves as an additional tool to guide the LDC Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its shareholders and is consistent with our commitment to high standards of corporate governance.
This vote is not intended to express a view on any specific element of compensation, but rather on the overall NEO compensation program and philosophy as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth below under “Executive Compensation.” We encourage you to carefully review these disclosures and to indicate your support for NEO compensation program.
WE RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

The Home Depot 2021 Proxy Statement	25

SHAREHOLDER PROPOSAL REGARDING AMENDMENT OF SHAREHOLDER WRITTEN CONSENT RIGHT (ITEM 4 ON THE PROXY CARD)
Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, is the beneficial owner of at least 100 shares of the Company’s common stock and has notified the Company of his intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Proposal 4 – Improve Shareholder Written Consent
Shareholders request that our board of directors take the steps necessary to enable 10% of shares to request a record date to initiate shareholder written consent.
Currently it takes the formal backing 35% of the shares, that cast ballots at our annual meeting, to do so little as request a record date for written consent.
Plus any action taken by written consent would still needs more than our 73% supermajority approval from the shares that normally cast ballots at the annual meeting. This 73%-vote requirement gives substantial supermajority protection to management that will remain unchanged.
Enabling 10% of shares to apply for a record date for written consent makes sense because scores of companies do not even require 01% of stock ownership to do so little as request a record date.
Taking action by written consent is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. For instance shareholders might determine that a poor performing director, who chairs an important board committee, is in need of replacement.
The new style of tightly controlled online shareholder meetings makes the shareholder right to act by written consent all the more valuable to shareholders because almost everything is optional with an online shareholder meeting. For instance a 5-minute management report on the state of the company is completely optional. Also management answers to shareholder questions are completely optional even if management misleadingly asks for questions.
Online shareholder meetings are a serious blow to management transparency and accountability.
For example the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button that was used to quash constructive shareholder criticism. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting. Shareholders are so restricted in online meetings that management will never want to return to the more transparent in-person shareholder meeting format.
Please see:
Goodyear's virtual meeting creates issues with shareholder
https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder
Please see:
AT&T investors denied a dial-in as annual meeting goes online
https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/
Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management since tightly controlled online shareholder meetings are a shareholder engagement and management transparency wasteland.
Proposal 4 – Improve Shareholder Written Consent

26	The Home Depot 2021 Proxy Statement

RESPONSE TO PROPOSAL REGARDING AMENDMENT OF SHAREHOLDER WRITTEN CONSENT RIGHT
The Company recommends that you vote against this shareholder proposal. Currently, shareholders of at least 25% of our common stock can initiate a written consent solicitation, pursuant to a Company proposal adopted by our shareholders at our 2011 annual meeting. This shareholder proposal asks the Company to amend our written consent right to lower the percentage to 10%. Our Board continues to believe that the 25% threshold approved by our shareholders is the appropriate threshold and balances and promotes the interests of all of our shareholders, particularly when viewed together with our robust corporate governance practices and the many shareholder protections that we have adopted.
When our shareholders approved the Company’s proposal implementing our written consent right in 2011, with 96% of voted shares voting in favor, they approved as part of that right the 25% threshold to request a record date to initiate the written consent process. We solicited input from many of the Company’s large institutional investors as we were considering how to implement our written consent right, and they supported the inclusion of this 25% threshold as an important shareholder protection and to guard against abuse of the right. The 25% threshold ensures that the matter is of interest to more than a handful of our shareholders. At a 10% threshold, as proposed by the proponent, that number could represent as few as two shareholders. Over 80% of the shares voted at our 2020 annual meeting of shareholders voted against changing the current written consent right in response to a similar proposal by the same proponent.
A written consent solicitation asks for action without a meeting of the shareholders. Because no actual meeting occurs at which shareholders can ask questions and different viewpoints can be aired, many do not favor consent solicitations over shareholder meetings as a means to implement shareholder action. Our shareholders already have a meaningful right to call special meetings: a special meeting of shareholders can be convened on the request of 15% of our outstanding shares. A consent solicitation can also generate significant costs, require diversion of corporate resources, and require the time and attention of management and the Board, all of which impacts the Company and ultimately our shareholders as a whole. Recognizing this burden, the Board believes that the Company’s existing 25% threshold to request a record date under our written consent right strikes the appropriate balance between a meaningful mechanism to influence the direction of the Company and preventing abuse of this right in a manner that is not in the best long-term interests of our shareholders. We believe that if a meaningful number of shareholders agree to initiate a consent action, as reflected by our current 25% threshold, then such a use of corporate resources is appropriate.
We also believe that our written consent right should be viewed in light of our robust corporate governance standards, including other shareholder protections that we have adopted. As noted in the Proxy Statement Summary on page v, we have adopted extensive governance best practices, including majority voting for directors in uncontested elections, annual director elections, a market standard proxy access right, and a shareholder right to call a special meeting with a 15% threshold, in addition to our written consent right. Reflecting these high standards of corporate governance, ISS has consistently rated us as having a low corporate governance risk under its QualityScore governance rating system.
Furthermore, we believe the proponent’s comments about virtual shareholder meetings are contrary to his own experience at our 2020 annual meeting. We permitted shareholders to submit questions both before and during the meeting, and we received and answered significantly more questions at the virtual meeting than at the last three in-person meetings. All of our shareholder proponents, including this proponent, were able to present their proposal on a live phone line, saving them the cost and time of traveling to an in-person meeting. We provided a business update comparable to what we did in prior in-person meetings. And more shareholders attended and participated in the virtual meeting than in the prior year in-person meeting. A consent solicitation, which includes no meeting, could not provide anything close to the transparency of an actual meeting, whether virtual or in-person.
This shareholder proposal ignores our robust corporate governance standards and would weaken important protections that our written consent right provides for our shareholders. We believe that at least 25% of our shareholders should agree that a matter be addressed before soliciting a written consent.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

The Home Depot 2021 Proxy Statement	27

SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS CONGRUENCY ANALYSIS (ITEM 5 ON THE PROXY CARD)
Tara Health Foundation, located at 47 Kearny Street, San Francisco, California 94108, is the beneficial owner of more than $2,000 in shares of the Company’s common stock and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Whereas:
The Home Depot’s Nominating and Corporate Governance Committee annually reviews The Home Depot's political contributions. The Home Depot has stated, “In an effort to ensure that the federal, state and local governments of those countries in which we conduct business act responsibly and in the best interest of our customers and associates, Home Depot actively participates, and encourages its associates to participate, in the political process.”
Home Depot sponsors a political action committee (PAC) which “supports public officials and candidates who understand the issues affecting Home Depot and promote a favorable business climate for the Company.”
However, The Home Depot’s politically focused expenditures appear to be misaligned with its public statements of its views and operational practices. For example, The Home Depot has committed to achieving a 50% reduction in carbon emissions by 2035, yet is a member of the U.S. Chamber of Commerce, which has long and consistently lobbied to roll back specific US climate regulations and promoted regulatory frameworks that would significantly slow a transition away from a GHG emission-intense energy mix.
In addition, The Home Depot has evidenced a strong commitment to gender diversity through its support of a women’s employee resource group, a “Women in Leadership” curriculum, and other actions, including the provision of strong reproductive health and maternity benefits. Yet based on public data, the proponent estimates that in the last three election cycles, The Home Depot and its employee PAC has made political donations totaling $6.5 million to politicians and political organizations working to weaken access to abortion.
If the company’s actions appear to conflict with its expressions of social and environmental intention, stakeholders may become concerned that its statements are “corporate puffery,” language described by the United States Federal Trade Commission as marketing exaggerations intended to “puff up” products and not able to be relied upon by consumers and investors.
Corporate political spending that conflicts with companies’ priorities is gaining attention in the media, with coverage by prominent media outlets such as Bloomberg, Minneapolis Star-Tribune, New York Times, STAT and the Guardian in 2020 alone.
Proponents believe The Home Depot should establish policies and reporting systems that minimize risk to the firm's reputation and brand by addressing possible missteps in corporate electioneering and political spending that are in contrast to its stated diversity and environmental policies.
Resolved:
The Home Depot publish, at least annually, a report, at reasonable expense, analyzing the congruency of political and electioneering expenditures during the preceding year against publicly stated company values and policies.
Supporting Statement:
Proponents recommend that such report also contain management's analysis of risks to our company's brand, reputation, or shareholder value of expenditures in conflict with company values. “Expenditures for electioneering communications" means spending, from the corporate treasury and from the PAC, directly or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

28	The Home Depot 2021 Proxy Statement

RESPONSE TO PROPOSAL REGARDING POLITICAL CONTRIBUTIONS CONGRUENCY ANALYSIS
The Board recommends that you vote against this shareholder proposal. As the world’s largest home improvement retailer, we recognize that laws at the federal, state and local level impact our business, and we participate in the political process in a bipartisan manner to support policies that further our business interests and create shareholder value. We are committed to complying with all laws governing our participation in the political process and conducting our activities in a transparent manner. We believe that our current practices, as described below, provide transparency and accountability with respect to our political spending and the governance and oversight of that spending.
We maintain a Political Activity and Government Relations Policy (the “Policy”), available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” that sets forth the standards for participation in the political process by the Company and its associates. The Policy contains links to two reports, which are also available on our ESG Investor page of our website at https://ir.homedepot.com/esg-investors. The first is an annual report of the Company’s political contributions. This information is also available through the Federal Election Commission’s website at http://www.fec.gov, as is information about the political action committee sponsored by the Company (the “PAC”). The second is an annual report providing the aggregate dues paid to trade associations that engage in lobbying activities, including the total amount spent on those activities, and a list of any of these organizations to which the Company made payments of $5,000 or more in the prior calendar year. Collectively, this information provides transparency about the Company’s political contributions and trade association activities.
The Policy also provides a review process for the Company’s political expenditures, addressing both corporate political contributions and electioneering activity. As part of that process, the NCG Committee conducts an annual review of the Company’s political contributions and payments to trade associations that engage in lobbying activities. In 2020, we updated the NCG Committee Charter to more specifically discuss the NCG Committee’s oversight of political activity, including a requirement that the NCG Committee conduct an annual review of the Policy. With respect to electioneering, the Policy provides that the NCG Committee must approve in advance any public advertisement directly or indirectly paid for by the Company that expressly advocates the election or defeat of a candidate in which the Company is identified specifically as an advocate of such election or defeat. To date, the Company has not made any expenditure for such electioneering communications, and has no present plans to make any such expenditures.
In addition, in response to feedback received from our investors during our 2020 ESG engagement program, we added a more detailed discussion of our government relations and political activity in our 2020 Responsibility Report (available on our website at https://corporate.homedepot.com/responsibility). This enhanced disclosure specifically addresses oversight of our political activity, our top priorities in determining where to focus our advocacy, and how the PAC functions and assesses potential recipients of PAC contributions. As discussed in the Responsibility Report, our Government Relations Department, led by a vice president who reports to our General Counsel, manages our political activity. The Government Relations team carefully analyzes our engagement activities, trade association partnerships, and political contributions, keeping in mind our key priorities. The Responsibility Report also discusses the PAC, whose finances, governance and communications are governed by a PAC Board. The PAC Board is chaired by the vice president of Government Relations and is composed of leaders who represent each functional area of the business and each field division to ensure a wide range of experiences and perspectives. Our PAC supports candidates on both sides of the aisle who champion pro-business, pro-retail positions that stimulate economic growth. In light of the events that occurred in Washington, D.C. in January 2021, the PAC Board paused contributions to the members of Congress who objected to the electoral college results while we undertake a case-by-case review and evaluation aligned with our giving criteria before considering whether to make future contributions to these individuals.
We believe that participating in the political process in a bipartisan and transparent manner, together with our encouragement of our associates to participate in the political process to address their own diverse interests and priorities, both enhances shareholder value and promotes good corporate citizenship. We do not believe, however, that implementing the annual reporting requested by the proponent would provide shareholders with any more beneficial information than is already available.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

The Home Depot 2021 Proxy Statement	29

SHAREHOLDER PROPOSAL REGARDING REPORT ON PRISON LABOR IN THE SUPPLY CHAIN (ITEM 6 ON THE PROXY CARD)
The NorthStar Asset Management, Inc. Funded Pension Plan, located at PO Box 301840, Boston, Massachusetts 02130, is the beneficial owner of more than $2,000 in shares of the Company’s common stock and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Report on Prison Labor
WHEREAS:
Prison labor – voluntary and forced – is allowed in the United States due to an exception in the 13th amendment to the Constitution: “Neither slavery nor involuntary servitude, except as a punishment for crime…”;
Modern prison labor is an outgrowth of slavery in the U.S. The Brennan Center for Justice explains that after slavery was abolished, “Southern states codified punitive laws, known as the Black Codes, to arbitrarily criminalize the activity of their former slaves.” Soon after, formerly enslaved African Americans comprised 70% of the prison population. Then, “desperate for cheap labor and revenue,” Southern states began to lease convicts out to private parties for physical labor. To the present day, prison labor remains inextricably linked to systemic racism;
The Proponent recognizes that the Company’s 2020 Responsible Sourcing Report states that it prohibits forced labor as well as “involuntary or exploitative prison labor” and that it appears that the Company has revised its policies to include requiring responsible sourcing audits of at least some manufacturers in the United States;
Because the company prohibits “involuntary or exploitative prison labor,” the Proponent presumes that prison labor deemed “voluntary and non-exploitative” will be permitted in the Company’s supply chain. The Company’s Responsible Product Standards states that the use of prison labor “must be consistent with the laws where the products are manufactured”;
In the U.S., despite its legality, sometimes incarcerated individuals work in unsafe or unhealthy conditions. Reports indicate that some may be coerced into working by threat of punishment for declining work. Correctional industries workers may be paid as little as $0.33-$1.41 per hour. In some states, incarcerated people are forced to work for no pay;
Regardless of the legal nature of prison labor in the U.S., companies have experienced public backlash, boycotts, and long-term brand name and reputation harm from a connection to prison labor. This can pose financial and operational risks for companies including supply chain disruption, litigation, and reputational damage;
The Proponent believes that the Company would benefit from strengthening of policies related to prison labor identified in the supply chain.
RESOLVED: Shareholders urge the Board of Directors to issue a report evaluating opportunities to address the company’s role in systemic racism by enhancing its policies applicable to any suppliers utilizing incarcerated workers.
SUPPORTING STATEMENT: Shareholders recommend that the report examine, at the board and management's discretion, the benefits and drawbacks of enhancing supplier policies such as requiring:
•Payment to workers of local prevailing wage and transparency of wage payments for incarcerated workers;
•Additional company or independent mechanisms for verification of voluntariness of labor;
•Programs to support prisoner transitions to the workforce following incarceration, such as counseling on careers, job applications, and interview preparation.

30	The Home Depot 2021 Proxy Statement

RESPONSE TO PROPOSAL REGARDING REPORT ON PRISON LABOR IN THE SUPPLY CHAIN
The Board recommends that you vote against this shareholder proposal. The Company already has in place a responsible sourcing program to support our efforts to conduct our business in a responsible and ethical manner, including addressing risks related to any use of prison labor in our supply chain, and already produces an annual report on this program. In early 2021, we updated this program to prohibit all prison labor.
Our responsible sourcing program was designed using a risk-based approach to manage the many aspects of supply chain oversight, with resources allocated based on an assessment of the probability and potential magnitude of a particular risk to the Company, taking into account such factors as geographic location, applicable regulatory regimes, industry practices, and past experience. The program is discussed in detail in our 2020 Responsible Sourcing Report, available on our website at https://corporate.homedepot.com/responsibility/sourcing-responsibility. The program includes Responsible Sourcing Standards and guidelines, also available in the same location on our website, which prohibit our suppliers from using forced, bonded or indentured labor, slavery or human trafficking. In early 2021, we revised the policy to prohibit all prison labor, removing the provision that previously permitted voluntary prison labor. The updated standards can be found on our website at https://corporate.homedepot.com/social-and-environmental-responsibility-standards. Our standards also reflect enhancements made in early 2019 to strengthen the provisions regarding forced labor, following analysis of our supply chain as well as information from peer companies and organizations like the Responsible Business Alliance (“RBA”). The updates were based on the code of conduct provided by the RBA, the world’s largest industry coalition dedicated to corporate social responsibility in global supply chains. In early 2019, we also joined the RBA’s Responsible Labor Initiative, a multi-industry, multi-stakeholder initiative focused on ensuring that the rights of workers vulnerable to forced labor in global supply chains are consistently respected and promoted. Membership in the Responsible Labor Initiative provides access to best practices, tools, partnerships and other resources to better enable us to understand emerging issues, enhance our forced labor due diligence program, and assist us in meeting regulatory requirements.
Our suppliers are required to comply with our Responsible Sourcing Standards when we enter into a contract with them, acknowledging that they will adhere to those standards as well as applicable laws and regulations. We have a number of measures in place, including on-site audits of factories producing private brand and direct import products for us, review of records, confidential interviews, training, and a website and alert lines for anonymous reporting, to monitor and support compliance with our standards. Our suppliers are expected to promptly take corrective action to remediate any noncompliance, and the Company reserves the right to terminate its relationship with any supplier who is unwilling to comply with our standards. On an annual basis, our Audit Committee receives a report on our responsible sourcing program.
The 2020 Responsible Sourcing Report, which reports on actions taken in 2019, notes that we performed 1,354 factory audits and 1,690 follow-up visits in 2019 in 38 countries. In 2020, we conducted 1,381 factory audits and 1,576 follow-up visits in 35 countries. All of our audits assess whether there is any use of prison labor. None of the audits in 2019 or 2020 identified any use of prison labor.
We believe the actions we have taken to address the use of prison labor in the manufacture of products that we sell, including the change in our standards to prohibit prison labor and other recent updates as well as our membership in the Responsible Labor Initiative, are appropriate and use a reasonable, risk-based approach to supply chain oversight. Similarly, we believe that reporting on the program as a whole, as we do in our Responsible Sourcing Report, is a more effective and prudent use of corporate resources and better serves the interests of shareholders.
WE RECOMMEND THAT YOU
VOTE “AGAINST” THE ADOPTION OF
THIS SHAREHOLDER PROPOSAL.

The Home Depot 2021 Proxy Statement	31

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement provides our discussion and analysis of the Company’s Fiscal 2020 executive compensation program, focusing on the compensation of our named executive officers, or “NEOs.” Our NEOs for Fiscal 2020 were:
•Craig A. Menear, Chairman and CEO;
•Richard V. McPhail, Executive Vice President and CFO;
•Edward P. Decker, President and COO;
•Ann-Marie Campbell, Executive Vice President – U.S. Stores and International Operations; and
•Mark Q. Holifield, Executive Vice President – Supply Chain and Product Development.
The Compensation Discussion and Analysis is organized as follows:

32	The Home Depot 2021 Proxy Statement

EXECUTIVE SUMMARY

Fiscal 2020 Company Business Objectives and Performance
Fiscal 2020 was an extraordinary year. As Fiscal 2020 began, we were entering into the third year of our multi-year investment program, initiated in Fiscal 2018, to create what we call the One Home Depot experience. Simply put, One Home Depot is our vision to provide our customers with a seamless and frictionless interconnected shopping experience across our stores, online, on the job site, and in their homes. In March 2020, however, the COVID-19 pandemic struck, changing the way that we live, work and interact with each other. With the onset of the pandemic and the incredible challenges that it created, we navigated the crisis by aligning our decisions and actions with some of our most important values — Doing the Right Thing and Taking Care of Our People. Our focus has been, and continues to be, on two key priorities: the safety and well-being of our associates and customers, and providing our customers and communities with the products and services that they need.
As discussed above in the letter from our CEO and our Lead Director, we took a number of steps to adjust our store environment, facilities and operations to promote a safe shopping and working environment, continuing to adapt throughout the year based on evolving public health guidance, our learnings, and the ever-changing environment. Some of the initial changes, like shortening our operating hours and limiting the number of customers in stores, had a negative impact on our sales, particularly in the first quarter of the year, but we strongly believe that they were the right actions to take for our customers and associates.
For our associates, we took a number of steps to enhance their pay and benefits in light of the pandemic. Over the course of the year, these actions included, among other things, providing:
•Expanded paid time off for all hourly associates, with hours that could be used at their discretion and ultimately paid out if not used;
•Additional paid time off (on top of the already expanded hours) for associates aged 65 and older or deemed to be at higher risk according to CDC guidelines;
•Weekly bonuses for hourly associates in our stores and distribution centers and double overtime pay; and
•Extended dependent care benefits, with related co-pays waived.
In the third quarter of Fiscal 2020, we began to transition from these temporary COVID-19 benefits to permanent compensation enhancements for our frontline, hourly associates. On an annualized basis, this change could result in approximately $1 billion of expected incremental expense. In total, we provided approximately $2.0 billion in enhanced pay and benefits for associates in Fiscal 2020. Our associates also earned an additional $616 million of Success Sharing bonus payments in Fiscal 2020 as a result of outstanding performance, as discussed under “CEO Pay Ratio” on page 60.
As Fiscal 2020 progressed, we saw unprecedented demand for home improvement projects, as customers focused on their homes during the pandemic. And while the dramatic increase in demand resulting from COVID-19 created a number of operational challenges, we learned that our strategic investments enabled agility and flexibility and positioned us well to better serve our customers. Highlights of our 2020 performance include the following:
•Increased net sales by 19.9% to $132.1 billion.
•Increased operating income by 15.4% to $18.3 billion.
•Increased net earnings by 14.4% to $12.9 billion and diluted earnings per share by 16.5% to $11.94.
•Generated $18.8 billion in operating cash flow.
•Generated ROIC of 40.8%.
As a result of our significant cash flow from operations and disciplined capital allocation, we were also able to return value to our shareholders during Fiscal 2020 through $6.5 billion in dividends and, until we suspended our share repurchases in March 2020, approximately $600 million in share repurchases. Our stock price increased 19% from the beginning of Fiscal 2020, and our one-, three- and five-year total shareholder return, or TSR, was 21.6%, 40.5% and 141.9%, respectively.

The Home Depot 2021 Proxy Statement	33

Fiscal 2020 Management Transitions
In October 2020, we announced several management promotions and role progressions. Mr. Decker was promoted from Executive Vice President – Merchandising to President and COO. In this new role, he is responsible for all aspects of merchandising and marketing, global store operations, global supply chain, and outside sales and service. As a result of this change, Ms. Campbell and Mr. Holifield now report to Mr. Decker, who continues to report to Mr. Menear. In addition, Ms. Campbell, who previously served as Executive Vice President – U.S. Stores, was named Executive Vice President of U.S. Stores and International Operations, adding responsibility for all operations, business functions and strategy for the Company’s Canada and Mexico businesses to her existing responsibilities. Mr. McPhail, our Executive Vice President and Chief Financial Officer, assumed additional responsibility for the Company's corporate strategy and strategic business development, and continues to report to Mr. Menear. The compensation of each of Mr. Decker, Ms. Campbell and Mr. McPhail was increased in October 2020 to reflect these changes, as discussed in more detail below in this Compensation Discussion and Analysis.
Compensation Philosophy and Objectives: Pay for Performance
We designed our compensation program for associates at all levels with the intent to align pay with performance. By doing so, we seek to motivate associate performance and enhance morale, which drives a superior customer experience. We believe this alignment encourages achievement of our strategic goals and creation of long-term shareholder value.
The principal elements of our compensation program for executive officers are base salary, annual incentives and long-term incentives. We use a number of the financial metrics highlighted above, which drive shareholder value, as the key performance metrics in our compensation programs. This congruency aligns both pay with performance and executive interests with shareholder interests. The following Executive Compensation Report Card highlights the alignment between pay and performance for each of these elements of our compensation program for Fiscal 2020.

34	The Home Depot 2021 Proxy Statement

FISCAL 2020 EXECUTIVE COMPENSATION REPORT CARD: THE HOME DEPOT PAYS FOR PERFORMANCE
Approximately 88.4% of our CEO’s target compensation for Fiscal 2020 (approximately 78.4% on average for our other NEOs) was at risk and contingent upon the achievement of corporate performance objectives and/or share price performance. The components of total target compensation for Fiscal 2020 were:
Below are the variable components of Fiscal 2020 total target compensation, including the performance measures used for each, the actual Company performance in Fiscal 2020 relevant to those measures, and the resulting compensation paid to our NEOs.

Fiscal 2020 Performance Measures and Actual Performance					Executive Compensation Results
Management Incentive Plan:
($ in billions) Metrics	Threshold	Target	Maximum	Actual**	NEO	Performance as % of Target	MIP Payout
Sales (45%)	$108.47	$114.18	$131.31	$132.21	C. Menear	200%	$5,200,000
Operating Profit (45%)	$14.41	$16.02	$18.42	$20.64	R. McPhail	200%	$1,650,000
Inventory Turns (10%)	4.32	4.80	5.53	5.77	E. Decker	200%	$2,250,000
					A. Campbell	200%	$1,700,000
					M. Holifield	200%	$1,722,000

Fiscal 2020-2022 Performance Share Award:
($ in billions) Metrics	Threshold	Target	Maximum	Results as of FYE2020**	At the end of the first year of the three-year performance cycle, results are tracking at the maximum level.
Three-Year Average ROIC (50%)	40.1%	44.5%	49.0%	52.0%	Shares are received following the end of the three-year performance period, if and to the extent the performance measures are met.
Three-Year Average Operating Profit (50%)	$15.05	$16.72	$18.39	$20.64
Payout as a Percent of Target	25%	100%	200%	n/a

Performance-Based Restricted Stock:
Restricted stock is forfeited if Fiscal 2020 operating profit is not at least 90% of the MIP target.					Shares of restricted stock were not forfeited, and will vest 50% after 30 months and 50% after 60 months from grant date.
($ in billions) Metric	Threshold (90% of Target)		Target	Actual**
Operating Profit	$14.41		$16.02	$20.64

Stock Options:
Based on stock price performance – annual grant with an exercise price of $181.76 made on March 25, 2020					At the end of Fiscal 2020, options were in-the-money by $89.06 per share.
					Options vest 25% on the second, third, fourth and fifth anniversaries of the grant date.
* Amounts do not include promotional equity grants made in November 2020. Percentages of total target compensation may not sum to 100% due to rounding.
** See “—Elements of Our Compensation Programs—Adjustments” on page 41 below, “—Elements of Our Compensation Programs—Fiscal 2020 MIP Results” on page 42 below, and “—Elements of Our Compensation Programs—Performance Shares” starting on page 43 below.

The Home Depot 2021 Proxy Statement	35

Performance-Based Features of Fiscal 2020 Compensation
The following features of our compensation program for executive officers illustrate our performance-based compensation philosophy and our practice of following compensation best practices:
✓  100% of annual incentive compensation under our Fiscal 2020 MIP was tied to performance against pre-established, specific, measurable financial performance goals.
✓  One half of the annual Fiscal 2020 equity grant was in the form of a three-year performance share award with payout contingent on achieving pre-established average ROIC and operating profit targets over the three-year performance period.
✓  Our performance-based restricted stock awards, which comprised 30% of the annual Fiscal 2020 equity grant, were forfeitable if Fiscal 2020 operating profit had been less than 90% of the MIP target. Dividends on performance-based restricted stock grants are accrued and not paid out to executive officers unless and until the performance goal is met.
✓  Our equity awards have longer vesting periods than many of our peers, with the performance-based restricted stock and stock options vesting over five years and the performance shares cliff vesting after three years (subject to achievement of performance goals), which aligns executive officers’ interests with the interests of our shareholders in the long-term performance of the Company.
✓  Approximately 88.4% of our CEO’s total target compensation was tied to the achievement of corporate performance objectives and/or share price performance.
✓  We do not provide tax reimbursements, also known as “gross-ups,” to executive officers; we have limited perquisites; and we do not have any supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses.
✓  We prohibit all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock.
Impact of Fiscal 2020 Business Results on Executive Compensation
The amount of incentive compensation paid to our executive officers, if any, is determined by our performance against our Fiscal 2020 business plan, a plan created at the beginning of the year and intended to be challenging in light of then prevailing economic conditions, yet attainable through disciplined execution of our strategic initiatives. As discussed above, due to the pandemic, results for Fiscal 2020 were unexpected and reflected outsized demand for home improvement products and services. We did not change the performance metrics adopted at the beginning of the year, and the compensation earned by our NEOs in Fiscal 2020 reflects our corporate performance against those metrics:
•The LDC Committee approved salary increases for the NEOs based on its assessment of individual performance, assumption of additional responsibility, and other factors, as discussed in more detail below.
•Our MIP paid out at the maximum level as a result of performance above the maximum of our sales, operating profit, and inventory turns metrics.
•The performance condition on the performance-based restricted stock granted in Fiscal 2020 was satisfied, although the shares still remain subject to time-based vesting requirements.
•The NEOs earned approximately 94.6% of their 2018-2020 performance share award because we achieved average ROIC and operating profit over the three-year performance period of 45.3% and $16.52 billion, respectively, reflecting performance slightly below the target level for each metric.
Opportunity for Shareholder Feedback
The LDC Committee carefully considers feedback from our shareholders regarding executive compensation matters. Shareholders are invited to express their views or concerns directly to the LDC Committee or the Board in the manner described under “Communicating with the Board” on page 12 of this Proxy Statement.

36	The Home Depot 2021 Proxy Statement

COMPENSATION DETERMINATION PROCESS

Participant		Role in the Executive Compensation Determination Process
Independent Members of the Board	•	The independent members of the Board, consisting of all directors other than Mr. Menear, evaluated the performance and determined the compensation of the CEO.
LDC Committee	•	The LDC Committee evaluated the performance and determined the compensation of our executive officers other than the CEO.
	•	The LDC Committee evaluated the CEO’s performance and made recommendations to the independent members of the Board regarding compensation for the CEO.
	•	The LDC Committee may delegate its responsibilities to subcommittees, but did not delegate any of its authority with respect to the compensation of any executive officer for Fiscal 2020.
Executive Officers	•	The CEO and the EVP-HR made recommendations to the LDC Committee as to the amount and form of executive compensation for executive officers (other than the CEO and the EVP-HR).
•
At the request of the LDC Committee, both the EVP-HR and the CEO regularly attended LDC Committee meetings, excluding executive sessions where their respective compensation and other matters were discussed.

Independent Compensation Consultant	•
In November 2019, the LDC Committee engaged Pay Governance LLC as its independent compensation consultant for Fiscal 2020 to provide research, market data, survey information and design expertise in developing executive and director compensation programs. Pay Governance provides consulting services solely to compensation committees.

•
A representative of Pay Governance attended LDC Committee meetings in Fiscal 2020 and advised the LDC Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including the CEO. The compensation consultant reports directly to the LDC Committee, and the LDC Committee is free to replace the consultant or hire additional consultants or advisers at any time.

•
Pursuant to the independent compensation consultant policy adopted by the LDC Committee, its compensation consultant provides services solely to the LDC Committee and is prohibited from providing services or products of any kind to the Company. Further, affiliates of the compensation consultant may not receive payments from the Company that would exceed 2% of the consolidated gross revenues of the compensation consultant and its affiliates during any year.

•
Pay Governance provided services solely to the LDC Committee in Fiscal 2020, and none of its affiliates provided any services to the Company. In addition, under the Company’s independent compensation consultant policy, the LDC Committee assessed Pay Governance’s independence and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules. Based on that assessment, including review of a letter from Pay Governance addressing each of those factors, the LDC Committee determined that Pay Governance was independent and that its work did not raise any conflicts of interest.

Benchmarking
We do not target any specific peer group percentile ranking for total compensation or for any particular component of compensation for our NEOs. The LDC Committee considers each executive’s compensation history and peer group market position as reference points in awarding annual compensation. For our CEO, the LDC Committee considered data provided by Pay Governance from two peer groups. The first consisted of the Fortune 50 companies, excluding certain financial services and other companies due to their unique

The Home Depot 2021 Proxy Statement	37

compensation structure. This group reflects companies of similar size and complexity to us. The second group, listed below, consisted of the top ten retail companies by market capitalization, with whom we compete for executive talent. For Fiscal 2020, the LDC Committee determined to change to this peer group from the peer group used in prior years, which consisted of all retailers with revenues greater than $10 billion.

Retail Peer Group
AutoZone, Inc.	Ross Stores, Inc.

Costco Wholesale Corporation	Target Corporation

Dollar General Corporation	The TJX Companies, Inc.

eBay, Inc.	Walgreens Boots Alliance, Inc.

Lowe’s Companies, Inc.	Walmart Inc.
This peer group does not include Amazon.com, Inc., due to the atypical compensation structure of its founder/CEO.
In reviewing the benchmarking data in connection with setting Mr. Menear’s Fiscal 2020 compensation, the LDC Committee and the independent directors also reviewed the percentile ranking of our revenues and Mr. Menear’s target total compensation compared to each of these peer groups, as reflected below:

	Percentile Rank
Category	Fortune 50(2)	Retail Peers
Company Revenue(1)	47%	73%
CEO Target Total Compensation	1%	23%
(1) Based on fiscal 2019 revenue as reported in SEC filings.
(2) Excludes Bank of America Corporation, Citigroup Inc., Fannie Mae, Freddie Mac, JP Morgan Chase & Co., and Wells Fargo & Company. Alphabet Inc., Amazon.com, Inc., Berkshire Hathaway Inc., and Dell Technologies, Inc. were also excluded due to the atypical compensation structures of their founder/CEOs. State Farm Mutual Automobile Insurance was excluded because it is a private company and did not disclose executive compensation data.
For our other NEOs, the LDC Committee considered data from the Aon Total Compensation Measurement Survey, which provides information and comparisons on compensation for executive and industry-specific positions. Data from the survey for Fortune 50 companies and top retail companies by revenue was utilized to the extent it was available for each NEO role. In some cases, proxy data was used where survey data was not available. This survey data helps the LDC Committee understand the competitive market for the industry in which the Company principally competes for retail-specific talent and for customers.
Mitigating Compensation Risk
In November 2019, the LDC Committee undertook its annual broad-based review and risk assessment of the proposed compensation policies and practices for the Company’s associates, including but not limited to our executive officers, for Fiscal 2020. The assessment considered both qualitative and quantitative factors. In November 2020, the LDC Committee supplemented this assessment by reviewing the compensation changes made in response to COVID-19, including the additional pay and benefits provided to our associates and the adjustment for COVID-19 expenses included in the applicable performance metric definitions for the MIP and performance shares, as discussed in more detail below under “—Elements of Our Compensation Programs—Annual Incentive—Adjustments.” Based on the collective assessment, management and the LDC Committee determined that our compensation policies and practices, both as proposed in 2019 and as changed in 2020, did not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, management and the LDC Committee considered the following qualitative and quantitative factors:
Qualitative Factors:
•Management and the LDC Committee, with the advice of the independent compensation consultant, regularly review our executive compensation programs, with a focus on both their efficacy in driving quality performance and how the programs will be viewed by the investment community and other external constituencies.
•The LDC Committee and, for the CEO, the independent members of the Board, provide effective oversight in setting goals and monitoring attainment of those goals.

38	The Home Depot 2021 Proxy Statement

•Robust internal controls are in place to ensure compensation plans are operated as designed and approved.
•Compensation programs and pay amounts at multiple levels are routinely analyzed against market data by the LDC Committee and management to ensure compensation is appropriate to the market.
•Bonus, incentive and equity awards to executive officers are subject to a recoupment policy, as described below on page 46, to discourage manipulation of incentive program elements.
•Stock ownership guidelines are in place to further align the interests of shareholders and executive officers, as described below on page 46.
Quantitative Factors:
•Performance and payment time horizons are appropriate, and they are not overweight in short-term incentives.
•The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate, and all incentives, other than equity incentives that are tied to growth in our share price, have payout caps.
•Programs employ a reasonable mix of performance metrics and are not overly concentrated on a single metric. Although the operating profit metric is used in more than one incentive, it is a key corporate goal that takes into account both revenue and expense, and the risk of overweighting it is mitigated by using it across different time horizons.
•Criteria for payments are closely aligned with our strategic initiatives, our financial plan and shareholder interests.
•Payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds.
•Equity for senior officers is paid in a mix of performance shares, performance-based restricted stock, and stock options; other associates receive equity in the form of time-based restricted stock.
Consideration of Last Year’s Say-on-Pay Vote
At our 2020 annual meeting on May 21, 2020, approximately 97% of the shares voted were voted in support of the compensation of our NEOs. Since then, as part of our regular interaction with our institutional shareholders, we have continued to request input on our compensation practices. In considering the results of the 2020 advisory vote on executive compensation and feedback from these shareholders, the LDC Committee concluded that the compensation paid to our executive officers and the Company’s overall executive pay practices have strong shareholder support and therefore determined to maintain the current overall compensation structure for Fiscal 2020.
Frequency of Say-on-Pay Vote.    At our 2017 annual meeting on May 18, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board. Consistent with this preference, the Board implemented an annual advisory vote on executive compensation until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than the Company’s annual meeting of shareholders in 2023.
ELEMENTS OF OUR COMPENSATION PROGRAMS

The principal elements of our compensation programs are discussed below.
Base Salaries
We provide competitive base salaries that allow us to attract and retain a high-performing leadership team. Base salaries for our NEOs are reviewed and generally adjusted annually based on a comprehensive management assessment process. For Fiscal 2020, following discussion with the LDC Committee and based upon a review of competitive market data, the Company’s performance in Fiscal 2019, and assessments of the Company’s business plan and then anticipated economic conditions in Fiscal 2020, we established a Company-wide merit increase budget of between 2.5% and 3.0%.
In late February 2020, the LDC Committee performed its annual review of base salaries for the NEOs. The changes from this salary review were effective in April 2020. In establishing the actual base salaries for the

The Home Depot 2021 Proxy Statement	39

NEOs for Fiscal 2020, the LDC Committee considered total compensation, scope of responsibilities, performance over the previous year, experience, internal pay equity, potential to assume additional responsibilities, and the competitive marketplace. As a result of this assessment, Mr. McPhail, Mr. Decker, Ms. Campbell and Mr. Holifield received annual salary increases in April 2020 of between 2.5% and 2.9%, as set forth in the table below. At Mr. Menear’s request, and following discussion with the LDC Committee and its independent compensation consultant, the independent members of the Board maintained Mr. Menear’s base salary at $1,300,000. His salary has therefore remained unchanged since his appointment to the position of CEO and President effective November 1, 2014.

Fiscal 2020 Base Salary Increases as of April 2020
Name	2020 Base Salary	2019 Base Salary	Percent Increase
Craig A. Menear	$1,300,000	$1,300,000	—
Richard V. McPhail	$720,000	$700,000	2.9%
Edward P. Decker	$857,000	$835,000	2.6%
Ann-Marie Campbell	$795,000	$775,000	2.6%
Mark Q. Holifield	$861,000	$840,000	2.5%
As noted above under “Fiscal 2020 Management Transitions,” Mr. Decker, Ms. Campbell and Mr. McPhail each received a promotion and/or assumed additional responsibilities in October 2020. In each case, the LDC Committee assessed the scope of the NEO’s new role and responsibilities, internal pay equity, and the competitive marketplace, and increased their base salaries as follows, effective October 5, 2020.

Final 2020 Base Salary After Promotion
Richard V. McPhail	$825,000
Edward P. Decker	$1,000,000
Ann-Marie Campbell	$850,000
Annual Incentive
All NEOs participate in the MIP, our cash-based annual incentive plan. The Fiscal 2020 MIP payout was contingent upon the achievement of financial performance goals set by the LDC Committee at the beginning of the Fiscal 2020 performance period. The LDC Committee bases the payout on achievement of financial metrics to align MIP goals with shareholder value creation and achievement of the Company’s business plan.
Performance Goals.    Set forth below are the MIP financial performance measures and the threshold, target and maximum Company achievement levels selected by the LDC Committee for Fiscal 2020 (dollars in billions):

Fiscal 2020 Performance Measures
Measure	Weighting	Threshold	% of Target Goal	% of Target Payout	Target	Maximum	% of Target Goal	% of Target Payout
Sales	45%	$108.47	95%	15%	$114.18	$131.31	115%	200%
Operating Profit	45%	$14.41	90%	15%	$16.02	$18.42	115%	200%
Inventory Turns	10%	4.32	90%	15%	4.80	5.53	115%	200%
The operating profit threshold must be met for any MIP payout to occur. The relative weighting among the goals was determined by the LDC Committee with input from the CEO and the EVP-HR to reflect the Company’s priorities for Fiscal 2020. Due to the ongoing implementation of the One Supply Chain strategic initiative (which is part of One Home Depot) and the impact on inventory turns of the ongoing supply chain changes and build out, for Fiscal 2020 the LDC Committee decided to retain the weighting for the inventory turns goal at 10%, as previously done for Fiscal 2019. This weighting maintains visibility and attention on inventory turns while at the same time reducing the impact of this metric because the requirements for successful implementation of the strategic initiatives are likely to create more variability in the metric. The LDC Committee also retained the corresponding increase of 5% in the weighting of each of the sales and operating profit goals, and maintained the alignment in their respective weightings to emphasize top line sales growth balanced with the Company’s continued focus on profitability as a means to drive bottom line results for shareholders.

40	The Home Depot 2021 Proxy Statement

Adjustments.    The pre-established definitions of sales and operating profit under the MIP provided for adjustments for the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more and for nonrecurring charges and write-offs. The definitions also provided for adjustments in connection with specified types of strategic restructuring transactions or changes in tax laws, accounting principles or other laws that materially impact results in excess of $1 billion in the aggregate for sales and in excess of $50 million in the aggregate for operating profit. The LDC Committee included the adjustment for restructuring transactions because it believes these types of strategic decisions support the long-term best interests of the Company and should not adversely affect incentive opportunities. The adjustment for changes in laws or accounting principles reflects the fact that these changes are outside of the control of the executive officers, and the LDC Committee similarly believes that they should not affect incentive opportunities (positively or negatively).
As in prior years, the LDC Committee also included in the pre-established definitions of sales and operating profit under the MIP an adjustment to neutralize the impact of any change (positive or negative) in currency exchange rates during the fiscal year. This adjustment reflected the significant volatility in exchange rates and the increase in the value of the U.S. dollar against other currencies, in particular the Canadian dollar and the Mexican peso, that has occurred over the last several years. The LDC Committee noted that adjustments for currency fluctuations are not uncommon for large multinational corporations. These fluctuations represent external, macro-economic influences outside of the control of the executive officers, and the LDC Committee believes that they should not affect incentive opportunities.
In addition, in March 2020 when the LDC Committee was setting the MIP performance targets for Fiscal 2020, including establishing the sales and operating profit definitions, we were experiencing the initial impacts of the pandemic, including the beginning of shelter-in-place orders and massive uncertainty. Against that backdrop, and in support of our values of taking care of our people and doing the right thing, the LDC Committee included in the definitions of sales and operating profit an adjustment for the impact of any store closures due to the pandemic in excess of $1 billion, and in the operating profit definition, an adjustment for specific expenses in excess of $50 million that would not otherwise have been incurred but for the pandemic. By neutralizing the impact of these expenses on MIP results, the LDC Committee desired to incentivize management to make appropriate expenditures for the safety of our customers and associates, without penalizing their incentive opportunity. At the same time, the LDC Committee retained the ability to use negative discretion to reduce the amount of any MIP payout if the impact of this adjustment, or any of the adjustments discussed above, were to result in a payment to an executive inconsistent with our pay for performance philosophy.
Payout Calculations.    For achieving the target level of performance for the Fiscal 2020 MIP, executive officers receive 100% payout. The target performance level was consistent with our 2020 business plan and the forecast disclosed at the beginning of Fiscal 2020, prior to the pandemic. For Fiscal 2020, the LDC Committee set the threshold performance levels at 95%, 90% and 90% of the performance targets for the sales, operating profit and inventory turns measures, respectively, with a threshold payout at 15% of target payout. The threshold performance level encourages incremental performance even when achievement of the target appears to be unlikely. At the same time, the relatively low level of payout incentivizes performance above the threshold level.
The LDC Committee also sets maximum performance levels to incent participants to achieve and reward them for above-target performance, while at the same time capping payouts to avoid windfalls due to unforeseen external environment. For Fiscal 2020, the LDC Committee set the payout for maximum achievement for the sales, operating profit and inventory turns measures at 200% of target payout, and set the maximum performance goal for those measures at 115% of the target performance goal.
The 15% threshold payout and 115% maximum performance level were changed from 10% and 120%, respectively, in Fiscal 2019. The changes were made to make the payout curve for the MIP more competitive and closer to market practice, as our prior curve was steeper than our peers. In addition, the Company determined that the ability to reach 120% of target at the maximum level was highly unlikely under normal circumstances and given historical experience, which negatively impacted the effectiveness of the incentive structure.

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The Company uses interpolation to determine the specific amount of the payout for each NEO with respect to the achievement of financial goals between the various levels. The LDC Committee does not have discretion to increase the MIP payout earned by an NEO, but it may decrease the payout even if the performance goals are achieved.
The annual target payout levels are determined as a percentage of base salary: 200% for the CEO, 150% for the President and COO, and 100% for Executive Vice Presidents. The amount of Mr. Decker’s Fiscal 2020 annual incentive award was prorated using the applicable target percentage for each of the two roles he held during the year.
For Mr. Menear and Mr. McPhail, payouts for achievement of the performance goals were based on overall Company performance. For Mr. Decker and Ms. Campbell, payouts were based on overall Company performance for the part of the year they served in their new roles and based on performance of the portion of the Company’s business for which they were accountable in their prior roles for the part of the year they served in those roles. For Mr. Holifield, payouts were based upon performance of the portion of the Company’s business for which he was accountable. The specific performance levels for the portions of the Company’s business for which Mr. Decker, Ms. Campbell and Mr. Holifield were responsible are not material to an understanding of the Company’s compensation program, and we do not believe disclosure of this information would be meaningful to shareholders since it would not be apparent how this information correlates to our consolidated financial statements.
Fiscal 2020 MIP Results.     For Fiscal 2020, for purposes of determining the achievement of MIP awards, sales were $132.21 billion, operating profit was $20.64 billion and inventory turns were 5.77 times, above the maximum level for each goal. Pursuant to the pre-established definition of sales under the MIP, sales were adjusted up by $376.4 million for the impact of changes in currency exchange rates in Fiscal 2020 and adjusted down by $277.6 million due to the acquisition of HD Supply. Pursuant to the pre-established definition of operating profit under the MIP, operating profit was adjusted up by $60.2 million due to the impact of changes in currency exchange rates in Fiscal 2020, up by $83.7 million due to the acquisition of HD Supply, and up by $2.2 billion due to the impact of COVID-19 expenses. Because operating profit results for purposes of calculating the MIP payouts exceeded the maximum performance level prior to the adjustment for COVID-19 expenses, that adjustment was moot and had no impact on the payouts. Actual sales and operating profit without any adjustments were $132.1 billion and $18.28 billion, respectively, which were above the maximum performance level for the sales goal and above the target performance level for the operating profit goal.
Based on performance in Fiscal 2020 against the performance goals, the following were the target and actual MIP awards for Fiscal 2020 for each of the NEOs:

	At Target Performance		At Actual Performance
Name	% of Base Salary	Dollar Amount	% of Target	Dollar Amount
Craig A. Menear	200%	$2,600,000	200%	$5,200,000
Richard V. McPhail	100%	$825,000	200%	$1,650,000
Edward P. Decker(1)	113%	$1,125,000	200%	$2,250,000
Ann-Marie Campbell	100%	$850,000	200%	$1,700,000
Mark Q. Holifield	100%	$861,000	200%	$1,722,000
(1)  Percent of base salary for Mr. Decker reflects a blended rate based on the portion of the year that he served in each of the roles he held in Fiscal 2020.
MIP Program Change for Fiscal 2021.     In light of the continued uncertainty due to the pandemic, the LDC Committee made a change to the performance payout curve for the MIP for Fiscal 2021. For Fiscal 2021, achievement of 80% of the target level of performance for each metric will earn the threshold MIP payout of 15%, replacing the prior thresholds of 95% of target performance for sales and 90% for operating profit and inventory turns. In addition, achievement of 120% of target performance, rather than the prior 115%, will earn the maximum payout of 200% for all metrics. This change was made to decrease the payout slope and partially address the planning challenges in the current environment, providing continuing incentive if results fall below plan more than anticipated, but also raising the performance level for maximum payout to mitigate

42	The Home Depot 2021 Proxy Statement

against a windfall if performance significantly exceeds plan. The LDC Committee will re-assess the MIP structure for the following fiscal year, taking into account the circumstances at that time.
Long-Term Incentives
For Fiscal 2020, we awarded the NEOs annual long-term incentives consisting of 50% performance shares, 30% performance-based restricted stock, and 20% stock options. The LDC Committee selected this mix to highlight the focus on pay for performance and alignment with shareholder interests. The LDC Committee also believed that this mix of equity components provided an appropriate mix of mid- and long-term performance measures and retention incentive, without promoting excessive risk-taking.
The total value of the annual equity awards granted in March 2020 was determined by the LDC Committee after considering the value of equity grants of officers with similar responsibilities at peer group companies described under “Benchmarking” in the “Compensation Determination Process” section above and individual performance relating to financial management, leadership, talent management and operational effectiveness, as well as retention risk. For Fiscal 2020, the annual equity award for our CEO at the target level was 562% of his base salary at the time the awards were granted. For the other NEOs, the target equity value for the annual equity grant ranged from 256% to 278% of their Fiscal 2020 base salary approved in February 2020.

Performance Shares.    The Fiscal 2020-2022 performance share award granted in March 2020 provides for the issuance of shares of our common stock at the end of a three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2020-2022 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	40.1%	44.5%	49.0%
Three-Year Average Operating Profit	$15.05	$16.72	$18.39
Percent of Target Payout	25%	100%	200%
For results between these levels, the number of shares is determined by interpolation. There is no payout for results below the threshold level. Each performance measure is separately determined and equally weighted. ROIC for each year in the performance period is defined as operating profit, net of tax, divided by the average of beginning and ending long-term debt and equity for the relevant fiscal year. The pre-established definitions of operating profit and ROIC include adjustments for acquisitions and dispositions of businesses with annualized sales of $1 billion or more, certain nonrecurring write-offs or charges, changes in tax laws, accounting principles or other laws or provisions which have an impact on reported results that exceed $50 million in the aggregate during any fiscal year, and changes in foreign exchange rates, similar to the 2020 MIP. Also similar to the 2020 MIP, the LDC Committee included in the pre-established definitions of operating profit and ROIC an adjustment for the impact of any store closures as a result of the pandemic in excess of $1 billion and an adjustment for expenses in excess of $50 million that would not otherwise have been incurred but for the pandemic.
In Fiscal 2019 and Fiscal 2018, the LDC Committee also granted performance share awards that were structured similarly to the Fiscal 2020-2022 award. The Fiscal 2019-2021 and Fiscal 2018-2020 awards each provide for the grant of shares of our common stock at the end of the respective three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2019-2021 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	41.5%	46.1%	50.7%
Three-Year Average Operating Profit	$15.25	$16.95	$18.64
Percent of Target Payout	25%	100%	200%

Fiscal 2018-2020 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	41.2%	45.7%	50.3%
Three-Year Average Operating Profit	$14.94	$16.60	$18.26
Percent of Target Payout	25%	100%	200%
The pre-established definitions of operating profit and ROIC for the Fiscal 2019-2021 and Fiscal 2018-2020 performance share awards are the same as those used for the Fiscal 2020-2022 award, except that they do

The Home Depot 2021 Proxy Statement	43

not contain the adjustment for closed stores and expenses due to the pandemic. Dividend equivalents accrue on each of the performance share awards (as reinvested shares) and will be paid upon the payout of the award based on the actual number of shares earned.
The performance period for the Fiscal 2018-2020 performance share awards ended on January 31, 2021. Over the three-year period, the Company achieved an average operating profit of $16.52 billion and an average ROIC of 45.3%, as calculated pursuant to the terms of the awards. As a result, the NEOs earned approximately 94.6% of their Fiscal 2018-2020 awards, reflecting performance slightly below the target level for each metric. Pursuant to the pre-established definition of operating profit for the Fiscal 2018-2020 awards, operating profit was adjusted up by $148.2 million due to changes in currency exchange rates in Fiscal 2018, Fiscal 2019 and Fiscal 2020, and adjusted up by $83.7 million due to the acquisition of HD Supply in Fiscal 2020. Pursuant to the pre-established definition of ROIC for the Fiscal 2018-2020 awards, ROIC was also adjusted by the same amount for the impact of currency exchange rates and adjusted down by $7.8 billion due to the acquisition of HD Supply in Fiscal 2020. Average operating profit and ROIC over the three-year period without the adjustments were $16.45 billion and 43.3%, respectively, which were also below the target level but above the threshold level for each goal. The NEOs earned the following shares under the award, which include reinvested accrued dividends:

Name	Value at Date of Grant(1) (3/21/2018)	Shares Earned at End of Performance Period (1/31/2021)	Value at End of Performance Period(2) (1/31/2021)
Craig A. Menear	$3,649,944	20,727	$5,613,304
Richard V. McPhail	$324,887	1,844	$499,648
Edward P. Decker	$1,099,986	6,246	$1,691,684
Ann-Marie Campbell	$1,099,986	6,246	$1,691,684
Mark Q. Holifield	$1,099,986	6,246	$1,691,684
(1) Reflects the grant date fair value.
(2) Reflects the value based upon the closing stock price of $270.82 on January 29, 2021, the last trading day of Fiscal 2020.
Similar to the change made for the Fiscal 2021 MIP, the LDC Committee revised the payout curve for the Fiscal 2021-2023 performance share awards granted in March 2021. For the Fiscal 2021-2023 performance share awards, achievement of 90% of the target performance for each metric will result in earning the threshold of 25% of the target award, with achievement of 115% of target performance earning the maximum of 200% of the target award (compared to the prior 95% and 110% respectively).
Performance-Based Restricted Stock.    In March 2020, we granted performance-based restricted stock awards that were forfeitable if operating profit was less than 90% of the MIP target for Fiscal 2020. Dividends on the restricted stock awards are accrued and not paid out unless the performance goal is met. Once the performance goal is met, cash dividends are then paid on the shares of restricted stock. The performance goal was met at the end of Fiscal 2020. As a result, the restricted stock will vest 50% on each of the 30- and 60-month anniversaries of the grant date.
Stock Options.    In March 2020, we granted stock options with an exercise price equal to the fair market value of our stock, which is defined as the market closing price on the date of grant. The options vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date. Option re-pricing is expressly prohibited by our Omnibus Plan without shareholder approval.
Promotional Equity Grants.    In connection with Mr. Decker’s promotion to President and COO and Ms. Campbell’s and Mr. McPhail’s assumption of additional responsibilities, the LDC Committee granted each of them promotional equity awards consisting of $250,000 in restricted stock and $250,000 in stock options. In accordance with our equity grant procedures, the awards were granted on November 19, 2020, the date of the first regularly scheduled LDC Committee meeting following their role changes on October 5, 2020. The restricted stock will vest 50% on each of the 30- and 60-month anniversaries of the grant date, and the options will vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date.

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Deferred Compensation Plans
In addition to the FutureBuilder 401(k) Plan (a broad-based tax-qualified plan), we have two nonqualified deferred compensation plans for our management and highly compensated associates, including executive officers:
•The Deferred Compensation Plan For Officers (solely funded by the individuals who participate in the plan); and
•The Restoration Plan, which provides a Company matching contribution equal to 3.5% of the amount of salary and annual cash incentive earned by a management-level associate in excess of the Internal Revenue Service annual compensation limit for tax-qualified plans, payable in shares of common stock of the Company upon retirement or other employment termination.
The plans are designed to permit participants to accumulate income for retirement and other personal financial goals. The Deferred Compensation Plan For Officers and the Restoration Plan are described in the notes to the Nonqualified Deferred Compensation table on page 56. Deferred compensation arrangements are common executive programs, and we believe that these arrangements help us in the recruitment and retention of executive talent; however, we do not view nonqualified deferred compensation as a significant element of our compensation programs. None of these plans provides above-market or preferential returns.
Perquisites
We provide very limited perquisites to our executive officers and do not view them as a significant element of our compensation program. We do not provide tax reimbursements, or “gross-ups,” on perquisites.
Our NEOs participate in a death-benefit-only program, under which they are entitled to a $400,000 benefit upon death if they are employed by the Company at that time. For executive officers with ten years of service with the Company, the benefit is paid upon death even if they are no longer employed by the Company. Currently, all of our NEOs have met this service requirement and are entitled to lifetime death benefit coverage. In Fiscal 2009, we discontinued this benefit for any new executive officers.
The Company requests that Mr. Menear travel by Company aircraft, including travel for personal reasons. We also permit non-business use of Company aircraft by other NEOs on a more limited basis.
Other Benefits
Our NEOs have the option to participate in various employee benefit programs, including medical, dental, disability and life insurance benefit programs. These benefit programs are generally available to all full-time associates. We also provide all associates, including our NEOs, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our ESPP, a nondiscriminatory, tax-qualified plan. All associates, including our NEOs, are also eligible to participate in our charitable matching gift program through The Home Depot Foundation.
MANAGEMENT OF COMPENSATION-RELATED RISK

We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including those described below.

Annual Risk Assessment	As discussed above under “Mitigating Compensation Risk” on page 38, the LDC Committee undertakes an annual review and risk assessment of our compensation policies and practices.
Anti-Hedging Policy
The Company has adopted a policy that prohibits all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under a Company compensation plan) or other derivatives.

The Home Depot 2021 Proxy Statement	45

Compensation Recoupment Policy
We have an executive compensation clawback policy, which is set forth in our Corporate Governance Guidelines and LDC Committee charter. Pursuant to the clawback policy, to the extent deemed appropriate and as permitted by law, the Board or the LDC Committee will recover from an executive officer any bonus, incentive payment, equity award or other compensation (in whole or in part) awarded to or received by an executive officer if the compensation was based on any financial results or operating metrics that were achieved as a result of that executive officer’s knowing or intentional fraudulent or illegal conduct or if the executive officer engaged in any intentional misconduct that caused the Company material financial or reputational harm.

Stock Ownership and Retention Guidelines
Our Executive Stock Ownership and Retention Guidelines require our NEOs to hold shares of common stock with a value equal to the specified multiples of base salary indicated below. This program assists in focusing executives on long-term success and shareholder value. Shares owned outright, restricted stock, and shares acquired pursuant to the ESPP, the FutureBuilder 401(k) Plan and the Restoration Plan, are counted towards this requirement. Unearned performance shares and unexercised stock options are not counted toward this requirement. Newly hired and promoted executives have four years to satisfy the requirements and must hold all shares received upon vesting of equity awards (net of shares withheld to pay taxes) until the requirements are met.

As of March 5, 2021, all of our NEOs complied with the stock ownership and retention guidelines and held the following multiples of base salary (rounded to the nearest whole multiple):

Multiple of Base Salary
Name	Current Ownership	Guideline
Craig A. Menear	39x	6x
Richard V. McPhail	8x	4x
Edward P. Decker	22x	4x
Ann-Marie Campbell	18x	4x
Mark Q. Holifield	10x	4x

Equity Grant Procedures
Company-wide equity grants, including equity grants to NEOs, are awarded annually effective as of the date of the March meeting of the LDC Committee, which is generally scheduled at least a year in advance. Throughout the year, equity awards are made to new hires, promoted employees, and, in rare circumstances, as a reward for exceptional performance. In all cases, the effective grant date for these mid-year awards is the date of the next regularly scheduled quarterly LDC Committee meeting. The exercise price of each of our stock option grants is the market closing price on the effective grant date.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We do not have a severance arrangement with our CEO or any of our other NEOs. We also do not have any change in control agreements with our executives. Our standard form of equity award agreement provides for accelerated vesting if the executive is terminated without cause within 12 months following a change in control. Prior to Fiscal 2013, our equity awards provided for accelerated vesting solely upon a change in control regardless of any termination of employment. The vast majority of these awards have vested in accordance with their terms. In the event the value of any accelerated vesting constitutes an “excess parachute payment,” the executive would be subject to a 20% excise tax on such amount, and the amount would not be tax deductible by the Company.

46	The Home Depot 2021 Proxy Statement

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during the last three fiscal years paid to or earned by (1) our CEO; (2) our CFO; and (3) the three other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal 2020 (collectively referred to as the named executive officers or NEOs).

SUMMARY COMPENSATION TABLE
Name, Principal Position and Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2) (3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4) (5)	Total ($)
Craig A. Menear Chairman & Chief Executive Officer
2020	1,300,000	—	5,931,394	1,459,992	5,200,000	—	103,706	13,995,092
2019	1,300,000	—	5,961,431	1,459,996	2,070,472	—	97,934	10,889,833
2018	1,325,000	—	6,058,925	1,459,983	2,446,686	—	76,068	11,366,662
Richard V. McPhail Executive Vice President & Chief Financial Officer
2020	749,712	—	1,883,100	649,982	1,650,000	—	21,695	4,954,489
2019	612,001	—	794,469	379,981	476,142	—	23,386	2,285,979
Edward P. Decker President and Chief Operating Officer(6)
2020	898,673	—	2,054,873	689,957	2,250,000	—	35,776	5,929,279
2019	829,231	—	1,807,729	439,990	663,666	—	37,551	3,778,167
2018	820,577	—	1,855,309	439,989	811,096	—	60,328	3,987,299
Ann-Marie Campbell Executive Vice President – U.S. Stores and International Operations(7)
2020	808,366	—	2,050,267	689,957	1,700,000	—	38,162	5,286,752
2019	769,231	—	1,803,571	439,990	615,977	—	90,640	3,719,409
Mark Q. Holifield Executive Vice President – Supply Chain & Product Development
2020	856,154	—	1,804,218	439,973	1,722,000	—	52,205	4,874,550
2019	835,385	—	1,808,318	439,990	667,640	—	28,378	3,779,711
2018	830,769	—	1,857,012	439,989	821,110	—	56,916	4,005,796

(1)   Amount of salary actually received in any year may differ from the annual base salary amount due to the timing of payroll periods and the timing of changes in base salary, which typically occur in April or following a mid-year promotion. In addition, Fiscal 2020 and Fiscal 2019 contained 52 weeks, compared to 53 weeks in Fiscal 2018, so Fiscal 2018 salary amounts include one additional week of pay.
(2)   Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in Fiscal 2020, Fiscal 2019 and Fiscal 2018 computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are set forth in Note 8 to the Company’s consolidated financial statements included in the Company’s 2020 Form 10-K. The valuation of performance-based restricted stock, performance share awards, and share equivalents granted under the Restoration Plan is based on the closing stock price on the grant date.
(3)   Amounts reflect the grant date fair value of performance share and performance-based restricted stock awards granted to the NEOs during Fiscal 2020, Fiscal 2019 and Fiscal 2018, plus the value of share equivalents under the Restoration Plan in Fiscal 2020, Fiscal 2019 and Fiscal 2018, as set forth in the table below. Fiscal 2018 Restoration Plan contributions reflect contributions for two plan years, since the January 31, 2018 and January 31, 2019 allocation dates both fell within Fiscal 2018.

	Grant Date Fair Value for Performance Shares ($)			Grant Date Fair Value for Performance-Based Restricted Stock ($)			Value of Share Equivalents Under Restoration Plan ($)
Name	Fiscal 2020	Fiscal 2019	Fiscal 2018	Fiscal 2020	Fiscal 2019	Fiscal 2018	Fiscal 2020	Fiscal 2019	Fiscal 2018
Craig A. Menear	3,649,923	3,649,876	3,649,944	2,189,844	2,189,812	2,189,824	91,627	121,744	219,157
Richard V. McPhail	999,862	324,942	N/A	849,787	444,719	N/A	33,452	24,808	N/A
Edward P. Decker	1,099,830	1,099,921	1,099,986	909,768	659,915	659,920	45,276	47,893	95,403
Ann-Marie Campbell	1,099,830	1,099,921	N/A	909,768	659,915	N/A	40,670	43,735	N/A
Mark Q. Holifield	1,099,830	1,099,921	1,099,986	659,971	659,915	659,920	44,418	48,483	97,106

The Home Depot 2021 Proxy Statement	47

The grant date fair value of the performance shares reflected in the table above is computed based upon the probable outcome of the performance goals as of the grant date, in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For all performance-based awards other than the performance shares granted in Fiscal 2020, Fiscal 2019 and Fiscal 2018, this value is the same as the value calculated assuming the maximum level of performance under the awards.
The value of the performance share awards granted in Fiscal 2020, Fiscal 2019 and Fiscal 2018 as of the grant date, assuming that the maximum level of the performance goals will be achieved, is as follows for each of the NEOs:

	Value of Performance Shares Assuming Maximum Performance ($)
Name	Fiscal 2020	Fiscal 2019	Fiscal 2018
Craig A. Menear	7,299,845	7,299,751	7,299,888
Richard V. McPhail	1,999,724	649,885	N/A
Edward P. Decker	2,199,660	2,199,842	2,199,971
Ann-Marie Campbell	2,199,660	2,199,842	N/A
Mark Q. Holifield	2,199,660	2,199,842	2,199,971
(4)   Incremental cost of perquisites is based on actual cost to the Company. The incremental cost of personal use of Company aircraft is based on the average direct cost of use per hour, which includes fuel, maintenance, crew travel and lodging expense, landing and parking fees, and engine restoration cost. Any applicable deadhead flights are allocated to the NEOs. No incremental cost for personal use of the Company aircraft was attributed to an NEO where the plane was already traveling to the destination for business reasons. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, depreciation, hangar rent and insurance. In addition to the incremental cost of personal aircraft use reported in the All Other Compensation column and in footnote 5 below, we also impute taxable income to the NEOs for any personal aircraft use in accordance with Internal Revenue Service regulations. We do not provide tax reimbursements, or “gross-ups,” on these amounts to executive officers.
(5)  The following identifies the perquisites and personal benefits for Fiscal 2020 that are required to be quantified by SEC rules. In addition to personal aircraft use, the Company made matching contributions to charitable organizations on behalf of the NEOs, as shown below.

Name	Use of Airplane ($)	Matching Charitable Contributions ($)
Craig A. Menear	26,469	—
Richard V. McPhail	—	3,555
Edward P. Decker	—	16,250
Ann-Marie Campbell	12,629	7,500
Mark Q. Holifield	—	32,440
Other perquisites and personal benefits for Fiscal 2020 were long-term disability insurance premiums, gifts associated with certain corporate events, and incremental amounts accrued during Fiscal 2020 under the death-benefit-only program. Amounts for Mr. Menear also include $55,228 in security expenses incurred in connection with a personal trip he took to Israel in early 2020. We do not provide tax gross-ups on any of these perquisites or personal benefits.
(6)  Mr. Decker was promoted to President and COO effective October 5, 2020. He previously served as Executive Vice President – Merchandising.
(7)  Ms. Campbell was appointed as Executive Vice President – U.S. Stores and International Operations effective October 5, 2020. She previously served as Executive Vice President – U.S. Stores.

48	The Home Depot 2021 Proxy Statement

MATERIAL TERMS OF NEO EMPLOYMENT ARRANGEMENTS

This section describes employment arrangements in effect for the NEOs during Fiscal 2020, all of which are “at-will” employment arrangements set forth in the offer letters provided to the NEOs at the time of hire or promotion, as applicable. Because the offer letters reflect at-will employment, they have no set duration and consequently no renewal or extension provisions. The letters are all filed as exhibits to the 2020 Form 10-K.
The offer letters state each NEO’s initial base salary and annual MIP target as a percentage of base salary, payout of which is subject to the achievement of pre-established goals. Both the base salary and MIP target are subject to adjustment upon future review by the LDC Committee, or independent members of the Board in the case of Mr. Menear. The Fiscal 2020 base salary and MIP target as a percentage of base salary for each NEO are set forth above in the Compensation Discussion and Analysis.
In addition, the offer letters provide that the NEOs are eligible to participate in other benefit programs available to salaried associates and/or officers. These benefits include the ESPP, the Deferred Compensation Plan For Officers, the Restoration Plan, and the death-benefit-only insurance program. Any provisions in the letters regarding termination of employment are discussed below in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 57.
Mr. Menear’s offer letter states that the Company has requested that he travel, whenever practicable, by Company aircraft, including when traveling for personal reasons. The Company does not provide a tax gross-up for any imputed compensation resulting from personal use of Company aircraft.

The Home Depot 2021 Proxy Statement	49

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the plan-based awards granted to the NEOs pursuant to Company plans during Fiscal 2020.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS
									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exer-cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig A. Menear
Performance Shares	3/25/2020	2/27/2020	—	—	—	2,510	20,081	40,162	—	—	—	3,649,923
Annual Stock Grant	3/25/2020	2/27/2020	—	—	—	—	12,048	—	—	—	—	2,189,844
Annual Option Grant	3/25/2020	2/27/2020	—	—	—	—	—	—	—	40,942	181.76	1,459,992
MIP(2)	2/27/2020	2/27/2020	175,500	2,600,000	5,200,000	—	—	—	—	—	—	—
Richard V. McPhail
Performance Shares	3/25/2020	2/27/2020	—	—	—	687	5,501	11,002	—	—	—	999,862
Annual Stock Grant	3/25/2020	2/27/2020	—	—	—	—	3,301	—	—	—	—	599,990
Annual Option Grant	3/25/2020	2/27/2020	—	—	—	—	—	—	—	11,217	181.76	399,998
Promotional Stock Grant	11/19/2020	9/29/2020	—	—	—	—	—	—	922	—	—	249,797
Promotional Option Grant	11/19/2020	9/29/2020	—	—	—	—	—	—	—	4,960	270.93	249,984
MIP(2)	2/27/2020	2/27/2020	55,688	825,000	1,650,000	—	—	—	—	—	—	—
Edward P. Decker
Performance Shares	3/25/2020	2/27/2020	—	—	—	756	6,051	12,102	—	—	—	1,099,830
Annual Stock Grant	3/25/2020	2/27/2020	—	—	—	—	3,631	—	—	—	—	659,971
Annual Option Grant	3/25/2020	2/27/2020	—	—	—	—	—	—	—	12,338	181.76	439,973
Promotional Stock Grant	11/19/2020	9/29/2020	—	—	—	—	—	—	922	—	—	249,797
Promotional Option Grant	11/19/2020	9/29/2020	—	—	—	—	—	—	—	4,960	270.93	249,984
MIP(2)	2/27/2020	2/27/2020	75,938	1,125,000	2,250,000	—	—	—	—	—	—	—
Ann-Marie Campbell
Performance Shares	3/25/2020	2/27/2020	—	—	—	756	6,051	12,102	—	—	—	1,099,830
Annual Stock Grant	3/25/2020	2/27/2020	—	—	—	—	3,631	—	—	—	—	659,971
Annual Option Grant	3/25/2020	2/27/2020	—	—	—	—	—	—	—	12,338	181.76	439,973
Promotional Stock Grant	11/19/2020	9/29/2020	—	—	—	—	—	—	922	—	—	249,797
Promotional Option Grant	11/19/2020	9/29/2020	—	—	—	—	—	—	—	4,960	270.93	249,984
MIP(2)	2/27/2020	2/27/2020	57,375	850,000	1,700,000	—	—	—	—	—	—	—
Mark Q. Holifield
Performance Shares	3/25/2020	2/27/2020	—	—	—	756	6,051	12,102	—	—	—	1,099,830
Annual Stock Grant	3/25/2020	2/27/2020	—	—	—	—	3,631	—	—	—	—	659,971
Annual Option Grant	3/25/2020	2/27/2020	—	—	—	—	—	—	—	12,338	181.76	439,973
MIP(2)	2/27/2020	2/27/2020	58,118	861,000	1,722,000	—	—	—	—	—	—	—
(1)   All awards were granted under the Omnibus Plan other than MIP awards.
(2)  The Fiscal 2020 MIP was based on achievement of pre-established performance goals as described in the Compensation Discussion and Analysis. The amount in the “Threshold” column for the 2020 MIP reflects the minimum possible payout based upon assumed achievement of the threshold performance levels as discussed below under “Terms of Plan-Based Awards Granted to the NEOs for Fiscal 2020—Fiscal 2020 MIP.”
(3)   Annual equity awards under the Omnibus Plan were approved at the February 27, 2020 meeting of the LDC Committee (or on February 27, 2020 by the independent Board members for the CEO) but were effective as of March 25, 2020. Promotional equity awards under the Omnibus Plan were approved at a September 29, 2020 meeting of the LDC Committee but were effective as of November 19, 2020. See discussion under “—Management of Compensation-Related Risk—Equity Grant Procedures” on page 46 in the Compensation Discussion and Analysis above.
(4)   Amounts represent the grant date fair value of awards granted in Fiscal 2020 computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are set forth in Note 8 to the Company’s consolidated financial statements as

50	The Home Depot 2021 Proxy Statement

filed with the SEC in the 2020 Form 10-K. The valuation of restricted stock and performance share awards is based on the closing stock price on the grant date.
TERMS OF PLAN-BASED AWARDS GRANTED TO NEOS FOR FISCAL 2020

The LDC Committee approved the Fiscal 2020 annual grants of performance shares, performance-based restricted stock and stock options under the Omnibus Plan for the NEOs other than Mr. Menear. Mr. Menear’s awards were approved by the independent members of the Board.

Award Type	Award Terms
Performance Shares
For Fiscal 2020, 50% of the annual equity grant provided to the NEOs was in the form of performance shares. The terms and conditions of the awards are described under “—Elements of our Compensation Programs—Long-Term Incentives” in the Compensation Discussion and Analysis above. Upon termination of employment without cause within 12 months following a change in control, the executive would be entitled to a pro rata portion of performance shares based on actual performance for the portion of the performance period before a change in control, plus a pro rata portion of the target performance shares for the portion of the performance period after a change in control.
In the event of death, disability or retirement at or after age 60 with at least five years of continuous service (“retirement”), the executive or his or her estate will be entitled to receive any performance shares ultimately earned, and in the event of death or disability before retirement, a pro rata portion of any shares ultimately earned. Because Mr. Menear and Mr. Holifield had reached age 60 and had more than five years of service at the time of the grant of the awards, they are “retirement eligible” and their performance share awards are non-forfeitable, although payout, if any, is based on achievement of the performance goals. Dividend equivalents accrue on performance share awards (as reinvested shares) and are paid upon the payout of the award based on the actual number of shares earned.

Annual Stock Grants
For Fiscal 2020, 30% of the annual equity grant provided to the NEOs was in the form of performance-based restricted stock, which was forfeitable if Fiscal 2020 operating profit was less than 90% of the MIP target for Fiscal 2020. If the performance target is met, as it was for Fiscal 2020, the awards are then subject to time-based vesting. The annual restricted stock grants vest 50% on each of the 30-month and 60-month anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death or disability or termination without cause within 12 months following a change in control.
In addition, if the performance target is met, the restricted stock becomes non-forfeitable once the executive reaches retirement eligibility but is not transferable before the time-based vesting dates. Because Mr. Menear and Mr. Holifield were retirement eligible at the time of the grant, their awards became non-forfeitable when the performance condition was met but remain non-transferable until the time-based vesting dates. Dividends on the restricted stock are accrued (as cash dividends) and not paid out to executive officers unless the performance target is met. Once the performance target is met, cash dividends are then paid currently on the shares of restricted stock.

Annual Stock Option Grants
For Fiscal 2020, 20% of the annual equity grant provided to the NEOs was in the form of nonqualified stock options. The stock option awards vest 25% per year on the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death or disability or termination without cause within 12 months following a change in control.

The Home Depot 2021 Proxy Statement	51

Award Type	Award Terms
Annual Stock Option Grants (continued)
In addition, the stock option awards become non-forfeitable once the executive becomes retirement eligible but are not exercisable before the time-based vesting dates. Generally, stock options may be exercised, once vested, over the remainder of the ten-year option term, subject to continued employment or meeting the retirement eligibility requirements. Because Mr. Menear and Mr. Holifield were retirement eligible at the time of the grant, their option awards are non-forfeitable but are not exercisable until the time-based vesting dates.

Promotional Equity Grants	In November 2020, each of Mr. Decker, Ms. Campbell and Mr. McPhail received a restricted stock award and a stock option award in connection with the role changes that occurred in October 2020. The terms and conditions of the restricted stock award are the same as those described above under “Annual Stock Grants” except that the award only has time-based vesting and is not subject to the performance-based requirement. The terms and conditions of the stock option award are the same as those described above under “Annual Stock Option Grants.”
Fiscal 2020 MIP
Each of the NEOs participated in the Fiscal 2020 MIP, the Company’s annual cash-based incentive plan. The Fiscal 2020 MIP payout was based upon achievement of pre-established financial performance goals, as described under “Elements of Our Compensation Programs—Annual Incentive” in the Compensation Discussion and Analysis on page 40 above.

The LDC Committee approved threshold, target and maximum payout levels for Fiscal 2020 for the NEOs under the MIP. The threshold, target and maximum potential payouts under the MIP for the NEOs reflect the following percentages of base salary at the end of Fiscal 2020:

	Percentage of Base Salary
Name	Threshold	Target	Maximum
Craig A. Menear	14%	200%	400%
Richard V. McPhail	7%	100%	200%
Edward P. Decker	8%	113%	225%
Ann-Marie Campbell	7%	100%	200%
Mark Q. Holifield	7%	100%	200%

Because the operating profit threshold must be met for any payout to occur, the threshold percentage above reflects the minimum possible payout based upon assumed achievement of that threshold. The potential payouts for Mr. Decker are based on the applicable payout percentage for each position in which he served during the fiscal year, prorated based on the number of months he served in each of those positions. In addition, once an executive becomes retirement eligible, if the executive retires prior to the MIP payment date, the executive receives a payout that is prorated based on the time the executive served in his or her role during the fiscal year until the date of retirement. The actual amounts earned by the NEOs based on achievement of Fiscal 2020 MIP performance goals are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

52	The Home Depot 2021 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards as of the end of Fiscal 2020 granted to the NEOs.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer-cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Craig A. Menear	68,468	—	—	69.65	3/26/2023	4,863	1,316,998	20,727	5,613,304
	83,630	—	—	78.87	3/25/2024	4,061	1,099,800	40,266	10,904,800
	215,305	—	—	97.57	11/19/2024	3,377	914,559	40,843	11,060,997
	125,955	—	—	116.15	3/23/2025	7,019	1,900,886	—	—
	90,056	30,019	—	130.22	3/22/2026	12,048	3,262,839	—	—
	33,632	33,633	—	147.36	3/21/2027	—	—	—	—
	11,331	33,996	—	178.02	3/20/2028	—	—	—	—
	—	54,114	—	189.25	3/26/2029	—	—	—	—
	—	40,942	—	181.76	3/24/2030	—	—	—	—
Richard V. McPhail	14,544	—	—	78.87	3/25/2024	768	207,990	1,844	499,648
	10,796	—	—	116.15	3/23/2025	662	179,283	3,585	970,836
	7,401	2,468	—	130.22	3/22/2026	548	148,409	11,188	3,030,055
	2,994	2,995	—	147.36	3/21/2027	1,030	278,945	—	—
	1,009	3,027	—	178.02	3/20/2028	1,143	309,547	—	—
	—	4,818	—	189.25	3/26/2029	3,301	893,977	—	—
	—	7,282	—	218.54	11/20/2029	922	249,696	—	—
	—	11,217	—	181.76	3/24/2030	—	—	—	—
	—	4,960	—	270.93	11/18/2030	—	—	—	—
Edward P. Decker	26,664	—	—	78.87	3/25/2024	2,500	677,050	6,246	1,691,684
	17,414	—	—	91.15	8/20/2024	4,000	1,083,280	12,134	3,286,254
	35,987	—	—	116.15	3/23/2025	2,560	693,299	12,307	3,333,006
	24,672	8,225	—	130.22	3/22/2026	2,138	579,013	—	—
	9,675	9,675	—	147.36	3/21/2027	1,854	502,100	—	—
	3,415	10,245	—	178.02	3/20/2028	3,487	944,349	—	—
	—	16,308	—	189.25	3/26/2029	3,631	983,347	—	—
	—	12,338	—	181.76	3/24/2030	922	249,696	—	—
	—	4,960	—	270.93	11/18/2030	—	—	—	—
Ann-Marie Campbell	—	3,068	—	125.59	3/1/2026	995	269,466	6,246	1,691,684
	8,224	8,225	—	130.22	3/22/2026	2,560	693,299	12,134	3,286,254
	9,675	9,675	—	147.36	3/21/2027	2,138	579,013	12,307	3,333,006
	3,415	10,245	—	178.02	3/20/2028	1,854	502,100	—	—
	—	16,308	—	189.25	3/26/2029	3,487	944,349	—	—
	—	12,338	—	181.76	3/24/2030	3,631	983,347	—	—
	—	4,960	—	270.93	11/18/2030	922	249,696	—	—
Mark Q. Holifield	—	8,225	—	130.22	3/22/2026	1,707	462,290	6,246	1,691,684
	9,444	9,445	—	147.36	3/21/2027	1,140	308,735	12,134	3,286,254
	3,415	10,245	—	178.02	3/20/2028	1,018	275,695	12,307	3,333,006
	—	16,308	—	189.25	3/26/2029	2,438	660,259	—	—
	—	12,338	—	181.76	3/24/2030	3,631	983,347	—	—

The Home Depot 2021 Proxy Statement	53

(1)  Unexercisable stock options outstanding as of the end of Fiscal 2020 for each NEO vest as follows:

Vesting Date	C. Menear	R. McPhail	E. Decker	A. Campbell	M. Holifield
March 2, 2021	—	—	—	3,068	—
March 21, 2021	11,332	1,009	3,415	3,415	3,415
March 22, 2021	16,816	1,497	4,837	4,837	4,722
March 23, 2021	30,019	2,468	8,225	8,225	8,225
March 27, 2021	13,528	1,204	4,077	4,077	4,077
November 21, 2021	—	1,820	—	—	—
March 21, 2022	11,332	1,009	3,415	3,415	3,415
March 22, 2022	16,817	1,498	4,838	4,838	4,723
March 25, 2022	10,235	2,804	3,084	3,084	3,084
March 27, 2022	13,529	1,205	4,077	4,077	4,077
November 19, 2022	—	1,240	1,240	1,240	—
November 21, 2022	—	1,821	—	—	—
March 21, 2023	11,332	1,009	3,415	3,415	3,415
March 25, 2023	10,236	2,804	3,085	3,085	3,085
March 27, 2023	13,528	1,204	4,077	4,077	4,077
November 19, 2023	—	1,240	1,240	1,240	—
November 21, 2023	—	1,820	—	—	—
March 25, 2024	10,235	2,804	3,084	3,084	3,084
March 27, 2024	13,529	1,205	4,077	4,077	4,077
November 19, 2024	—	1,240	1,240	1,240	—
November 21, 2024	—	1,821	—	—	—
March 25, 2025	10,236	2,805	3,085	3,085	3,085
November 19, 2025	—	1,240	1,240	1,240	—
Total	192,704	36,767	61,751	64,819	56,561
(2)  Restricted stock outstanding as of the end of Fiscal 2020 for each NEO vests as follows:

Vesting Date	C. Menear	R. McPhail	E. Decker	A. Campbell	M. Holifield
March 2, 2021	—	—	—	995	—
March 23, 2021	4,863	768	2,560	2,560	1,707
September 27, 2021	3,509	515	1,743	1,743	1,219
March 22, 2022	4,061	662	2,138	2,138	1,140
May 21, 2022	—	571	—	—	—
September 25, 2022	6,024	1,650	1,815	1,815	1,815
March 21, 2023	3,377	548	1,854	1,854	1,018
May 19, 2023	—	461	461	461	—
March 27, 2024	3,510	515	1,744	1,744	1,219
November 21, 2024	—	572	—	—	—
March 13, 2025	—	—	6,500	—	—
March 25, 2025	6,024	1,651	1,816	1,816	1,816
November 19, 2025	—	461	461	461	—
Total	31,368	8,374	21,092	15,587	9,934
The reported value of the restricted stock awards is based on the closing stock price on January 29, 2021, the last trading day of Fiscal 2020.
(3)  The NEOs’ performance share awards are earned upon the completion of the three-year performance periods ending January 31, 2021, January 30, 2022, and January 29, 2023, based on achievement of pre-established average ROIC and operating profit goals, as described above in the Compensation Discussion and Analysis under “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” on page 43 and under “Terms of Plan-Based Awards Granted to NEOs for Fiscal 2020—Performance Shares” on page 51. The awards are paid out following certification by the LDC Committee of the achievement of the goals after completion of the applicable performance period. For the Fiscal 2018-2020 award, the shares reported are the actual amount earned based on the performance level met as of January 31, 2021, as certified by the LDC Committee on February 25, 2021, and include dividend equivalents accrued on the award. For the Fiscal 2019-2021 award and the Fiscal 2020-2022 award, the reported number of shares includes dividend equivalents accrued through January 31, 2021 and assumes achievement of the maximum level of performance, in accordance with SEC requirements. The reported value of the performance share awards is based on the closing stock price on January 29, 2021, the last trading day of Fiscal 2020.

54	The Home Depot 2021 Proxy Statement

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2020

The following table sets forth the options exercised and the shares of restricted stock and performance shares that vested for the NEOs during Fiscal 2020.

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2020
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Craig A. Menear	95,274	21,353,885	50,851	(1)	11,379,438
Richard V. McPhail	10,641	2,081,380	4,763		1,062,156
Edward P. Decker	61,799	11,928,778	15,566		3,471,647
Ann-Marie Campbell	18,746	2,707,146	14,095		3,199,924
Mark Q. Holifield	77,177	10,443,580	14,143	(2)	3,167,203

(1)   Includes 4,552 shares withheld to pay taxes on restricted stock grants that became non-forfeitable on February 27, 2020. The remaining shares under these grants continue to be restricted until the time-based vesting dates are reached.
(2)   Includes 1,049 shares withheld to pay taxes on a restricted stock grant that became non-forfeitable on February 27, 2020. The remaining shares under this grant continue to be restricted until the time-based vesting dates are reached.

The Home Depot 2021 Proxy Statement	55

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2020

The following table sets forth information regarding the participation of the NEOs in the Company’s nonqualified deferred compensation plans for Fiscal 2020.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2020
	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Name
Craig A. Menear
Restoration Plan(5)	N/A	91,627	623,110	—	3,590,393
Deferred Compensation Plan For Officers(6)	517,618	—	508,673	—	6,091,150
Richard V. McPhail
Restoration Plan(5)	N/A	33,452	130,328	—	765,244
Edward P. Decker
Restoration Plan(5)	N/A	45,276	345,630	—	1,985,988
Deferred Compensation Plan For Officers(6)	—	—	88,470	—	844,524
Ann-Marie Campbell
Restoration Plan(5)	N/A	40,670	222,834	—	1,291,884
Mark Q. Holifield
Restoration Plan(5)	N/A	44,418	361,396	—	2,073,655

(1)   Executive contributions represent deferral of base salary and incentive awards under the MIP during Fiscal 2020, which amounts are also disclosed in the Fiscal 2020 Salary column and the Fiscal 2019 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The Restoration Plan is non-elective, and the participants cannot make contributions to it.
(2)   All Company contributions to the Restoration Plan are included as compensation in the Stock Awards column of the Summary Compensation Table. The Company does not make contributions to the Deferred Compensation Plan For Officers.
(3)   Deferred Compensation Plan For Officers earnings represent notional returns on participant-selected investments. Restoration Plan earnings represent the change in the value of the underlying Company stock during Fiscal 2020 plus dividends that are credited at the same rate, and at the same time, that dividends are paid to all shareholders.
(4)   For the Restoration Plan, amounts in the aggregate balance for Mr. Menear, Mr. McPhail, Mr. Decker, Ms. Campbell and Mr. Holifield of $855,782, $24,808, $191,107, $43,735 and $278,384, respectively, were previously reported in the Summary Compensation Table. For the Deferred Compensation Plan For Officers, $4,012,555 of the aggregate balance amount for Mr. Menear was previously reported in the Summary Compensation Table.
(5)   The Restoration Plan, an unfunded, nonqualified deferred compensation plan, provides management-level associates with a benefit equal to the matching contributions that they would have received under the Company’s FutureBuilder 401(k) Plan if certain Internal Revenue Code limitations were not in place. On January 31 of each year, the plan makes an allocation to participant accounts in an amount equal to the participant’s eligible earnings (generally, salary plus annual cash incentive award) during the prior calendar year minus the Internal Revenue Code limit for tax-qualified plans ($285,000 for 2020) multiplied by the current Company match level of 3.5%. This amount is then converted to units representing shares of the Company’s common stock. Stock units credited to a participant’s account are also credited with dividend equivalents at the same time, and in the same amount, as dividends are paid to shareholders. Participant account balances vest at the same time their account in the Company’s tax-qualified FutureBuilder 401(k) Plan vests, which provides for 100% cliff vesting after three years of service. A participant’s vested account balance is payable in shares of common stock on retirement or other employment termination. In-service withdrawals are not permitted.
(6)   The Deferred Compensation Plan For Officers is an unfunded, nonqualified deferred compensation plan that allows officers to defer payment of up to 50% of base salary and up to 100% of annual incentive compensation until retirement or other employment termination. The Company makes no contributions to the Deferred Compensation Plan For Officers. Participants may also elect an in-service distribution during a designated calendar year or over a period of not more than ten years, or upon a change in control of the Company. Commencing at retirement after age 60 or one year thereafter, payment is made, at the participant’s election, in a single sum or equal annual installment payments over a period of not more than ten years, provided that distribution in a single sum is automatically made on termination for reasons other than retirement or disability. Participants direct the manner in which their account balances are deemed invested among an array of investment funds, and notional earnings are credited to participant accounts based on fund returns. Accounts are 100% vested at all times.

56	The Home Depot 2021 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause or For Good Reason
The employment arrangements with our NEOs do not entitle them to any severance payments upon employment termination. They would, however, be entitled to any vested benefits under Company plans in which they participate. Each of the NEOs is subject to non-competition and non-solicitation restrictions for periods ranging from 24 to 36 months post-termination. Each NEO is also subject to post-termination confidentiality restrictions.
Change in Control
The Company does not maintain change in control agreements for its executives. Our standard form of equity award agreement adopted by the LDC Committee provides for accelerated vesting if the executive is terminated without cause within 12 months following a change in control. Prior to Fiscal 2013, our equity awards provided for accelerated vesting solely upon a change in control regardless of any termination of employment. The vast majority of these awards have vested in accordance with their terms.
The following table sets forth the estimated value that the NEOs would be entitled to receive due to accelerated vesting of outstanding awards assuming a change in control of the Company as of January 31, 2021, both with and without a termination of employment. In addition, in the event of a termination of employment, the NEOs would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 56 of this Proxy Statement.

CHANGE IN CONTROL
	Change in Control Only	Change in Control Followed by Termination Without Cause
Name	Value of Restricted Stock Awards ($)(1)	Value of Additional Restricted Stock and Option Awards Vesting on Termination ($)(2)	Value of Performance Shares Vesting on Termination ($)(3)	Total Assuming Change in Control AND Termination of Employment ($)
Craig A. Menear	—	28,083,286	12,962,528	41,045,814
Richard V. McPhail	—	4,344,815	2,517,272	6,862,087
Edward P. Decker	1,760,330	9,682,518	3,905,766	15,348,614
Ann-Marie Campbell	—	10,397,549	3,905,766	14,303,315
Mark Q. Holifield	—	8,392,642	3,905,766	12,298,408

(1) Value reflects outstanding shares of restricted stock granted prior to Fiscal 2013, multiplied by a closing stock price of $270.82 on January 29, 2021.
(2) Value reflects outstanding shares of restricted stock granted since Fiscal 2013, multiplied by a closing stock price of $270.82 on January 29, 2021, and the intrinsic value as of January 29, 2021 of outstanding unvested stock options granted in Fiscal 2013 through Fiscal 2020, using the closing stock price of $270.82 on January 29, 2021.
(3) Value reflects the following: (a) for the Fiscal 2019-2021 performance share award, (i) shares that would have been earned based on 103.8% actual performance at the end of Fiscal 2020 multiplied by a ratio of 728 days in the performance period through January 31, 2021 to 1,092 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 364 days remaining in the performance period after January 31, 2021 to 1,092 total days in the performance period; and (b) for the Fiscal 2020-2022 performance share award, (i) shares that would have been earned based on 200.0% actual performance at the end of Fiscal 2020 multiplied by a ratio of 364 days in the performance period through January 31, 2021 to 1,092 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 728 days remaining in the performance period after January 31, 2021 to 1,092 total days in the performance period. In each case, the number of performance shares obtained is multiplied by a closing stock price of $270.82 on January 29, 2021 to determine the value as of the end of Fiscal 2020. Amounts include dividend equivalents accrued through the end of Fiscal 2020 converted into additional performance shares. Amounts do not include the value of the Fiscal 2018-2020 award because it was earned as of January 31, 2021, the last day of the performance period, and would be received regardless of whether there was a change in control.

The Home Depot 2021 Proxy Statement	57

Termination Due to Death or Disability
Equity awards made to salaried associates, including the NEOs, generally provide for accelerated vesting of the award upon employment termination due to death or disability. The following table sets forth the estimated value of benefits that the NEOs would be entitled to receive assuming death or disability as of January 31, 2021. In addition, the NEOs would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 56 of this Proxy Statement.

DEATH OR DISABILITY
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)		Death Benefit ($)(4)	Total ($)
Craig A. Menear	28,083,286	16,717,448	(2)	400,000	45,200,734
Richard V. McPhail	4,344,815	1,345,434	(3)	400,000	6,090,249
Edward P. Decker	11,442,848	2,247,264	(3)	400,000	14,090,112
Ann-Marie Campbell	10,397,549	2,247,264	(3)	400,000	13,044,813
Mark Q. Holifield	8,392,642	5,037,523	(2)	400,000	13,830,165

(1) Value reflects outstanding restricted stock at the end of Fiscal 2020, multiplied by a closing stock price of $270.82 on January 29, 2021, and outstanding unvested stock options based on the intrinsic value as of January 31, 2021, using the closing stock price of $270.82 on January 29, 2021.
(2) Value reflects the following: (a) for the Fiscal 2019-2021 performance share award, the shares that would have been earned based on 103.8% actual performance at the end of Fiscal 2020; and (b) for the Fiscal 2020-2022 performance share award, the shares that would have been earned based on 200.0% actual performance at the end of Fiscal 2020. The number of performance shares obtained is multiplied by a closing stock price of $270.82 on January 29, 2021 to determine the value as of the end of Fiscal 2020. Amounts include dividend equivalents accrued through the end of Fiscal 2020 converted into additional performance shares. Amounts do not include the value of the Fiscal 2018-2020 award because it was earned as of January 31, 2021, the last day of the performance period, and would be received regardless of the individual’s death or disability.
(3) Value reflects the following: (a) for the Fiscal 2019-2021 performance share award, the prorated portion of shares that would have been earned based on 103.8% actual performance at the end of Fiscal 2020 multiplied by a ratio of 728 days in the performance period through January 31, 2021 to 1,092 total days in the performance period; and (b) for the Fiscal 2020-2022 performance share award, the prorated portion of shares that would have been earned based on 200.0% actual performance at the end of Fiscal 2020 multiplied by a ratio of 364 days in the performance period through January 31, 2021 to 1,092 total days in the performance period. The number of performance shares obtained is multiplied by a closing stock price of $270.82 on January 29, 2021 to determine the value as of the end of Fiscal 2020. Amounts include dividend equivalents accrued through the end of Fiscal 2020 converted into additional performance shares. Amounts do not include the value of the Fiscal 2018-2020 award because it was earned as of January 31, 2021, the last day of the performance period, and would be received regardless of the individual’s death or disability.
(4) Value reflects a death benefit under the death-benefit-only program, which is only paid out upon death, not disability.

58	The Home Depot 2021 Proxy Statement

Termination Due to Retirement
With very few exceptions, equity awards made to salaried associates, including the NEOs, provide that the awards are no longer forfeitable upon retirement on or after age 60 with at least five years of continuous service with the Company. As of January 31, 2021, Mr. Menear and Mr. Holifield were the only NEOs who had met this condition. The following table sets forth the estimated value of benefits that Mr. Menear and Mr. Holifield would be entitled to receive assuming termination due to retirement as of January 31, 2021. Mr. Menear and Mr. Holifield would also be entitled to amounts under the Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 56 of this Proxy Statement.

RETIREMENT
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Total ($)
Craig A. Menear	28,083,286	16,717,448	44,800,734
Mark Q. Holifield	8,392,642	5,037,523	13,430,165
(1) Value reflects restricted stock grants that have the retirement eligibility provision described above and that are outstanding at the end of Fiscal 2020, multiplied by a closing stock price of $270.82 on January 29, 2021, and unvested stock options that have the retirement eligibility provision, based on the intrinsic value as of January 31, 2021, using the closing stock price of $270.82 on January 29, 2021. The restricted stock grants would remain non-transferable, and the stock options would remain non-exercisable, until the time-based vesting dates.
(2) Value reflects the following: (a) for the Fiscal 2019-2021 performance share award, the shares that would have been earned based on 103.8% actual performance at the end of Fiscal 2020; and (b) for the Fiscal 2020-2022 performance share award, the shares that would have been earned based on 200.0% actual performance at the end of Fiscal 2020. The number of performance shares obtained is multiplied by a closing stock price of $270.82 on January 29, 2021 to determine the value as of the end of Fiscal 2020. Amounts include dividend equivalents accrued through the end of Fiscal 2020 converted into additional performance shares. Amounts do not include the value of the Fiscal 2018-2020 award because it was earned as of January 31, 2021, the last day of the performance period, and would be received regardless of the individual’s retirement.

The Home Depot 2021 Proxy Statement	59

CEO PAY RATIO

Compensation at all levels of the Company is aligned with our philosophy of taking care of our associates and motivating them to deliver a superior customer experience. Non-management associates (full- and part-time) participate in our Success Sharing bonus program, which provides semi-annual cash awards for performance against our business plan, including sales plan and productivity goals. In addition, non-management associates are eligible to earn awards for superior performance and customer service at the individual, store, facility, and district levels. Due to the outstanding performance of our non-management associates in Fiscal 2020, we made substantial payouts under our Success Sharing program, with 100% of stores receiving Success Sharing in each of the first and second halves of Fiscal 2020. This resulted in record Success Sharing bonus payments to our non-management associates of approximately $616 million for Fiscal 2020. In addition, we established a merit increase budget for our associates in Fiscal 2020 of between 2.5% and 3%, and we continued our practice of making matching contributions under the FutureBuilder 401(k) Plan. We also provided a variety of recognition and teambuilding awards to recognize and reward top-performing associates and support morale.
As noted above in the Executive Summary of the Compensation Discussion and Analysis on page 33, we took a number of steps in Fiscal 2020 to enhance associate pay and benefits in light of the pandemic. In the third quarter of Fiscal 2020, we began to transition from these temporary COVID-19 benefits to permanent compensation enhancements for our frontline, hourly associates. On an annualized basis, this change could result in approximately $1 billion of expected incremental expense. In total, we provided approximately $2.0 billion in enhanced pay and benefits for associates in Fiscal 2020. This amount is in addition to the compensation discussed in the previous paragraph of this section.
In accordance with SEC rules, the following ratio compares the annual total compensation of our median-paid (or middle) associate (the “median-paid associate”) with the annual total compensation of Craig Menear, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).
•The annual total compensation of our median-paid associate, other than our CEO, was $27,389. Our median-paid associate for Fiscal 2020 was an hourly employee in the U.S. COVID-related pay and benefits, Success Sharing based on our strong operating results, and the transition to permanent compensation enhancements contributed to the year-over-year increase in the compensation of our median-paid associate.
•The annual total compensation of our CEO, as reported in the Summary Compensation Table on page  47, was $13,995,092.
•Based on this information, for Fiscal 2020 the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid associate was 511 to 1.
For purposes of the above disclosure, we are required to identify our median-paid associate based upon our total workforce, without regard to their location, compensation arrangements, or full-time, part-time or seasonal status. To identify the median-paid associate, we used the following methodology, material assumptions, adjustments, and estimates:
•We determined our median-paid associate as of December 31, 2020, which was within the last three months of Fiscal 2020 as required by the pay ratio rule.
•At the end of Fiscal 2020, we employed a total of approximately 504,800 associates, of which approximately 451,500 were employed in the U.S. and approximately 53,300 were employed outside of the U.S. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our associates in each of Mexico (approximately 18,600), China (244), India (20), Vietnam (16), Italy (1), Poland (1), and Turkey (2), which in total are approximately 18,900 associates, or 3.7% of our total associates. We also excluded 5,942 individuals who became associates as a result of the acquisition of HD Supply in December 2020 in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.
•For Fiscal 2020, we identified our median-paid associate using W-2 payroll data (or the equivalent for our Canadian associates), rounded to the nearest dollar, for all associates included in the calculation. In

60	The Home Depot 2021 Proxy Statement

Fiscal 2020, as we have done in prior years, we annualized pay for newly hired associates and associates on leave. We pay our Canadian associates in Canadian Dollars. For the purposes of this calculation, their pay was converted into U.S. Dollars using the exchange rate in effect on December 31, 2020. For Fiscal 2020, we had several full-year associates with the same dollar amount of W-2 compensation. Therefore, for each such associate we determined the associate’s annual total compensation for Fiscal 2020, which ended January 31, 2021, and then identified the median-paid associate from that group based on the annual total compensation measure. This amount, consistent with the compensation of our CEO, includes annual incentive compensation earned in Fiscal 2020 and paid in March 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s equity compensation plans as of the end of Fiscal 2020.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders(1)	5,457,781	(2)	$129.50	(3)	138,853,612	(4)
Equity Compensation Plans Not Approved by Security Holders(5)	168,937	(6)	$—	(7)	18,599,003	(8)
Total	5,626,718				157,452,615

(1) These plans are the 1997 Plan, the Omnibus Plan, the ESPP and the Directors Plan. The Directors Plan allows the Company’s outside directors to elect to defer their cash retainers for deferred stock units payable in shares of the Company’s common stock on termination of Board service.
(2) Includes an aggregate of 4,350,205 stock options under the Omnibus Plan, 5,371 deferred shares or deferred stock units under the 1997 Plan, 525,105 deferred shares, deferred stock units or restricted stock units under the Omnibus Plan, 497,273 performance shares under the Omnibus Plan, and 79,827 deferred stock units credited to participant accounts under the Directors Plan. Does not include 6,332 outstanding restricted shares granted under the 1997 Plan and 3,397,154 outstanding restricted shares granted under the Omnibus Plan.
(3) Weighted-average exercise price of outstanding options; excludes deferred shares, deferred stock units, deferred stock rights, restricted stock units, performance shares and shares of restricted stock under the 1997 and Omnibus Plans, deferred stock units under the Directors Plan, and rights to purchase shares under the ESPP.
(4) Represents 119,525,265 shares under the Omnibus Plan, 17,351,279 shares under the ESPP (see Note 8 to the Company’s consolidated financial statements included in the 2020 Form 10-K and Exhibit 10.12 to the 2020 Form 10-K), and 1,977,068 shares under the Directors Plan.
(5) These plans are the Company’s Non-U.S. ESPP (see Note 8 to the Company’s consolidated financial statements in the 2020 Form 10-K and Exhibit 10.12 to the 2020 Form 10-K) and the Restoration Plan (see Note 9 to the Company’s consolidated financial statements in the Company’s 2020 Form 10-K and Exhibits 10.8 and 10.9 to the 2020 Form 10-K).
(6) Represents deferred stock units under the Restoration Plan referred to in footnote 5.
(7) Outstanding equity consists solely of rights to purchase shares under the Non-U.S. ESPP and deferred stock units granted under the Restoration Plan; therefore, there is no weighted-average exercise price.
(8) Represents shares available under the Non-U.S. ESPP.

The Home Depot 2021 Proxy Statement	61

DIRECTOR COMPENSATION
Our philosophy with respect to director compensation is to align the interests of non-employee directors with the interests of our shareholders. To implement this philosophy, our Corporate Governance Guidelines provide that the annual retainer for non-employee directors must be at least two-thirds equity. The Company presently provides 82% of each director’s annual retainer in Company equity. Furthermore, consistent with our Corporate Governance Guidelines, director equity awards stipulate that shares of Company stock must continue to be held until the director retires from the Board or for one year after Board service ends for any reason other than ordinary Board retirement (at or after age 72), death, disability or a change in control of the Company.
Non-employee director compensation is assessed each year by the LDC Committee, based on input from its independent compensation consultant and taking into account compensation paid to non-employee directors at the companies in the same peer group used for executive compensation purposes, as described above in the Compensation Discussion and Analysis under “Compensation Determination Process—Benchmarking” starting on page 37. For compensation to be paid in Fiscal 2020, this assessment took place in August 2019. Based on this assessment and taking into account the responsibilities of the respective committee Chairs, for Fiscal 2020 the LDC Committee recommended and the Board approved an increase the committee Chair retainers for the Finance and NCG Committees to $20,000, the same amount as the retainer for the LDC Committee Chair.
Each non-employee director who was a Board member during Fiscal 2020 received an annual retainer of $280,000 as of the date of the 2020 annual meeting. The annual retainer was paid in the following manner:
•$230,000 in the form of deferred shares granted under the Omnibus Plan; and
•$50,000 in the form of cash or deferred stock units under the Directors Plan, at the election of the director.
The deferred shares and deferred stock units, together with dividend equivalents that accrue thereon, are payable in shares of the Company’s common stock following termination of Board service. Director compensation is paid for the twelve-month period commencing with each annual meeting of shareholders. A pro rata portion of annual director compensation is paid to directors who become Board members after the annual meeting as follows: 100% for appointments on or before the six-month anniversary of the annual meeting, 50% after the six-month but not later than the nine-month anniversary of the annual meeting, and 25% after the nine-month anniversary of the annual meeting.
For Fiscal 2020, on the date of the 2020 annual meeting the non-employee directors who served as Chairs of the Board committees also received the following amounts:

Committee	Chair Retainer Amount
Audit	$25,000
Finance	$20,000
Leadership Development and Compensation	$20,000
Nominating and Corporate Governance	$20,000
Board committee Chair retainers were payable in cash or deferred stock units under the Directors Plan, at the election of the director.
The Lead Director also receives an additional retainer of $80,000 in the form of cash or, at his election, deferred stock units under the Directors Plan. To meet the two-thirds equity requirement in the Corporate Governance Guidelines, the Lead Director must elect to receive at least 7.7% of the aggregate of his cash retainers in the form of deferred stock units under the Directors Plan, with the remainder paid in the form of cash or deferred stock units under the Directors Plan, at the election of the Lead Director. For Fiscal 2020, our Lead Director elected to receive 100% of his cash retainers in deferred stock units under the Directors Plan.
The Company also pays (or provides for reimbursement of) the travel and accommodation expenses of directors and, when requested by the Company, their spouses, to attend Board meetings, conduct store visits and participate in other corporate functions.

62	The Home Depot 2021 Proxy Statement

The Company maintains a program through which it will match up to $10,000 of charitable donations made by each director, including the Chairman, for each calendar year. In addition, the Company will match up to $5,000 of any non-employee director’s contribution to the political action committee sponsored by the Company with a donation to a charitable organization of the director’s choice. The directors do not receive any financial benefit from these programs because the charitable deductions, to the extent permitted, accrue solely to the Company. Donations under the programs are not made to any charity from which the director (or a party related to the director) directly or indirectly receives compensation.
The following table sets forth the compensation paid to or earned during Fiscal 2020 by our non-employee directors who served during Fiscal 2020.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
Gerard J. Arpey	50,000	230,000	7,000	287,000
Ari Bousbib	70,000	230,000	5,000	305,000
Jeffery H. Boyd	50,000	230,000	5,000	285,000
Gregory D. Brenneman	130,000	230,000	—	360,000
J. Frank Brown	75,000	230,000	10,000	315,000
Albert P. Carey	70,000	230,000	—	300,000
Helena B. Foulkes	70,000	230,000	15,000	315,000
Linda R. Gooden	50,000	230,000	—	280,000
Wayne M. Hewett	50,000	230,000	10,000	290,000
Manuel Kadre	50,000	230,000	—	280,000
Stephanie C. Linnartz	50,000	230,000	15,000	295,000
(1) Fees earned or paid in cash vary because, in addition to the $50,000 annual retainer, they include retainers for Chair and Lead Director positions. Mr. Bousbib, Mr. Boyd, Mr. Brenneman, Mr. Brown, Mr. Carey, Ms. Foulkes, Mr. Kadre, and Ms. Linnartz deferred 100% of their annual cash Board retainers under the Directors Plan, which retainers were converted into stock units that are payable in shares of Company common stock following termination of Board service. Mr. Bousbib, Mr. Brown, Mr. Carey and Ms. Foulkes also deferred 100% of their committee Chair retainers, and Mr. Brenneman deferred 100% of his Lead Director retainer. Dividend equivalents are credited on stock units in the Directors Plan at the same rate, and at the same time, that dividends are paid to shareholders.
(2) Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in Fiscal 2020 computed in accordance with FASB ASC Topic 718. The grant date fair value of the deferred share award granted during Fiscal 2020 is set forth in the following table, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no deferred share forfeitures by the directors during Fiscal 2020.

Grant Date	Shares (#)	Value ($)	Directors Who Received
05/21/2020	955	230,000	Arpey, Bousbib, Boyd, Brenneman, Brown, Carey, Foulkes, Gooden, Hewett, Kadre, Linnartz
(3) As of the end of Fiscal 2020, our non-employee directors who served during Fiscal 2020 held the following outstanding equity:

Name	Restricted Stock	Deferred Shares	Deferred Stock Units	Shares Owned Outright	Shares Owned Indirectly	Total
Gerard J. Arpey	—	9,317	—	1,000	—	10,317
Ari Bousbib	—	75,567	19,459	10,000	—	105,026
Jeffery H. Boyd	—	7,111	1,546	10,000	65	18,722
Gregory D. Brenneman	1,332	92,173	35,003	45,000	16,877	190,385
J. Frank Brown	—	30,399	7,169	1,000	—	38,568
Albert P. Carey	—	67,373	9,526	1,100	—	77,999
Helena B. Foulkes	—	16,353	3,639	313	—	20,305
Linda R. Gooden	—	9,284	179	1,500	—	10,963
Wayne M. Hewett	—	12,842	1,571	1,650	—	16,063
Manuel Kadre	—	3,464	753	3,000	—	7,217
Stephanie C. Linnartz	—	3,547	771	1,030	—	5,348
(4) Amounts reported reflect matching charitable contributions.

The Home Depot 2021 Proxy Statement	63

LEADERSHIP DEVELOPMENT AND COMPENSATION
COMMITTEE REPORT
Each member of the LDC Committee is independent under SEC rules, NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.
The LDC Committee acts under a written charter which sets forth its responsibilities and duties, as well as requirements for the LDC Committee’s composition and meetings. The LDC Committee’s primary responsibility is to (a) assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, (b) oversee the development of executive succession plans, and (c) approve compensation strategy, including the corporate goals and objectives relevant to the compensation of the Company’s senior executive officers, including the CEO, to ensure that management is afforded appropriate incentives and rewarded appropriately for contributions to the Company’s growth and profitability and that the executive compensation strategy supports the Company’s objectives and shareholder interests.
The LDC Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s equity-based and incentive-based compensation plans, regularly evaluates the effectiveness of the Company’s overall executive compensation program, and reviews the overall compensation and benefits strategy for all associates of the Company to ensure consistency with the Company’s stated compensation strategy, including human capital management and diversity and inclusion matters. In addition, the LDC Committee periodically reviews the compensation and benefits offered to non-employee directors and recommends changes as appropriate.
A more complete description of the LDC Committee’s functions is set forth in the LDC Committee charter, which is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The LDC Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal 2020.
This report has been furnished by the current members of the LDC Committee:
•    Albert P. Carey, Chair
•    Linda R. Gooden
•    Wayne M. Hewett
•    Stephanie C. Linnartz

64	The Home Depot 2021 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table shows the Company common stock beneficially owned, as of March 5, 2021, by our directors, the NEOs, and our directors and executive officers as a group. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk (*) in the Percent of Class column indicates beneficial ownership of less than 1%. The percentage ownership is based on the number of shares of our common stock outstanding as of March 5, 2021.

Name of Beneficial Owner	Total Beneficial Ownership(1)		Deferred Shares/ Stock Units(7)	Percent of Class
Craig A. Menear	879,136	(2)	13,257	*
Gerard J. Arpey	1,000		9,317	*
Ari Bousbib	10,000		95,025	*
Jeffery H. Boyd	10,065	(3)	8,657	*
Gregory D. Brenneman	63,209	(4)	127,175	*
J. Frank Brown	1,000		37,568	*
Albert P. Carey	1,100		76,900	*
Helena B. Foulkes	313		19,992	*
Linda R. Gooden	1,500		9,463	*
Wayne M. Hewett	1,650		14,413	*
Manuel Kadre	3,000		4,217	*
Stephanie Linnartz	1,030		4,318	*
Ann-Marie Campbell	99,865	(5)	4,770	*
Edward P. Decker	215,091		7,333	*
Mark Q. Holifield	58,951		7,657	*
Richard V. McPhail	65,444		2,825	*
Directors and executive officers as a group (21 people)	1,901,564	(6)	457,583	0.18%
(1) Represents the number of shares beneficially owned, which includes equivalent shares credited under our FutureBuilder 401(k) Plan and restricted stock granted under the Omnibus Plan and the 1997 Plan. In addition, these amounts include shares subject to options exercisable within 60 days of March 5, 2021 as follows: Craig A. Menear – 700,072; Ann-Marie Campbell – 44,936; Edward P. Decker – 138,381; Mark Q. Holifield – 33,298; Richard V. McPhail – 42,922; and directors and executive officers as a group (21 people) – 1,271,592. Amounts in this column do not include shares to be received upon settlement of deferred stock units or deferred shares more than 60 days after March 5, 2021, which shares are reflected in the Deferred Shares/Stock Units column of the table. The deferred stock units and deferred shares have no voting rights. Our Securities Laws Policy requires directors and executive officers to pre-clear any pledge of shares of our common stock as security for any indebtedness (including any margin loans), and none of our directors or executive officers has any such pledged shares. Consistent with our anti-hedging policy, described more fully on page 45 of the Compensation Discussion and Analysis, none of our directors or executive officers has entered into any hedging transactions with regard to his or her ownership of our common stock.
(2) This amount includes 24,100 shares held in a family trust.
(3) This amount includes 65 shares held by Brothers Brook LLC, of which Mr. Boyd is the Managing Director.
(4) This amount includes 16,877 shares held by a family member.
(5) This amount includes 5,065 shares held by a charitable trust.
(6) This amount includes the shares reflected in footnotes 2-5 above and 60 shares held by a spouse.
(7) These amounts reflect deferred shares and deferred stock units granted under the Omnibus Plan, deferred stock units granted under the Directors Plan, and stock units granted under the Restoration Plan. None of these amounts are included in the Percent of Class calculation.

The Home Depot 2021 Proxy Statement	65

The following table contains information about the number of shares of our common stock held as of December 31, 2020 by persons we know to be the beneficial owners of more than 5% of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of March 5, 2021.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	89,730,498	8.3%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	72,153,993	6.7%

(1) Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group, Inc. reported that it has sole dispositive power as to 84,989,379 of these shares, shared dispositive power as to 4,741,119 of these shares, and shared voting power as to 1,804,708 of these shares.
(2) Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 5, 2021. BlackRock, Inc. reported that it has sole dispositive power as to all of these shares and sole voting power as to 61,467,956 of these shares.

66	The Home Depot 2021 Proxy Statement

ABOUT THE 2021 ANNUAL MEETING OF SHAREHOLDERS
WHEN AND WHERE IS THE MEETING?
The 2021 Annual Meeting of Shareholders of the Company will be held on Thursday, May 20, 2021, from 9:00 a.m., Eastern Time, to 10:00 a.m., Eastern Time. The Meeting will be held entirely online via live audio webcast at www.virtualshareholdermeeting.com/HD2021.
WHY ARE WE HAVING A VIRTUAL MEETING?
In light of the continuing COVID-19 pandemic and for the safety of our shareholders, associates, and other members of the community, this year’s Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. We believe this facilitates shareholder attendance and participation. It also reduces our costs and, in a small way, the carbon footprint of our activities. We have also worked to offer the same participation opportunities as if you attended the Meeting in person. Please see below for detailed information on how to attend the Meeting, vote your shares, submit questions, and examine our shareholder list.
HOW DO I ATTEND THE MEETING?
Shareholders of record as of the close of business on March 22, 2021, the record date, or “street name” holders that hold a legal proxy, broker’s proxy card or voting information form provided by their bank, broker or nominee, can attend the Meeting by accessing www.virtualshareholdermeeting.com/HD2021 and entering the 16-digit control number included in their proxy materials. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.
If you do not have a 16-digit control number or you lost your control number, you may still attend the Meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/HD2021 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions, vote or examine the list of shareholders during the Meeting if you participate as a guest.
You may log into the Meeting beginning at 8:45 a.m., Eastern Time on May 20, 2021, and the Meeting will begin promptly at 9:00 a.m., Eastern Time. We recommend that you log in before the Meeting starts to allow time to check your internet connection, confirm your browser is up-to-date, and ensure you can hear the streaming audio. If you experience any technical difficulties accessing the Meeting or during the Meeting, please call the toll-free number that will be available on www.virtualshareholdermeeting.com/HD2021 for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the Meeting. If there are any technical issues in convening or hosting the Meeting, we will promptly post information to our Investor Relations website at https://ir.homedepot.com/shareholder-services/annual-meeting, including information on when the Meeting will be reconvened.
A link to a replay of the Meeting will be posted to our Investor Relations website at https://ir.homedepot.com under “Events and Presentations” following the Meeting.
WHAT AM I VOTING ON?
You will be voting on the following items:
•Election to the Board of the 12 nominees named in this Proxy Statement to serve until the 2022 Annual Meeting of Shareholders;
•Ratification of the appointment of KPMG as the independent registered public accounting firm of the Company for Fiscal 2021;
•The advisory Say-on-Pay vote;
•The three shareholder proposals described in this Proxy Statement, if properly presented; and
•Any other business properly brought before the Meeting.
The proponents of the shareholder proposals to be voted on at the Meeting will be provided with the opportunity to present their proposals by remote communications or similar means.
The Board recommends that you vote “For” each of the director nominees, the ratification of KPMG, and Say-on-Pay.
The Board recommends that you vote “Against” each of the shareholder proposals.

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WHO IS ENTITLED TO VOTE?
Holders of record of shares of the Company’s common stock as of the close of business on March 22, 2021, the record date for the Meeting, are entitled to vote. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. As of March 22, 2021, we had 1,075,223,611 shares of common stock outstanding.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
In order for us to conduct the Meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 22, 2021 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the Meeting and properly submit your vote online during the Meeting, or if you properly return a proxy or voting instruction form over the Internet, by telephone or by mail as explained in more detail below. Abstentions and broker non-votes (as defined below) will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal. If a quorum is not present at the Meeting, the Meeting may be adjourned from time to time until a quorum is present.
CAN I ASK QUESTIONS AT THE MEETING?
Yes. As part of the Meeting, we will hold a question and answer session, which will include questions submitted both live and prior to the Meeting. You may submit a question before the Meeting at www.proxyvote.com after logging in with your 16-digit control number until the day before the Meeting. Alternatively, you will be able to submit questions live during the Meeting by accessing the Meeting at www.virtualshareholdermeeting.com/HD2021 using your 16-digit control number.
Shareholder questions or comments are welcome, but we will only answer questions pertinent to Meeting matters, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Meeting matters and therefore will not be answered at the Meeting. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. In addition, we will not address comments or questions that are derogatory to individuals or otherwise in bad taste, related to personal grievances, or matters of individual concern that are not of interest to shareholders generally. Detailed guidelines for submitting questions during the Meeting and Rules of Conduct for the Meeting will be available at https://ir.homedepot.com/shareholder-services/annual-meeting and www.virtualshareholdermeeting.com/HD2021.
If we are unable to answer your question during the Meeting due to time constraints, you are encouraged to contact The Home Depot Investor Relations department at investor_relations@homedepot.com.
WHO IS SOLICITING MY VOTE?
The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Meeting.
HOW DO I VOTE BEFORE THE MEETING?
If you are a registered shareholder, which means you hold your shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A., you have three options for voting before the Meeting:
•Over the Internet, at www.proxyvote.com, by following the instructions on the Notice or proxy card;
•By telephone, by dialing 1-800-690-6903; or
•By completing, dating, signing and returning a proxy card by mail.
If your valid proxy is received by Internet, telephone or mail, your shares will be voted at the Meeting in accordance with your instructions.
If you are a beneficial holder, meaning you hold your shares in “street name” through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions on the voting instruction form that your bank or broker provides.

68	The Home Depot 2021 Proxy Statement

MAY I VOTE AT THE MEETING?
Yes. Shares held directly in your name as the stockholder of record may be voted if you are attending the Meeting by entering the 16-digit control number found on your proxy card or Notice of Internet Availability when you log into the Meeting. Even if you plan to attend the Meeting, we recommend that you vote in advance, as described above under “How Do I Vote Before the Meeting?” so that your vote will be counted if you later decide not to attend the Meeting.
Shares held in street name through a brokerage account or by a broker, bank or other nominee may be voted at the Meeting by entering the 16-digit control number found on your voter instruction form when you log into the Meeting.
MAY I REVOKE MY PROXY AND/OR CHANGE MY VOTE?
Yes. You may revoke your proxy and/or change your vote by:
•Signing another proxy card with a later date and delivering it to us before the Meeting;
•Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 19, 2021;
•Voting during the Meeting before the polls close using your 16-digit control number; or
•Notifying the Company’s Corporate Secretary in writing before the Meeting that you revoke your proxy.
HOW DO I VOTE IF I PARTICIPATE IN ONE OF THE COMPANY’S RETIREMENT PLANS?
You may vote your shares over the Internet, by telephone, by mail or during the Meeting as if you are a registered shareholder, as described in this Proxy Statement. By voting, you are instructing the trustee of your plan to vote all of your shares as directed. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the self-directed brokerage window of your plan or you participate in one of the Company’s Canada-based retirement plans and, in either case, you do not vote those shares, those shares will not be voted.
WHAT IF I SIGN AND RETURN MY PROXY BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
Proxies that are signed, dated and returned but do not contain voting instructions will be voted:
•“For” the election of all of the 12 named director nominees;
•“For” the ratification of the appointment of KPMG;
•“For” the advisory Say-on-Pay vote;
•“Against” each shareholder proposal; and
•On any other matters properly brought before the Meeting, in accordance with the best judgment of the named proxies.
WILL MY SHARES BE VOTED IF I DO NOT PROVIDE A PROXY OR VOTING INSTRUCTION FORM?
If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card, you must attend the Meeting in order to vote.
If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”
The ratification of KPMG as the Company’s independent registered public accounting firm for Fiscal 2021 is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.
The other proposals will be considered non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

The Home Depot 2021 Proxy Statement	69

HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS?
The following table provides information about the votes needed to approve each proposal. A “majority of votes cast” means the number of “For” votes exceeds the number of “Against” votes.

Items of Business		Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non-Vote
1.	Election of 12 directors	For each director nominee	Majority of votes cast	None	None
2.	Ratification of KPMG	For	Majority of votes cast	None	Not applicable
3.	Say-on-Pay	For	Majority of votes cast	None	None
4-6.	Shareholder proposals	Against each proposal	Majority of votes cast	None	None
•Election of Directors: Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected and qualified. However, our By-Laws provide that any incumbent director who fails to receive a majority of votes cast in an uncontested election must promptly tender his or her resignation to the Board for consideration. The NCG Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and publicly disclose its decision within 90 days following certification of election results. The director who tenders his or her resignation will not participate in the NCG Committee’s recommendation or in the Board’s decision.
•Say-on-Pay: While this proposal is advisory in nature and not binding on the Company, our LDC Committee and Board will consider the voting results in formulating future executive compensation policy.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR VOTING INSTRUCTION FORM?
This means that your shares are registered in different names or are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. We encourage you to register all shares in the same name and address by contacting our transfer agent, Computershare, at 1-800-577-0177. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.
WHY DID SOME SHAREHOLDERS RECEIVE A NOTICE WHILE OTHERS RECEIVED A PRINTED SET OF PROXY MATERIALS?
We are allowed to furnish our proxy materials to requesting shareholders over the Internet, rather than by mailing printed copies, so long as we send them a “Notice of Internet Availability of Proxy Materials.” The Notice tells shareholders how to access and review the Proxy Statement and 2020 Annual Report online and how to vote over the Internet at www.proxyvote.com. Using this method of proxy delivery expedites the receipt of proxy materials by our shareholders, reduces the cost of printing and mailing the full set of proxy materials, and helps us contribute to sustainable practices. If you receive the Notice and would like to receive printed proxy materials, follow the instructions in the Notice. If you receive printed proxy materials, you will not receive the Notice, but you may still access our proxy materials and submit your proxy over the Internet at www.proxyvote.com.
AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT TO SHAREHOLDERS
Only one copy of the Notice or this Proxy Statement and the 2020 Annual Report is being delivered to shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. Shareholders sharing an address who wish to receive separate copies of the Notice or this Proxy Statement and the 2020 Annual Report, or who wish to begin receiving a single copy of such materials, may make such request as follows:
•If you are a registered shareholder, by writing to Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095; or
•If you are a beneficial owner, by contacting your broker, dealer, bank, voting trustee or other nominee.

70	The Home Depot 2021 Proxy Statement

Registered shareholders sharing an address who elect to receive a single copy of the Notice or this Proxy Statement and the 2020 Annual Report will continue to receive separate proxy cards.
You may also elect to receive the Notice or this Proxy Statement and the 2020 Annual Report via e-mail by contacting Broadridge if you are a registered shareholder, by contacting your bank or broker if you are a beneficial owner, or by visiting our Investor Relations website at https://ir.homedepot.com under “Shareholder Services > Electronic Delivery of Proxy Materials.”
Additional copies of this Proxy Statement and the 2020 Annual Report will be provided without charge to shareholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339, or by calling (770) 384-2871. Copies may also be obtained via the Internet at https://ir.homedepot.com under “Financial Reports.”
WILL YOU MAKE A LIST OF SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING AVAILABLE?
We will make available a list of shareholders of record as of the record date for inspection by shareholders for any purpose germane to the Meeting. An electronic version of this list will be available for examination by shareholders at www.virtualshareholdermeeting.com/HD2021 during the Meeting, along with the proxy materials for the Meeting. You must have your 16-digit control number to access the shareholder list. Information on how to access the list of shareholders from May 10, 2021 until the Meeting will be provided at https://ir.homedepot.com/shareholder-services/annual-meeting.
WHERE AND WHEN WILL I BE ABLE TO FIND THE VOTING RESULTS?
You can find the official results of the voting at the Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

The Home Depot 2021 Proxy Statement	71

GENERAL

DELINQUENT SECTION 16(a) REPORTS

Based on a review of reports required to be filed with the SEC during Fiscal 2020 by directors, officers and beneficial owners of more than ten percent of the outstanding shares of common stock of the Company pursuant to Section 16(a) of the Exchange Act, and a review of written certifications provided by them to the Company, we believe that our directors and executive officers timely complied with the requirements of Section 16(a) of the Exchange Act during Fiscal 2020, except for one Form 4 filing for Matthew Carey, our Executive Vice President and Chief Information Officer, reporting two transactions in prior years.
SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE 2022 ANNUAL MEETING

Proposals to Be Included in Next Year’s Proxy Statement
To be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2022 Annual Meeting of Shareholders, proposals by shareholders for business other than director nominations must be submitted in writing not less than 120 calendar days (December 6, 2021) prior to the anniversary of the date this 2021 Proxy Statement was first sent to shareholders and must comply with the other requirements of SEC Rule 14a-8. Director nominations to be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2022 Annual Meeting of Shareholders must be received no earlier than 150 calendar days (November 6, 2021) and no later than 120 calendar days (December 6, 2021) prior to the anniversary of the date this 2021 Proxy Statement was first sent to shareholders and must comply with the other requirements of our By-Laws. However, if next year’s annual meeting is to be held more than 30 days before or 30 days after the anniversary of this year’s annual meeting, notice of the nomination must be received no earlier than 150 days and no later than 120 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.
Proposals Not to Be Included in Next Year’s Proxy Statement
Our By-Laws also establish advance notice procedures with regard to shareholder proposals or director nominations that are not submitted for inclusion in the Proxy Statement but that a shareholder instead wishes to present directly at the 2022 Annual Meeting of Shareholders. For all proposals of business other than director nominations to be considered at next year’s annual meeting but not included in the Proxy Statement, notice must be received no earlier than 120 calendar days (January 20, 2022) and no later than 90 calendar days (February 19, 2022) prior to the anniversary of this year’s annual meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of this year’s annual meeting, notice of the proposal must be received no earlier than 120 days and no later than 90 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.
A formal nomination by a shareholder of a candidate for election as a director to be considered at next year’s annual meeting but not included in the Proxy Statement must be in writing and received by our Corporate Secretary no earlier than 90 calendar days (February 19, 2022) and no later than 60 calendar days (March 21, 2022) prior to the anniversary of this year’s annual meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of this year’s annual meeting, notice of the nomination must be received no earlier than 90 days and no later than 60 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.
General Requirements
Each proposal submitted must be a proper subject for shareholder action at the meeting, and all proposals and nominations must comply with the requirements of our By-Laws. All proposals and nominations must be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339, or by email to shareholder_proposals@homedepot.com. The shareholder proponent must appear in person to present the proposal or nomination at the meeting or send a qualified representative to present such proposal or nomination. If a shareholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of SEC Rule 14a-8 or our By-Laws, the shareholder will not be permitted to present the proposal or nomination for a vote at the meeting.

72	The Home Depot 2021 Proxy Statement

OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.
SOLICITATION OF PROXIES

The Company is paying the full costs of the solicitation of proxies. Proxies may be solicited on behalf of the Board by mail, telephone, other electronic means or in person. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $21,250, plus expenses. We will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to our shareholders. Additionally, some of our directors, officers or associates may solicit shareholders by mail, telephone, other electronic means or in person. None of these persons will receive any additional or special compensation for doing so.

The Home Depot 2021 Proxy Statement	73

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PRINTED ON RECYCLED PAPER

THE HOME DEPOT, INC. STORE SUPPORT CENTER BUILDING 2455 PACES FERRY ROAD ATLANTA, GA 30339-4024
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Use your 16-digit control number to access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/HD2021

You may attend the meeting via the Internet and vote during the meeting. Use your 16-digit control number to access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D39306-P52917	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HOME DEPOT, INC.
The Board of Directors recommends a vote FOR all director nominees.

1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain
	1a. Gerard J. Arpey	☐	☐	☐	2.	Ratification of the Appointment of KPMG LLP	☐	☐	☐
	1b. Ari Bousbib	☐	☐	☐	3.	Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	☐	☐	☐
	1c. Jeffery H. Boyd	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposals 4-6.		For	Against	Abstain
	1d. Gregory D. Brenneman	☐	☐	☐	4.	Shareholder Proposal Regarding Amendment of Shareholder Written Consent Right	☐	☐	☐
	1e. J. Frank Brown	☐	☐	☐	5.	Shareholder Proposal Regarding Political Contributions Congruency Analysis	☐	☐	☐
	1f. Albert P. Carey	☐	☐	☐	6.	Shareholder Proposal Regarding Report on Prison Labor in the Supply Chain	☐	☐	☐
	1g. Helena B. Foulkes	☐	☐	☐
	1h. Linda R. Gooden	☐	☐	☐
	1i. Wayne M. Hewett	☐	☐	☐
	1j. Manuel Kadre	☐	☐	☐
	1k. Stephanie C. Linnartz	☐	☐	☐
	1l. Craig A. Menear	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

INFORMATION ABOUT THE HOME DEPOT, INC. 2021 ANNUAL MEETING OF SHAREHOLDERS
The Company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit
www.virtualshareholdermeeting.com/HD2021 and be sure to have your 16-digit control number available.
NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

TIME:	WHO MAY VOTE:
9:00 a.m., Eastern Time on Thursday, May 20, 2021	You may vote if you were a shareholder of record as of the close of business on March 22, 2021.
PLACE:
Meeting live via the Internet. Please visit www.virtualshareholdermeeting.com/HD2021.	ANNUAL MEETING MATERIALS: A copy of the Proxy Statement and our 2020 Annual Report are available at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING: The Proxy Statement is first being mailed to shareholders on or about April 5, 2021.
By Order of the Board of Directors
Teresa Wynn Roseborough, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 20, 2021:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
D39307-P52917

PROXY/VOTING INSTRUCTION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2021

The undersigned shareholder hereby appoints Craig A. Menear and Teresa Wynn Roseborough, and each of them individually, attorneys and proxies for the undersigned with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the 2021 Annual Meeting of Shareholders of The Home Depot, Inc., to be held live via the Internet at www.virtualshareholdermeeting.com/HD2021, on Thursday, May 20, 2021, at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, as directed on the reverse side with respect to the matters set forth on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Participants in the Company’s retirement plans may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card, or by voting electronically. By doing so, you are instructing the trustee to vote all of the shares at the meeting and at any adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote the shares (a) “FOR” the election of the nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the plan trustee upon such other matters as may properly come before the Annual Meeting. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. If, however, voting instructions are not provided and you participate in one of the Company’s Canada-based retirement plans, or in a self-directed brokerage window of a U.S. retirement plan, the shares will not be voted.

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

Your **Vote** Counts!

THE HOME DEPOT, INC.

2021 Annual Meeting
Vote by May 19, 2021
11:59 PM ET

How doers get more done.

D39309-P52917

You invested in THE HOME DEPOT, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 20, 2021.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 6, 2021. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 20, 2021
9:00 a.m. EDT

Virtually at:
www.virtualshareholdermeeting.com/HD2021

*Many shareholder meetings have attendance requirements. Please check the meeting materials for any special requirements for meeting attendance.

V1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors **Nominees:**	
1a.	Gerard J. Arpey	For
1b.	Ari Bousbib	For
1c.	Jeffery H. Boyd	For
1d.	Gregory D. Brenneman	For
1e.	J. Frank Brown	For
1f.	Albert P. Carey	For
1g.	Helena B. Foulkes	For
1h.	Linda R. Gooden	For
1i.	Wayne M. Hewett	For
1j.	Manuel Kadre	For
1k.	Stephanie C. Linnartz	For
1l.	Craig A. Menear	For
2.	Ratification of the Appointment of KPMG LLP	For
3.	Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	For
4.	Shareholder Proposal Regarding Amendment of Shareholder Written Consent Right	Against
5.	Shareholder Proposal Regarding Political Contributions Congruency Analysis	Against
6.	Shareholder Proposal Regarding Report on Prison Labor in the Supply Chain	Against

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

D39310-P52917